As filed with the Securities and Exchange Commission on August 22, 2002
                                     Registration Statement No. 333 - ________
==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  Form S-1
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                                ZiLOG, Inc.
           (Exact name of Registrant as specified in its charter)

           Delaware                                 3674                         13-3092996
(State or Other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)        Identification Number)

                          -----------------------

                              532 Race Street
                         San Jose, California 95126
                               (408) 558-8500
             (Address, including zip code, and telephone number
     Including area code, of Registrant's principal executive offices)
                          -----------------------

                             James M. Thorburn
                    Chairman and Chief Executive Officer
                                ZiLOG, Inc.
                              532 Race Street
                         San Jose, California 95126
                               (408) 558-8500
          (Name, Address, Including Zip Code, and Telephone Number
                 Including Area Code, of Agent for Service)
                            --------------------
                                 Copies to:


     Daniel M. Jochnowitz                             Thomas J. Ivey
Vice President, General Counsel         Skadden, Arps, Slate, Meagher & Flom LLP
         and Secretary                       525 University Avenue, Suite 1100
           ZiLOG, Inc.                         Palo Alto, California 94301
        532 Race Street                              (650) 470-4500
   San Jose, California 95126
         (408) 558-8500

                           --------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

=========================================================================================================================
                                                        CALCULATION OF
                                                       REGISTRATION FEE
=========================================================================================================================
  Title of Shares to Be    Maximum Amount To Be        Proposed Maximum         Proposed Maximum           Amount of
       Registered               Registered         Aggregate Offering Price    Aggregate Offering     Registration Fee (2)
                                                        Per Share (1)                 Price
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value         11,755,000                  $3.06                  $35,970,300                 $0
$0.01 per share
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price on August 20, 2002.

(2) A filing fee in the amount of $45,540 previously paid by ZiLOG, Inc. in connection with the registration statement filed with the Commission on August 3, 2000 is offset against the currently due filing fee of $3,310.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
-------------------------------------------------------------------------------

                           SUBJECT TO COMPLETION,
                           DATED AUGUST 22, 2002

PROSPECTUS

                             11,755,000 Shares


                                ZiLOG, INC.

                                Common Stock
-------------------------------------------------------------------------------

         This prospectus relates to 11,755,000 shares of our common stock held by two of our stockholders. The selling stockholders may offer for sale up to 11,755,000 shares of our common stock at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders may sell their common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

         Investing in the shares involves risks. "Risk Factors" begin on page 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ________.
 ------------------------------------------------------------------------------


                             TABLE OF CONTENTS

Section                                                          Page    Section                                       Page
-------------------------------------------------------    ------   ------------------------------------------------  ------
Prospectus Summary.....................................       1     Management......................................     55
Risk Factors...........................................       7     Related Party Transactions......................     65
Use of Proceeds........................................      17     Principal Stockholders .........................     65
Dividend Policy........................................      17     Selling Stockholders............................     67
Price Range of Common Stock............................      17     Plan of Distribution............................     67
Forward Looking Statements.............................      17     Description of Capital Stock....................     69
Capitalization.........................................      18     Legal Matters...................................     70
Selected Financial Data................................      19     Change in Accountants...........................     70
Management's Discussion and Analysis of
     Financial Condition and Results of Operations.....      22     Experts.........................................     71
                                                                    Where You Can Find More Information.............     71
Business...............................................      43     Index to Financial Statements...................    F-1


                           ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

         In this prospectus, "ZiLOG," "the Company," "our," "us," "we" and similar expressions refer to ZiLOG, Inc. and its subsidiaries. When these expressions are used in this prospectus in connection with ZiLOG Inc.'s reorganization under Chapter 11 of the United States Bankruptcy Code, however, they refer only to the parent company, ZiLOG, Inc., and not to any of its subsidiaries. ZiLOG and Z80 are registered trademarks of ZiLOG, Inc.

         Our interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. The first and second fiscal month of each quarter is four weeks in duration and the final month is five weeks. Each of our interim periods end on Sunday, except the last fiscal period of each year which ends on December 31. However, for financial reporting purposes, we have labeled our interim fiscal periods as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year.

                             PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially.

                                ZiLOG, Inc.

         We are a worldwide supplier of semiconductor products. We design, develop, manufacture and market various families of products in support of this semiconductor market segment. Using proprietary technology that we have developed over our 27-year operating history, we continue to provide semiconductor integrated circuit devices that our customers design into their end products. Our devices, which often include related application software, typically combine a microprocessor and/or digital signal processor, memory, and input and output functions on a single device. Our embedded control devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. For example, some typical applications include devices that control such functions as the speed of a motor, an infrared remote control and the charging cycle of a battery charger. Similarly, our standard products have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies. These devices include serial communication controllers, modems, IrDA transceivers, television display controllers and personal computer peripheral devices. Standard products also include wafer fabrication foundry services for third-party integrated circuit designs.

                                Our Industry

         The semiconductor market is comprised of five broad product segments: micrologic, other logic, memory, analog and discrete devices. We compete in the micrologic device segment.

         Micrologic devices are processor-based semiconductors that include microprocessors, microcontrollers and digital signal processors that typically process information, output data or control signals according to programmed instructions and various external inputs. Micrologic devices also include microperipherals that operate in conjunction with these processor-based devices to provide systems support or to control communications, graphics and images, mass storage, voice and other user input systems.

         Semiconductor manufacturers target the micrologic market through both application specific standard products, which we call ASSPs, tailored for a specific application but not proprietary to a single customer, and general-purpose products, which are neither application nor customer specific. We design, manufacture and market both ASSPs and general-purpose micrologic products.

         Microcontrollers typically include system-on-a-chip, which we call SOC, consisting of a central processing unit, non-volatile program memory, random access memory for data storage and various input/output capabilities. The microcontroller is a complete embedded control solution because it incorporates application-specific software and may include specialized peripheral device controllers and internal or external non-volatile memory components to enable the storage and access of additional program software. Microcontrollers are generally segmented by word length, which is measured in bits.

         Microcontrollers are currently available in 4-bit through 32-bit architectures. Although 4-bit microcontrollers are relatively inexpensive, typically costing less than $1.00 each, they generally have not provided the levels of performance and spectrum of features that design engineers require to differentiate their products today. These 4-bit microcontrollers are typically used only to produce basic functionality in simpler products. While 16-bit and 32-bit architectures offer higher levels of performance, they typically cost around $4.00 and $7.00 each. As a result, manufacturers of competitive, high-volume products have found 8-bit microcontrollers, which cost an average of $1.50 each, to be the most cost-effective embedded control solution. For example, a cellular phone battery charger will typically utilize an 8-bit microcontroller to monitor and control the charging cycle to ensure that the battery charges rapidly and does not overcharge.

         As consumer and industrial product manufacturers seek to enhance the value of their products by increasing functionality, performance and ease of use, they are embedding more advanced control devices into their design. One way for manufacturers to meet these market requirements is to use integrated circuit devices such as embedded controllers. Embedded control devices continue to provide extremely cost effective solutions for manufacturers in a broad range of existing and new markets and as such, it continues to be one of the largest segments of the semiconductor market.

                                Our Products

         Our embedded control devices include both microcontroller and microprocessor categories of products. Today, embedded controls are used in a broad range of everyday products such as personal digital assistants, or PDAs, telephones, televisions, thermostats, battery chargers, garage door openers, heaters, air conditioners and a variety of other consumer and industrial products.

         We call products that are not our strategic Z80 or Z8 based devices our standard products. These products are primarily focused on serial communications for voice and data transmission in the telecommunications market and low speed modems for a broad range of markets including point of sale and set-top box applications. Additionally, our standard products include IrDA transceivers for use in PDAs, cellphones, and laptop computers, television on-screen display controllers in consumer electronics products and computer peripheral devices.

                         Our Competitive Strengths

         Our franchise is built on several key strengths, including our:

         o    globally-recognized 8-bit architectures;

         o    extensive product portfolio;

         o    established customer base; and

         o    industry-seasoned management team.

                                Our Strategy

         Our objective is to be a key provider of micrologic devices. Our key business strategies include:

         o    focusing on our core 8-bit micrologic business;

         o    delivering complete solutions to our customers by:

              -   collaborating closely with customers;

              - integrating system functionality into our solutions to enhance performance and reduce costs; and

              -   providing state-of-the-art development tools; and

         o    utilizing efficient manufacturing.

                 Financial Restructuring and Reorganization

         We filed a pre-packaged Chapter 11 reorganization plan with the United States Bankruptcy Court for the Northern District of California on February 28, 2002. The bankruptcy court confirmed the plan on April 30, 2002 and the plan became effective on May 13, 2002.

         Pursuant to our reorganization plan, we extinguished $325.7 million of liabilities, which included $280.0 million principal amount of our former 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the senior notes and $18.5 million of dividends payable on our former series A preferred stock. Each holder of senior notes received, in exchange for its senior notes, its pro rata share of:

         o 28,000,000 shares of our newly-issued common stock. As of July 31, 2002, this represented approximately 86% of our outstanding equity securities on a fully-diluted basis.

         o 100% of the newly-issued series A preferred stock issued by our subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc. Holders of MOD III, Inc. series A preferred stock are entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of one of our wafer fabrication plants located in Nampa, Idaho. We transferred this plant to MOD III, Inc. upon effectiveness of our reorganization plan. Dividends accrue on the MOD III, Inc. series A preferred stock at 9 1/2% per annum.

         o 50% of MOD III, Inc.'s newly-issued series B preferred stock. We retained the remaining 50% of the new MOD III, Inc. series B preferred stock, as well as 100% of the common stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

         Our previously outstanding common stock and preferred stock, and all related options and warrants, were also cancelled pursuant to the terms of the reorganization plan, and all accumulated dividends and any other obligations with respect to such shares were extinguished. Each holder of common stock received a pro rata share of $50,000. Each holder of preferred stock received a pro rata share of $150,000. As a result of this reorganization, we expect to save more than $26.6 million annually in interest payments on the extinguished senior notes.

         As a result of the bankruptcy court's confirmation of our reorganization plan, we adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7, effective May 1, 2002. Under fresh-start reporting our reorganization value has been allocated to our assets and liabilities on a basis which is substantially consistent with the purchase method of accounting. Our financial statements for periods subsequent to adoption of fresh-start reporting are not comparable with those prepared before our plan was confirmed because they are, in effect, those of a new entity. We refer to the Company after the adoption of fresh-start reporting on May 1, 2002 throughout this prospectus as the "Successor Company." We refer to the Company before May 1, 2002 as the "Predecessor Company."

              Summary Historical Consolidated Financial Data

         The following table provides summary consolidated financial data for the periods indicated. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements that the related notes appearing elsewhere in this prospectus. All amounts in the tables below are presented in millions except per share amounts.

         The EBITDA measure presented below and throughout this prospectus may not be comparable to EBITDA as presented by other companies. EBITDA, as we calculate it, excludes interest on debt, income taxes, effects of changes in accounting principles and equity adjustments and non-cash charges such as depreciation, amortization and stock-based compensation expense. It also excludes cash and non-cash charges associated with reorganization items and special charges which represent operational restructuring charges, including asset impairments, employee termination costs, lease termination costs and legal settlements. We believe the disclosure of such information provides the reader with additional meaningful information to better evaluate the results of our ongoing operations.

         We have included stock-based compensation, goodwill amortization and in-process research and development within the cost of sales and operating expenses of the Predecessor Company, whereas these items are each reported separately in the Successor Company's statement of operations.

         A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between the Successor Company and the Predecessor Company.

                                          Successor
                                            Company                  Predecessor Company
                                         -----------  ------------------------------------------------
                                          Two Months   Four Months        Year Ended December 31,
                                             Ended        Ended      ---------------------------------
                                           June 30,     April 30,
                                             2002          2002         2001        2000       1999
                                          ----------   ----------   ----------   ----------  ---------
Consolidated Statement of Operations Data:
Net sales..............................   $   28.1     $   46.0      $  172.3    $  239.2    $  245.1
Cost of sales..........................       15.4         26.1         130.1       151.7       158.7
Cost of sales - amortization of
    fresh-start inventory adjustment...        3.9          --            --         --           --
                                          ----------   ----------   ----------   ----------  ---------
Gross margin...........................        8.8         19.9          42.2        87.5        86.4
Research and development...............        3.1          6.8          28.7        36.9        32.8
Selling, general and administrative....        5.3         10.8          46.1        54.5        59.1
Stock-based compensation...............        2.1          --            --         --           --
Amortization of intangible assets......        2.0          --            --         --           --
In-process research and development....       18.7          --            --         --           --
                                          ----------   ----------   ----------   ----------  ---------
Operating income (loss) before special
    charges and reorganization items...      (22.4)         2.3         (32.6)       (3.9)       (5.5)
Special charges and reorganization items       0.3          6.8          54.3        17.5         4.7
                                          ----------   ----------   ----------   ----------  ---------
Operating loss.........................      (22.7)        (4.5)        (86.9)      (21.4)      (10.2)
Reorganization items...................        --           4.0           --          --          --
Non-operating income (expense), net....       (0.1)       284.6         (40.6)      (28.0)      (27.6)
Provision for income taxes.............        0.6          0.1           0.5         0.3         0.1
Cumulative effect of change in
    accounting principle...............        --           --            --         (8.5)        --
                                          ----------   ----------   ----------   ----------  ---------
Net income (loss)......................   $  (23.4)    $  276.0      $ (128.0)   $  (58.2)   $  (37.9)
                                          ==========   ==========   ==========   ==========  =========
Basic and diluted net loss per share...   $   (0.82)
                                          ==========
Weighted average shares outstanding -
    basic and diluted..................       28.5
                                          ==========


                                         Successor Company              Predecessor Company
                                      ----------------------- --------------------------------------
                                       As of     As of      As of        As of December 31,
                                      June 30,   May 1,    April 30, --------------------------------
                                        2002     2002        2002      2001        2000        1999
                                      --------  --------  ---------  --------    --------    --------
Consolidated Balance Sheet Data:
Cash and cash equivalents..........   $   18.1  $   18.8  $   18.8   $   30.7    $   40.7    $   60.8
Working capital....................   $   11.4  $   12.5  $    7.5   $ (306.9)   $   23.6    $   55.6
Total assets.......................   $  159.0  $  181.9  $   94.5   $  115.7    $  239.7    $  284.3
Current liabilities................   $   39.6  $   41.8  $   44.1   $  375.5    $   88.0    $   78.5
Liabilities subject to compromise..   $   --    $   --    $  325.7   $   --      $   --      $   --
Total liabilities..................   $   60.2  $   61.9  $  383.9   $  389.8    $  382.6    $  374.1
Stockholders' equity (deficiency)..   $   68.8  $   90.0  $ (289.4)  $ (274.1)   $ (142.9)   $  (89.8)
Tangible net assets (liabilities)
(1)................................   $   18.0  $   18.4  $ (289.4)  $ (278.7)   $ (159.7)   $ (101.5)


                                           Successor
                                            Company                  Predecessor Company
                                          -----------   --------------------------------------------
                                              Two        Four
                                             Months     Months
                                             Ended       Ended    ----------------------------------
                                           June 30,     April 30,        Year Ended December 31,
                                             2002         2002         2001         2000       1999
                                          ---------    ---------    ---------    ---------  ---------
Other Consolidated Financial Data:
EBITDA (2).............................   $    5.6     $    5.0     $    4.7     $   37.8    $   46.6
Gross margin, as adjusted (3)..........   $   12.7     $   19.9     $   42.2     $   87.5    $   86.4
Gross margin, as adjusted % (4)........       45.2%        43.3%        24.5%        36.6%       35.3%
Net gain on discharge of debt (5)......   $   --       $  205.7     $   --       $   --      $   --
Fresh-start adjustments................   $   --       $   83.7     $   --       $   --      $   --
Net income (loss), as adjusted (6).....   $    3.3     $  (13.3)    $ (126.1)    $  (54.1)   $  (36.9)

-----------------------------------------
(1)  Tangible net assets means total tangible assets less total liabilities and minority interest.
(2)  See our definition of EBITDA in the lead-in to these summary financial tables and the reconciliation of GAAP-basis net income to EBITDA on pp. 30, 34 and 36 for additional information.
(3)  Gross margin, as adjusted means gross margin before amortization of fresh-start inventory adjustments totaling $3.9 million.
(4)  Gross margin, as adjusted % means gross margin, as adjusted, as a percentage of sales.
(5)  See Note 3 to the unaudited interim financial statements beginning on p. F-33 for additional detail on discharge of debt.
(6)  See Note 6 on p. 21 for a reconciliation of net income (loss) to net income (loss), as adjusted.



                                The Offering


Common stock offered by the selling stockholders..........   11,755,000 shares
Use of proceeds...........................................   We will not receive any proceeds from the sale of the
                                                             shares of common stock offered by the selling
                                                             stockholders.
Trading...................................................   The common stock is not listed for trading on any
                                                             national exchange or for quotation on NASDAQ, but
                                                             currently trades on the Over-the-Counter Bulletin Board
                                                             under the symbol "ZILG."

         As of July 31, 2002, we had 29,953,045 shares of common stock outstanding.

                           Corporate Information

         We were incorporated in California in 1981 and reincorporated in Delaware in 1997. Our principal executive offices are located at 532 Race Street, San Jose, California 95126, and our telephone number is (408) 558-8500. Our Internet address is www.zilog.com. The information on our website is not a part of this prospectus.

                                RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information in this prospectus. If any of these risks actually occurs, our business could be harmed materially. You should be prepared to accept any or all of the risks associated with purchasing shares, including a loss of all of your investment.

                     Risks Related to the Restructuring

We recently effectuated a reorganization pursuant to a prepackaged plan under Chapter 11 of the United States Bankruptcy Code, which does not assure our continued success.

         On February 28, 2002, we filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The United States Bankruptcy Court for the Northern District of California confirmed our prepackaged plan of reorganization on April 30, 2002 and we emerged from bankruptcy on May 13, 2002. Pursuant to the financial restructuring, our formerly publicly traded 9 1/2% Senior Secured Notes due 2005, accrued interest related to such notes, and all of our previously existing equity securities were canceled. Our completion of bankruptcy proceedings does not assure our continued success.

Our new revolving credit facility restricts our ability to take certain actions that we may determine to be in our best interests.

         In connection with our reorganization, we replaced our previous credit facility with a three-year $15.0 million senior secured revolving credit facility. Borrowings under this credit facility are secured by substantially all of our assets. This facility places various restrictions on us, including, but not limited to, restrictions on our ability to incur indebtedness and engage in certain corporate transactions, and requires us to maintain financial ratios. As of June 30, 2002, we had no additional borrowing capacity under this facility. This credit facility is scheduled to mature on May 13, 2004, at which time we may be required to renew, refinance, or modify the credit facility with our lender or locate alternative financing. These restrictions and provisions could have an adverse impact on our future liquidity and ability to implement our business plan.

Our reorganization may have negatively affected some of our relationships with our customers, suppliers and employees.

         The effect, if any, of our Chapter 11 case and plan of reorganization may have had, and may continue to have, upon our continued operations cannot be predicted or quantified. Some entities may be uncomfortable doing business with a company that has recently emerged from bankruptcy. Our Chapter 11 case could adversely affect our relationships with our customers, suppliers and employees.

As a result of the adoption of "fresh-start" reporting, you will not be able to compare our historical financial statements with the financial results disclosed in this prospectus.

         As a result of the consummation of our plan of reorganization and the transactions contemplated thereby, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 upon emerging from bankruptcy. Because SOP 90-7 requires us to reset our assets and liabilities to current fair values, our financial condition and results of operations for periods subsequent to April 30, 2002 will not be comparable to the financial condition or results of operations reflected in our historical financial statements prior to that date.

                 Risk Related to Our Business and Industry

Our quarterly operating results are likely to fluctuate and may fail to meet expectations, which may cause the price of our securities to decline.

         Our quarterly operating results have fluctuated in the past and will likely continue to fluctuate in the future. Our future operating results will depend on a variety of factors and they may fail to meet expectations. Any failure to meet expectations could cause the price of our securities to fluctuate or decline significantly. In addition, high proportions of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Therefore, small declines in revenue could disproportionately affect our operating results in a quarter. A variety of factors could cause our quarterly operating results to fluctuate, including:

         o our ability to introduce and sell new products and technologies on a timely basis, such as our eZ80 Webserver and Z8 product families;

         o any shortage of wafer or assembly manufacturing capacity at our third-party vendors;

         o    changes in the prices of our products;

         o    technological change and product obsolescence;

         o    changes in product mix or fluctuations in manufacturing yields;

         o    variability of our customers' product life cycles;

         o the level of orders that we receive and can ship in a quarter, customer order patterns and seasonality;

         o    increases in the cost or availability of raw materials; and

         o    gain or loss of significant customers.

We are currently experiencing a downturn in the business cycle and our revenues, cash generation and profitability are being adversely affected.

         The semiconductor industry is highly cyclical and has experienced significant economic downturns at various times in the last three decades, characterized by diminished product demand, erosion of average selling prices and production over-capacity. In the fourth quarter of 2000, another downturn in our business cycle began and continues today. The terrorist acts of September 2001 in New York City, Washington, D.C. and Pennsylvania, and the United States' military response, have exacerbated the downturn and created an uncertain economic environment. We cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on our customers or business. We believe that, in light of these events, some of our customers have curtailed and may in the future delay or further curtail spending on technology, which could also negatively affect our quarterly results or financial condition in the future.

         We are experiencing a decline in revenues, as our customers are not ordering product from us in the quantities that they previously ordered in 1999 and 2000. This decline in revenue has been accentuated by our decision in 2000 to deemphasize certain product offerings in television and PC peripheral markets. We are uncertain how long this decline will last. Additionally, we may be required to reduce selling prices in response to competition, which could lower our gross margin. Such a decline in selling prices would have a negative impact on our financial condition. As a result of our under-utilization of our manufacturing capacity, in January 2002 we closed one of our two wafer fabrication facilities. We are currently, and will likely in the future experience substantial period-to-period fluctuations in future operating results that are attributable to general industry conditions or events occurring in the general economy. Any economic downturn could pressure us to reduce our prices and decrease our revenues, cash generation and profitability.

We have a history of losses, and we may not be profitable in the future.

         We have a history of losses for each of our last four years ended December 2001, 2000, 1999 and 1998, and for the six months ended June 30, 2002, excluding the accounting effects of our reorganization. If our new business plan is not successful, we may not be profitable in the future.

We have implemented significant cost cutting measures, and we may be required to implement additional cost cutting measures depending upon our future revenues and operating results.

         Similar to other semiconductor companies, we have implemented significant cost cutting measures in the past. These cost cutting efforts have included:

         o restructuring our manufacturing operations, which included consolidating our wafer fabrication facilities, outsourcing significant wafer and assembly operations and consolidating probe and final test operations at our Philippines site;

         o    refocusing of strategic priorities;

         o reallocating personnel and responsibilities to better utilize human resources;

         o reducing research and development and capital expenditure spending;

         o    reducing our workforce; and

         o    instituting temporary office and facility shutdowns.

         Cost cutting measures may not increase our efficiency or future profitability and our reduction in research and development spending could harm our ability to introduce new products in the future. If our revenue or operating results significantly decline in the future, we may be required to institute further cost reduction measures.

If we are unable to implement our business strategy, our revenues and future profitability may be harmed materially.

         Our future financial performance and success are largely dependent on our ability to implement our business strategy. We may be unable to implement our business strategy and, even if we do implement our strategy successfully, our results of operations may fail to improve.

         In addition, although the semiconductor micrologic market has grown in prior years, it is currently in a significant downturn. Our revenues and future profitability could be harmed seriously. It is uncertain for how long this slowdown will last.

We may not be able to introduce and sell new products, and our inability to do so may harm our business materially.

         Our operating results depend on our ability to introduce and sell new products. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to adapt to such changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing and providing customer support for new products and technologies.

         Our ability to introduce new products successfully depends on several factors, including:

         o development of support tools and collateral literature that make complex products easy for engineers to understand and use;

         o    proper new product selection;

         o    timely completion and introduction of new product designs;

         o    support from foundry services;

         o complexity of the new products to be designed and manufactured; and

         o    market acceptance of our products and our customers' products.

         We cannot assure you that the design and introduction schedules for any new products or any additions or modifications to our existing products will be met, that these products will achieve market acceptance or that we will be able to sell these products at prices that are favorable to us.

Acts of war or terrorism could harm our business.

         The September 11, 2001 terrorist attacks on the United States created immediate significant economic and political uncertainty. The long-term effects of such attacks on the world economy and our business are unknown, but could be material to our business. Further terrorists acts or acts of war, whether in the United States or abroad, also could cause damage or disruption to our business, our suppliers, or customers, or our customers, or could create political or economic instability, any of which could have a material adverse effect on our business. Escalated tensions between India and Pakistan particularly pose an increased risk to our design operations in India, which could be disrupted in the event of the outbreak of war between the two countries.

Our industry is highly competitive and we cannot assure you that we will be able to compete effectively.

         The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than we do with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the semiconductor industry. Our current and future products compete with, or may compete with, products offered by Advanced Micro Devices, ARM, Atmel, Conexant, Intel, Lucent Technologies, Microchip, Motorola, NEC, Philips, Sharp, ST Microelectronics, Texas Instruments and Toshiba, among others. Our ability to compete successfully in our markets depends on factors both within and outside of our control, including:

         o our ability to design and manufacture new products that implement new technologies, including our eZ80 Webserver and Z8 product families;

         o our ability to protect our products by effectively utilizing intellectual property laws;

         o    our product quality, reliability, ease of use and price;

         o    the diversity of product line and our efficiency of production;

         o the pace at which customers incorporate our devices into their products; and

         o the success of our competitors' products and general economic conditions.

         To the extent that our products achieve market acceptance, competitors typically seek to offer competitive products or embark on pricing strategies, which, if successful, could harm our results of operations and financial condition materially.

Unless we maintain manufacturing efficiency and avoid manufacturing difficulties, our future profitability could be harmed.

         Our semiconductors are highly complex to manufacture and our production yields are sensitive. Our production yields may be inadequate in the future to meet our customers' demands. Production yields are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. From time to time, we have experienced difficulties in effecting transitions to new manufacturing processes and have suffered delays in product deliveries or reduced yields. We may experience similar difficulties or suffer similar delays in the future, and our operating results could be harmed as a result.

         For example, we may experience problems that make it difficult to manufacture the quantities of our products that we anticipate producing in our wafer fabrication facility. These difficulties may include:

         o    equipment not performing as expected;

         o    process technology changes not operating as expected; and

         o    production personnel not operating equipment as expected.

If we are unable to obtain adequate production capacity, our business will be harmed.

         We rely on independent third-party foundry manufacturers to fabricate an increasing percentage of our products. Industry-wide shortages in foundry capacity could harm our financial results. For example, a significant amount of our sales are of products which cannot be manufactured at our Nampa, Idaho wafer fabrication facility. Should we be unable to obtain the requisite foundry capacity to manufacture our complex new products, or should we have to pay high prices to foundries in periods of tight capacity, our ability to increase our revenues might be impaired. Any delay in initiating production at third-party facilities, any inability to have new products manufactured at foundries or any failure to meet our customers' demands could damage our relationships with our customers and may decrease our sales.

         Other significant risks associated with relying on these third-party manufacturers include:

         o reduced control over the cost of our products, delivery schedules and product quality;

         o    the warranties on wafers or products supplied to us are limited;

         o increased exposure to potential misappropriation of our intellectual property; and

         o the cost and consumption of time associated with switching foundries.

We depend on third-party assemblers and the failure of these third parties to continue to provide services to us on sufficiently favorable terms could harm our business.

         We use outside contract assemblers for packaging our products. If we are unable to obtain additional assembly capacity on sufficiently favorable terms, our ability to achieve continued revenue growth might be impaired. Shortages in contract assembly capacity could cause shortages in our products and could also result in the loss of customers. Because we rely on these third parties, we also have less control over our costs, delivery schedules and quality of our products and our intellectual property is at greater risk of misappropriation.

Our international operations subject us to risks inherent in doing business in foreign countries that could impair our results of operations.

         Approximately 59% of our net sales for the six months ended June 30, 2002 and 55% of our net sales for the year ended December 31, 2001 were to foreign customers and we expect that international sales will continue to represent a significant portion of our net sales in the future. We maintain significant operations or rely on a number of contract manufacturers in the Philippines, Indonesia, Taiwan and India. We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include:

         o    economic and political instability;

         o changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

         o    transportation delays;

         o    power supply shortages and shutdowns;

         o difficulties in staffing and managing foreign operations and other labor problems;

         o    existence of language barriers and cultural distinctions;

         o    acts of God, including floods, typhoons and earthquakes;

         o    taxation of our earnings and the earnings of our personnel; and

         o other uncertainties relating to the administration of, or changes in, or new interpretation of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

         In addition, our activities outside the United States are subject to risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. While our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations, and such fluctuations could harm our operating results materially.

         The risks inherent in our international operations have been increased by the terrorist attacks of September 2001. These attacks, coupled with the international military response, have created an uncertain economic environment and we cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on our customers or our business.

The lease of the facility housing our Philippines operations expires in March 2004 and if we are unable to negotiate an extension of this lease or relocate these operations on commercially reasonable terms, our results of operations could be harmed.

         The majority of our final product testing, inventory warehousing and logistics operations reside in a 54,000 square foot facility located in the Philippines. We have occupied this site with inexpensive rental payments since 1979 and the lease is presently due to expire on March 31, 2004. Accordingly, if we are unable to negotiate an extension of the lease or effectively relocate these operations to another site on commercially reasonable terms, our results of operations could be harmed.

A significant amount of our revenues comes from relatively few of our customers and distributors, and any decrease of revenues from these customers and distributors, or the loss of their business, could significantly harm our financial results.

         Historically we have been, and we expect to continue to be, dependent on a relatively small number of customers and distributors for a significant portion of our revenues. We depend on third-party distributors to market and sell our products and these third-party distributors accounted for approximately 40% of our sales in 1999, 40% of our sales in 2000 and 39% of our sales in 2001, and 44% of our net sales for the six months ended June 30, 2002. Our distributors may not continue to effectively market, sell or support our products. Our ten largest customers, including our distributors, accounted for approximately 48% of our net sales in 1999, approximately 49% of our net sales in 2000 and 55% of our net sales in 2001 and 54% for the six months ended June 30, 2002. Arrow Electronics accounted for approximately 13% of our net sales in 1999 and Pioneer-Standard accounted for approximately 12% of our net sales in 2000, 13% of our net sales in 2001 and 13% of our net sales for the six months ended June 30, 2002. Concentration of revenue to particular customers may change from period to period, but we expect that sales to a limited number of customers will continue to account for a significant percentage of our revenues in any particular period for the foreseeable future. The loss of one or more major customers or any reduction, delay or cancellation of orders by any of these customers or our failure to market successfully to new customers could harm our business materially.

         We have very few long-term contracts with our customers and, like us, our customers typically compete in cyclical industries. In the future, these customers may decide not to purchase our products at all, to purchase fewer products than they did in the past, or to alter their purchasing patterns, particularly because substantially all of our sales are made on a purchase order or sales order acknowledgment basis, which permits our customers to cancel, change or delay product purchase commitments upon 30 days notice for standard products and 60 days notice for custom products. Customers may still cancel or reschedule within these time periods, however they routinely incur a cancellation or rescheduling charge. This risk is increased because our customers can purchase some similar products from our competitors.

Changes in technologies or consumption patterns could reduce the demand for our products.

         As a result of technological changes, from time to time our customers design our product out of some devices. Any resulting decreased sales could reduce our profitability. For example, in 1999 and 2000, a number of our customers changed the designs of computer mouse pointing devices that they manufacture, and as a result, these devices no longer contain our products. Because we do not have long-term supply contracts with most of our customers, changes in the designs of their products can have sudden and significant impacts on our sales. For example, net sales of our computer mouse pointing devices and other computer peripheral products decreased substantially from approximately $28.2 million in 1999 to approximately $15.4 million in 2000, to approximately $4.9 million in 2001, and to approximately $1.3 million for the six months ended June 30, 2002. These reduced sales due to design changes have harmed us in the past and additional design changes could harm our operating results in the future.

We depend on key personnel, and the loss of our current personnel or our failure to hire and retain additional personnel could affect our business negatively.

         We depend on our ability to attract and retain highly skilled technical and managerial personnel. We believe that our future success in developing marketable products and achieving a competitive position will depend in large part on our ability to identify, recruit, hire, train, retain and motivate highly skilled technical, executive, managerial, marketing and customer service personnel. Competition for these personnel is intense, especially in Northern California, where our headquarters are located, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. Our failure to recruit and retain necessary technical, executive, managerial, merchandising, marketing and customer service personnel could harm our business and our ability to obtain new customers and develop new products. In addition, our current financial condition could have a negative impact on our ability to recruit and retain employees.

         In January 2002, we entered into an employment agreement with James M. Thorburn, our Chairman and Chief Executive Officer, pursuant to which we will make additional grants of restricted stock on each of May 13, 2003, May 13, 2004 and May 13, 2005. We intended to loan Mr. Thorburn the funds to pay the income taxes due with respect to these grants, as we have done with other employees that received grants of restricted stock. In July 2002, however, Congress enacted the Sarbanes-Oxley Act of 2002, which prohibits these loans. As a result of this development, we may need to revisit the terms of our employment arrangement with Mr. Thorburn, and we may not be able to reach an agreement acceptable to both parties.

We may fail to protect our proprietary rights and the cost of protecting those rights, whether we are successful or not, may harm our ability to compete.

         The measures we take to protect our intellectual property rights may be inadequate to protect our proprietary technologies and processes from misappropriation, and these measures may not prevent independent third party development of competitive products. We may not be able to detect the unauthorized use of, or take appropriate steps to enforce our intellectual property rights. Despite our efforts to protect our proprietary rights in both the United States and in foreign countries, existing intellectual property laws in the United States provide only limited protection and, in some cases, the laws of foreign countries provide even less protection.

         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights or the proprietary rights of others. Any such litigation could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which may harm our business materially.

We could be subject to claims of infringement of third-party intellectual property rights, which could be time-consuming and expensive for us to defend.

         The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. Third parties may assert claims or initiate litigation against us, our licensors, our foundries, our service providers, or our customers with respect to existing or future products. Any intellectual property litigation initiated against us could subject us to significant liability for damages and attorneys' fees, invalidation of our proprietary rights, injunctions or other court orders that could prevent us from using specific technologies or engaging in specific business activities. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention from our business. Any potential intellectual property litigation could also force us to do one or more of the following:

         o    pay substantial damages;

         o cease using key aspects of our technologies or processes that incorporate the challenged intellectual property;

         o cease the manufacture, use, sale, offer for sale and importation of infringing products;

         o    alter our designs around a third party's patent;

         o obtain licenses to use the technology that is the subject of the litigation from a third party;

         o expend significant resources to develop or obtain non-infringing technology;

         o create new brands for our services and establish recognition of these new brands; or

         o make significant changes to the structure and the operation of our business.

         Implementation of any of these alternatives could be costly and time-consuming and might not be possible at all. An adverse determination in any litigation to which we were a party could harm our business, our results of operations and financial condition. In addition, we may not be able to develop or acquire the technologies we need, and licenses to such technologies, if available, may not be obtainable on commercially reasonable terms. Any necessary development or acquisition could require us to expend substantial time and other resources.

         If an infringement against us is successful and we are unable to license the infringed technology, our business and operating results would be harmed significantly.

We may engage in acquisitions that could adversely affect our operating results, dilute our stockholders' equity, or cause us to incur additional debt or assume contingent liabilities.

         Acquisitions involve a number of risks that could harm our business and result in the acquired business not performing as expected, including:

         o insufficient experience with technologies and markets in which the acquired business is involved that may be necessary to successfully operate and integrate the business;

         o problems integrating the acquired operations, personnel, technologies or products with the existing business and products;

         o diversion of management time and attention from our core business and to the acquired business;

         o potential failure to retain key technical, management, sales and other personnel of the acquired business;

         o difficulties in retaining relationships with suppliers and customers of the acquired business; and

         o acquired assets, including intangible assets, may subsequently become impaired.

         In addition, acquisitions could require investment of significant financial resources and may require us to obtain additional equity financing, which may dilute our stockholders' equity, or to incur additional indebtedness.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

         We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

We are subject to a variety of environmental laws and regulations and our failure to comply with present or future laws and regulations could harm our business materially.

         Our manufacturing processes require us to use various hazardous substances and, as a result, we are subject to a variety of governmental laws and regulations related to the storage, use, emission, discharge and disposal of such substances. Our failure to comply with present or future laws and regulations or the loss of any permit required to conduct our business could result in fines being imposed on us, the limitation or suspension of production or cessation of our operations. Compliance with any future environmental laws and regulations could require us to acquire additional equipment or to incur substantial other expenses. Any failure by us to control the use of, or adequately restrict the discharge of, hazardous materials could subject us to future liabilities that could materially harm our business. In addition, we may be required to incur significant expense in connection with governmental investigations and/or environmental employee health and safety matters.

                       Risks Related to this Offering

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid, or at all.

         Our common stock has limited trading activity on the Over-the-Counter Bulletin Board. We cannot predict the extent to which investor interest in our stock will lead to the development of a more active trading market, how liquid that market might become or whether it will be sustained. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock markets in general have experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

Sales of substantial amounts of our common stock could reduce the market price of our stock.

         A substantial amount of our shares will be eligible for sale shortly after this offering. If our stockholders sell substantial amounts of common stock, the market price of our common stock could fall. We had 29,953,045 shares of common stock outstanding at June 30, 2002. Upon effectiveness of this registration statement, we believe that at least 28,000,000 of these shares will be freely tradable. The sale of a significant number of these shares could cause the price of our common stock to decline.

Provisions in our organizational documents and Delaware law could discourage acquisition proposals or delay a change in control that would be beneficial to our stockholders.

         Our amended and restated certificate of incorporation and bylaws contain anti-takeover provisions that could make it more difficult for a third party to acquire control of us even if that change in control would be beneficial to our stockholders. These provisions include:

         o providing for a classified board of directors with staggered terms;

         o limiting the persons who may call special meetings of stockholders; and

         o    prohibiting stockholders from taking action by written consent.

         In addition, provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us.

A majority of our common stock is held by a small number of stockholders who may have interests that conflict with the interests of other stockholders.

         We believe that a majority of the shares of common stock is held by a small number of stockholders and their affiliates. This concentration of ownership gives those stockholders, if they act together, the power to control the outcome of matters requiring stockholder approval, including the election of directors and to hinder or delay a change of control of our business.


                              USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.


                              DIVIDEND POLICY

         We are restricted from paying any cash dividends on our common stock by the terms of the amended and restated credit agreement governing our revolving credit facility as described under the section entitled "Management's Discussion and Analysis of Financial Condition and Result of Operations--Liquidity and Capital Resources." As a result, we do not anticipate paying any such dividends on our common stock for the foreseeable future, and instead we will retain all future earnings to fund the growth and development of our business.


                        PRICE RANGE OF COMMON STOCK

         Since May 13, 2002, the effective date of our plan of reorganization, our common stock has traded on the Over-the-Counter Bulletin Board under the symbol "ZILG." Prior to May 13, 2002, there was no market for our common stock. The following table sets forth the high and low trading prices by quarter as reported by the National Association of Securities Dealers Over-the-Counter Bulletin Board.

                                                              High        Low
                                                            --------    -------

  Second Quarter (May 13 through June 30, 2002)..........  $  6.625     $  4.550
  Third Quarter (through August 20, 2002)................  $  5.150     $  3.010

         The prices quoted on the Over-the-Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Trading on the Over-the-Counter Bulletin Board has been sporadic and volumes have been low. In addition, all trades since May 13, 2002 may not have necessarily have been reported on the Over-the-Counter Bulletin Board. Consequently, we do not believe that our historic trading prices necessarily reflect the fair market value of our common stock.

         On August 20, 2002, the last sale price for our common stock as reported by the Over-the-Counter Bulletin Board was $3.05 per share.


                         FORWARD-LOOKING STATEMENTS

         Some of the statements under sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and involve known and may involve unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "potential," "continue," or the negative terms or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

         Although we believe that the expectations in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee future results, levels of activity, and performance achievements. These forward-looking statements are based on our current expectations, and we disclaim any obligation to update these forward-looking statements for subsequent events or to explain why actual results differ unless otherwise required by law. You should not place undue reliance on these forward-looking statements.

                               CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2002 after our adoption of fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7, on May 1, 2002. This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                As of June 30,
                                                               2002 (dollars in
                                                                   millions)
                                                               ----------------

  Borrowings under revolving credit facility.................    $   9.1
  Stockholders' equity:
  Common Stock, $0.01 par value: 40,000,000 shares
    authorized; 29,953,045 shares issued and outstanding ....
                                                                     0.3
  Deferred compensation......................................       (5.9)
  Additional paid-in capital.................................       97.8
  Accumulated deficit (since May 1, 2002)....................      (23.4)
                                                               ----------------
  Total stockholders' equity.................................       68.8
                                                               ----------------
      Total capitalization...................................    $  77.9
                                                               ================


         The number of shares of common stock indicated above as outstanding includes 1,294,708 unvested restricted shares of common stock granted under the 2002 Omnibus Stock Incentive Plan during the period between May 13, 2002 and May 23, 2002, in connection with the effectiveness of our plan of reorganization. We generally have the right to repurchase restricted shares of common stock for $0.01 per share when the holder ceases to be an employee. This repurchase right generally lapsed with respect to 25% of the outstanding restricted shares of common stock on the date of grant, and generally will lapse with respect to an additional 25% on each of the first three anniversaries of the date of grant.

         The number of shares of common stock indicated above to be outstanding excludes 1,989,900 shares of common stock issuable upon the exercise of stock options outstanding at June 30, 2002, of which 602,641 have vested and are exercisable as of June 30, 2002. The weighted average exercise price of these options was $2.76 at June 30, 2002.

         The number of shares of common stock indicated as outstanding also excludes 529,395 shares of common stock to be granted to James M. Thorburn, our Chairman and Chief Executive Officer, pursuant to his employment agreement, of which 176,465 shares are to be granted on each of May 13, 2003, May 13, 2004 and May 13, 2005.

         See the section entitled "2002 Omnibus Stock Incentive Plan" beginning on page 59 for more information.


                          SELECTED FINANCIAL DATA

         You should read the following selected consolidated financial data set forth below in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2001 are derived from our respective consolidated financial statements included elsewhere in this prospectus which have been audited by KPMG LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2000 are derived from our respective consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1998 and 1997 are derived from our respective consolidated financial statements not included herein which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the two months ended June 30, 2002, the four months ended April 30, 2002 and the and six months ended June 30, 2001, and the consolidated balance sheet data as of June 30, 2002, May 1, 2002 and April 30, 2002 are derived from, the unaudited financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2002 reflects combined results of the Predecessor Company and Successor Company, is not a presentation in accordance with generally accepted accounting principles and is presented solely for convenience purposes, as certain items are compared and discussed in the following section entitled "Management Discussion and Analysis of Financial Condition and Results of Operations."

         Our interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. The first and second fiscal month of each quarter is four weeks in duration and the final month is five weeks. Each of our interim periods end on Sunday, except the last fiscal period of each year which ends on December 31. However, for financial reporting purposes, we have labeled our interim fiscal periods as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year. All amounts are presented in millions, except per share amounts.

         The EBITDA measure presented below and throughout this prospectus may not be comparable to EBITDA as presented by other companies. EBITDA, as we calculate it, excludes interest on debt, income taxes, effects of changes in accounting principles and equity adjustments and non-cash charges such as depreciation, amortization and stock-based compensation expense. It also excludes cash and non-cash charges associated with reorganization items and special charges which represent operational restructuring charges, including asset impairments, employee termination costs, lease termination costs and legal settlements. We believe the disclosure of such information provides the reader with additional meaningful information to better evaluate the results of our ongoing operations.

         Upon emergence from Chapter 11 proceedings, we adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. In connection with the adoption of fresh-start reporting, our reorganization value has been allocated to our assets and liabilities on a basis which is substantially consistent with the purchase method of accounting. Our financial statements for periods subsequent to adoption of fresh-start reporting are not comparable with those prepared before our plan was confirmed because they are, in effect, those of a new entity. Consequently, the consolidated balance sheet data at May 1, 2002 is labeled "Successor Company," and reflects the effect of our reorganization plan and the associated fresh-start adjustments. Periods presented prior to May 1, 2002 have been designated "Predecessor Company." Note 3 to our unaudited condensed consolidated interim financial statements, included elsewhere in this prospectus, provides a reconciliation of the Predecessor Company's consolidated balance sheet from April 30, 2002 to that of the Successor Company on May 1, 2002.

         Although our plan of reorganization became effective on May 13, 2002, for financial reporting purposes, the effective date of our plan of reorganization is considered to be April 30, 2002.

         A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between the Successor Company and the Predecessor Company.

         We have included stock-based compensation, goodwill amortization and in-process research and development within the cost of sales and operating expenses of the Predecessor Company, whereas these items are each disclosed separately in the Successor Company's statement of operations.

                                                  Successor
                                       Combined    Company                            Predecessor Company
                                      ----------  ---------  ---------------------------------------------------------------------
                                         Six        Two        Four       Six
                                       Months      Months     Months     Months
                                        Ended      Ended      Ended      Ended                 Year Ended December 31,
                                      June 30,    June 30,   April 30,  June 30,  ------------------------------------------------
                                         2002       2002       2002       2001       2001      2000      1999     1998      1997
                                      ---------   ---------  ---------  ---------  --------- --------- --------- --------- --------
Consolidated Statement of
   Operations Data:
Net sales.........................     $   74.1    $   28.1   $   46.0   $   88.2  $   172.3 $   239.2 $   245.1 $   204.7 $  261.1
Cost of sales.....................         41.5        15.4       26.1       73.6      130.1     151.7     158.7     163.3    171.7
Cost of sales - amortization of
   fresh-start inventory adjustment         3.9         3.9         --         --         --        --        --        --       --
                                      ---------   ---------  ---------  ---------  --------- --------- --------- --------- --------
Gross margin......................         28.7         8.8       19.9       14.6       42.2      87.5      86.4      41.4     89.4
Research and development..........          9.9         3.1        6.8       16.3       28.7      36.9      32.8      28.9     30.5
Selling, general and administrative        16.1         5.3       10.8       26.5       46.1      54.5      59.1      54.3     47.8
Special charges and reorganization
   items..........................          7.1         0.3        6.8        8.1       54.3      17.5       4.7      38.6       --
Stock-based compensation..........          2.1         2.1         --         --         --        --        --        --       --
Amortization of intangible assets.          2.0         2.0         --         --         --        --        --        --       --
In-process research and development        18.7        18.7         --         --         --        --        --        --       --
                                      ---------   ---------  ---------  ---------  --------- --------- --------- --------- --------
Operating income (loss)...........        (27.2)      (22.7)      (4.5)     (36.3)     (86.9)    (21.4)    (10.2)    (80.4)    11.1
   Fresh-start adjustments........         83.7          --       83.7         --         --        --        --        --       --
   Net gain on discharge of debt (1)      205.7          --      205.7         --         --        --        --        --       --
   Interest income................          0.1          --        0.1        0.8        1.1       2.8       2.6       3.8      3.2
   Interest expense (3)...........         (5.2)       (0.2)      (5.0)     (14.6)     (33.7)    (29.1)    (29.0)    (24.4)    (0.3)
   Other, net.....................          0.2         0.1        0.1       (0.2)      (0.8)     (0.8)     (0.3)     (0.8)     0.8
                                      ---------   ---------  ---------  ---------  --------- --------- --------- --------- --------
Income (loss) before reorganization
   items, provision (benefit) for
   income taxes, equity method
   investment loss and cumulative
   effect of change in accounting
   principle......................        257.3       (22.8)     280.1      (50.3)    (120.3)    (48.5)    (36.9)   (101.8)    14.8
Reorganization items..............          4.0          --        4.0         --         --        --        --        --       --
Provision (benefit) for income taxes        0.7         0.6        0.1        0.2        0.5       0.3       1.0     (14.3)     3.0
Equity method investment loss.....           --          --         --        0.7        7.2       0.9        --        --       --
Cumulative effect of change in
   accounting principle...........           --          --         --         --         --      (8.5)       --        --       --
                                      ---------   ---------  ---------  ---------  --------- --------- --------- --------- --------
Net income (loss).................        252.6       (23.4)     276.0      (51.2)    (128.0)    (58.2)    (37.9)    (87.5)    11.8
Less: preferred stock dividends
   accrued........................          1.9          --        1.9        2.5        5.1       4.5       4.0       3.0       --
                                      ---------   ---------  ---------  ---------  --------- --------- --------- --------- --------
Net income (loss) attributable to
   common stockholders............     $  250.7    $  (23.4)  $  274.1   $  (53.7) $  (133.1) $  (62.7) $  (41.9) $  (90.5) $  11.8
                                      =========   =========  =========  =========  ========= ========= ========= ========= ========
Basic and diluted net loss per
   share (2)......................                 $  (0.82)
                                                  =========
Weighted averages shares
   outstanding-basic and diluted..                     28.5
                                                  =========
Amortization of stock-based compensation
not included in expense line-item:
  Cost of sales...................                $     0.1
  Research and development........                      0.1
  Selling, general and
   administration.................                      1.9
                                                  ---------
                                                  $     2.1
                                                  =========

----------------------------

(1)   See Note 3 to the unaudited interim financial statements beginning on
      p. F-33 for additional detail on discharge of debt.
(2) Loss per share for the Predecessor Company not presented as the common stock was not traded on an established trading market.
(3) Excludes contractual interest of $4.2 million in the four month period ended April 30, 2002 and six month period ended June 30, 2002 not recorded during reorganization. The Company is not required to accrue or pay this interest.



                                     Successor Company                              Predecessor Company
                                    ------------------   -----------------------------------------------------------------
                                     As of     As of      As of                       As of December 31,
                                    June 30,   May 1,     April 30,  -----------------------------------------------------
                                      2002      2002       2002       2001       2000       1999       1998       1997
                                    --------  --------   ---------   --------  ---------  ---------  ---------  ----------
Consolidated Balance Sheet Data:
Cash and cash equivalents.......    $   18.1  $   18.8   $    18.8  $    30.7  $    40.7  $    60.8  $    50.9  $    92.2
Working capital.................    $   11.4  $   12.5   $     7.5  $  (306.9) $    23.6  $    55.6  $    46.8  $   131.6
Total assets....................    $  159.0  $  181.9   $    94.5  $   115.7  $   239.7  $   284.3  $   297.1  $   415.6
Current liabilities.............    $   39.6  $   41.8   $    44.1  $   375.5  $    88.0  $    78.5  $    59.0  $    59.1
Liabilities subject to compromise   $   --    $   --     $   325.7  $    --    $    --    $    --    $    --    $    --
Total liabilities...............    $   60.2  $   61.9   $   383.9  $   389.8  $   382.6  $   374.1  $   345.3  $    75.2
Stockholders' equity (deficiency)   $   68.8  $   90.0   $  (289.4) $  (274.1) $  (142.9) $   (89.8) $   (48.2) $   340.5
Tangible net assets (liabilities)
(1).............................    $   18.0  $   18.4   $  (289.4) $  (278.7) $  (159.7) $  (101.5) $   (56.6) $   340.4


                                                 Successor
                                      Combined    Company                             Predecessor Company
                                     ---------  ----------- -----------------------------------------------------------------------
                                        Six         Two        Four       Six
                                       Months      Months     Months     Months
                                       Ended       Ended      Ended      Ended                 Year Ended December 31,
                                      June 30,    June 30,   April 30,   June 30,  ------------------------------------------------
                                        2002       2002        2002       2001       2001       2000      1999     1998      1997
                                     ---------  ---------   ---------   ---------  ---------  --------- --------- --------- -------

Other Consolidated Financial Data:
EBITDA (2).........................  $    10.6   $    5.6   $     5.0  $    (8.6)  $     4.7  $    37.8  $  46.6  $   19.3  $  75.5
Gross margin, as adjusted (3) .....  $    32.6   $   12.7   $    19.9  $    14.6   $    42.2  $    87.5  $  86.4  $   41.4  $  89.4
Gross margin, as adjusted % (4)....       44.0%      45.2%       43.3%      16.6%       24.5%      36.6%   35.3%    20.2%    34.2%
Net gain on discharge of debt (5)..  $   205.7   $     --   $   205.7  $      --   $      --  $      --  $    --  $     --  $    --
Fresh-start adjustments............  $    83.7   $     --   $    83.7  $      --   $      --  $      --  $    --  $     --  $    --
Net income (loss) as adjusted (6)..  $   (10.0)  $    3.3   $   (13.3) $   (49.4)  $  (126.1) $   (54.1) $ (36.9) $  (87.5) $  11.8

----------------------------

(1) Tangible net assets means total tangible assets less total liabilities and minority interest.
(2) See our definition of EBITDA in the lead-in to this selected financial data and the reconciliation of GAAP-basis net loss to EBITDA on pp. 30, 34 and 36 for additional information.
(3) Gross margin, as adjusted means gross margin before amortization of fresh-start inventory adjustments totaling $3.9 million.
(4) Gross margin, as adjusted % means gross margin, as adjusted, as a percentage of sales.
(5)   See Note 3 to the unaudited interim financial statements beginning on
      p. F-33 for additional detail on discharge of debt.
(6) A reconciliation of the net income (loss) to the net income (loss), as adjusted for each period indicated is as follows:

                                                   Successor
                                        Combined    Company                             Predecessor Company
                                        --------   ----------  --------------------------------------------------------------------
                                           Six        Two        Four        Six
                                         Months      Months     Months      Months
                                         Ended       Ended      Ended       Ended                 Year Ended December 31,
                                        June 30,    June 30,   April 30,   June 30,   ---------------------------------------------
                                          2002        2002       2002        2001      2001       2000      1999     1998     1997
                                        --------    --------   --------   --------   --------   --------  --------  -------- -------
Net income (loss)..................     $  252.6    $  (23.4)  $  276.0   $  (51.2)  $ (128.0) $ (58.2)  $  (37.9) $ (87.5) $   11.8
Fresh-start adjustments............        (83.7)         --      (83.7)        --         --       --         --       --        --
Amortization of fresh-start
adjustments........................          5.9         5.9         --         --         --       --         --       --        --
In-process research and development         18.7        18.7         --         --         --      1.5        1.0       --        --
Net gain on discharge of debt......       (205.7)         --       (205.7)      --         --       --         --       --        --
Stock-based compensation*..........          2.2         2.1        0.1        1.8        1.9      2.6         --       --        --
                                        --------    --------   --------   --------   --------  -------   --------  -------  --------
Net income (loss), as adjusted.....     $  (10.0)   $    3.3   $  (13.3)  $  (49.4)  $ (126.1) $ (54.1)  $  (36.9) $ (87.5) $   11.8
                                        ========    ========   ========   ========   ========  =======   ========  =======  ========

-----------------------

* In 2001 and 2000, stock-based compensation was included in cost of sales, special charges and operating expenses.




                    MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth in the section entitled "Risk Factors" and in other sections of this prospectus.

Overview

         The information presented below should be read in conjunction with the annual consolidated financial statements and interim condensed consolidated financial statements included elsewhere herein. Our interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. However, for financial reporting purposes, we have labeled our interim fiscal periods as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year, which ends on December 31 of each year.

         We have prepared the accompanying unaudited interim condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in our unaudited interim financial statements pursuant to such rules and regulations. Although our management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with our most recent audited consolidated financial statements and related notes. In the opinion of management, all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been made.

2002 Financial Restructuring and Reorganization

         On February 28, 2002, we and our subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc., filed voluntary petitions with the United States Bankruptcy Court for the Northern District of California for reorganization under Chapter 11. The bankruptcy court subsequently confirmed the reorganization plan by its order entered on April 30, 2002. Our plan of reorganization became effective of May 13, 2002. We refer to the company prior to emergence from bankruptcy as the "Predecessor Company" and to the reorganized company as the "Successor Company."

         Pursuant to our reorganization plan, we extinguished $325.7 million of liabilities, which included $280.0 million principal amount of our 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the notes and $18.5 million of dividends payable on our former series A preferred stock. The former noteholders received substantially all of our new common stock and a liquidation preference in the net proceeds on the sale of the assets held by MOD III, Inc. The former equity holders received an aggregate $200,000 in cash. All debt and equity securities of the Predecessor Company were cancelled. As a consequence of these events, the Predecessor Company recorded a $205.7 million net gain on discharge of debt.

         On May 1, 2002, we adopted "fresh-start" reporting proscribed by the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. Fresh-start reporting was appropriate because our former noteholders received substantially all of our new common stock and the reorganization value of the assets of the Successor Company were less than the total pre-petition liabilities plus post-petition liabilities.

         SOP 90-7 required us to establish a reorganization value upon our adoption of fresh-start reporting. Our reorganization value was estimated by an independent financial advisor using discounted projected cash flows, precedent transactions and public company comparisons. These valuations indicated a range of reorganization values between $80 million and $100 million. In agreement with the informal committee of noteholders and with the approval of the bankruptcy court, we established a reorganization equity value of $90.0 million as of May 1, 2002 for purposes of applying fresh-start reporting.

         Fresh-start reporting requires that we also record our assets at fair value upon adoption. Consequently, we engaged independent appraisers to value our tangible and intangible assets. These appraisals resulted in a $13.1 million increase in property, plant and equipment and a $3.9 million increase in inventories held by us and our distributors to reflect fair value at May 1, 2002. The appraisers also identified several separable intangible assets that were valued and recorded as part of our fresh-start reporting as follows (in millions):

                             Asset                           Value
          ------------------------------------------    -------------
          Existing technology.......................     $    17.0
          In-process research and development.......          18.7
          Brand name................................           9.2
                                                        -------------
          Total separable intangible assets.........     $    44.9
                                                        =============

         We recorded a gain of $83.7 million in the Predecessor Company's financial statements in connection with the fresh-start adjustments referred to above. Goodwill of $26.7 million was also recorded as part of fresh-start reporting.

         The in-process research and development was expensed on May 1, 2002. The inventory was amortized over two months consistent with the turnover of our inventory. The brand name and existing technology is being amortized using the pattern-of-use method consistent with underlying discounted cash flows supporting the assets. The goodwill will not be amortized but will be subject to ongoing impairment reviews consistent with SFAS No. 142. See the section entitled "Recent Accounting Pronouncements" below for more information on SFAS No. 142.

1998 Recapitalization Merger

         Prior to February 1998, our common stock had been publicly traded on the New York Stock Exchange under the symbol "ZLG." On February 27, 1998, we consummated a merger with an affiliate of Texas Pacific Group, and in connection with that transaction we issued $280.0 million of registered senior secured notes and we ceased having publicly traded equity. Since the transaction was structured as a recapitalization with a continuing minority stockholder group, the historical basis of accounting carried through the merger.

Critical Accounting Policies

         We believe our critical accounting policies are as follows:

         o    fresh-start reporting;

         o    estimating sales returns and allowances;

         o    estimating allowance for doubtful accounts;

         o    estimating write-downs of excess and obsolete inventories;
              and

         o    asset impairments.

         A brief description of each of these policies is set forth below.

         On an on-going basis, we evaluate our estimates, including those related to sales returns, allowance for doubtful accounts, inventory write-downs and asset impairments. We base our estimates on historical trends and various other assumptions that we believe to be reasonable at the time the estimates are made. Actual results could differ from those estimates.

         Fresh-start reporting. Upon emerging from Chapter 11 proceedings, we adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, for financial reporting purposes, we valued our assets and liabilities at fair value. With assistance of financial advisors and in reliance upon various valuation methods, including discounted projected cash flow analysis and other applicable ratios and economic industry information relevant to our industry and through negotiations with various creditor parties in interest, we estimated our equity value to be $90.0 million and we recorded increases in the carrying value of our assets of $83.7 million on a basis which is substantially consistent with the purchase method of accounting. Results would have varied under different assumptions or conditions.

         Estimating sales returns and allowances. Our net sales from OEM customers consists of gross product sales reduced by expected future sales returns and allowances. To estimate sales returns and price allowances, we analyze historical returns and allowance activity to establish a baseline reserve level. Then we evaluate whether there are any underlying product quality or other customer specific issues that require additional specific reserves above the baseline level. Because the reserve for sales returns and allowances is based on our judgments and estimates, our reserves may not be adequate to cover actual sales returns and other allowances. If our reserves are not adequate, our net revenues and accounts receivable could be adversely affected.

         Allowance for doubtful accounts. We maintain an allowance for losses we may incur as a result of our customers' inability to make required payments. Any increase in the allowance results in a corresponding increase in our general and administrative expenses. In establishing this allowance, and then evaluating the adequacy of the allowance for doubtful accounts, we consider historical bad debts, customer concentrations, customer credit-worthiness and, to a lesser extent, current economic trends and changes in our customer payment terms. Historically, we have not experienced material bad debt write-offs. If the financial condition of one or more of our customers unexpectedly deteriorated, resulting in their inability to make payments, or if we otherwise underestimate the losses we incur as a result of our customers' inability to pay us, we could be required to increase our allowance for doubtful accounts which could adversely affect our operating results.

         Estimating write-downs of excess and obsolete inventories. Each inventory component is assessed for excess or obsolescence by using an algorithm that we established. This algorithm is based on historical trends, demand forecasts and inventory age. We review the result of this algorithm and generally write-off all work-in-process inventory more than one year old and finished goods inventory quantities in excess of our current backlog. Write-offs of excess and obsolete inventories are reflected as a reduction to inventory values in the accompanying consolidated balance sheets, and an increase in cost of sales. If actual market conditions are less favorable than our assumptions, we may be required to take further write-downs of our inventory value, which could adversely impact our cost of sales and operating results.

         Asset impairments. Beginning in 2002, we apply the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

         o significant changes in the manner of our use of the acquired assets;

         o    significant changes in the strategy for our overall business;
              and

         o    significant negative industry or economic trends.

         When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying value, the carrying value of the assets are reduced to their estimated fair value. The estimated fair value is usually determined based on an estimate of future discounted cash flows. Asset impairments are recorded as a reduction in the asset value in our consolidated balance sheets and as special charges in our consolidated statements of operations.

         The intangible assets created by the adoption of fresh-start reporting on our emergence from bankruptcy consist of existing technology, brand name as well as excess enterprise value, or goodwill. The existing technology and brand name are being amortized based on a pattern-of-use method in proportion to the discounted cash flows from such assets. The goodwill is not subject to amortization.

         We evaluate the existing technology and brand name at each reporting period to determine whether events and circumstances continue to support the current carrying value as well as the remaining useful life. Additionally, goodwill is tested for impairment at least annually and more often if events and circumstances indicate that its fair value may be less than its carrying value.

         Adjustments to record impairment of long-lived assets or intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified.

Reporting Segments

         Beginning in May 2002, we have consolidated our business segments into one segment to reflect the manner in which our new chief operating decision maker allocates resources and assesses the performance of our business.

Period Comparisons

         Our results of operations after April 30, 2002 and our consolidated balance sheet at June 30, 2002 are not comparable to the results of operations prior to April 30, 2002 and the historical balance sheet at December 31, 2001 due to our adoption of "fresh-start" reporting upon our emergence from bankruptcy. However, such differences in our results of operation relate solely to depreciation of property, plant and equipment, amortization of intangible assets, interest expense and restructuring and reorganization expenses. Additionally, these differences in our balance sheets relate solely to in-process research and development, property, plant and equipment, intangible assets, conversion of senior notes to common stock, and minority interest. Certain figures, such as net sales and certain expenses were not affected by our adoption of fresh-start reporting and, accordingly, we believe them to be comparable. To provide a more meaningful analysis, in the following discussion we have compared the three and six-month periods ended June 30, 2002 to the similar periods in 2001.

Results of Operations

         Our net sales by region, by channel, and by business line are summarized in dollars and as a percentage of total net sales for each period indicated, as follows (in millions):

                                                    Six Months Ended
                                                        June 30,*            Year Ended December 31,
                                                  -------------------   ------------------------------
                                                     2002       2001       2001       2000       1999
                                                  --------  ---------  ---------   --------   ---------
Net sales by region:
     Americas.................................... $   42.1   $   53.1   $   87.0   $  137.2   $  113.3
     Asia........................................     21.8       23.3       64.6       80.4      105.8
     Europe......................................     10.2       11.8       20.7       21.6       26.0
                                                  --------  ---------  ---------   --------   ---------
                                                  $   74.1   $   88.2   $  172.3   $  239.2   $  245.1
                                                  ========  =========  =========   ========   =========
Net sales by channel:
     OEM......................................... $   41.4   $   55.6   $  105.4   $  142.7   $  146.4
     Distribution................................     32.7       32.6       66.9       96.5       98.7
                                                  --------  ---------  ---------   --------   ---------
                                                  $   74.1   $   88.2   $  172.3   $  239.2   $  245.1
                                                  ========  =========  =========   ========   =========
Net sales by business line:
     Embedded Control............................ $   48.1   $   52.0   $   98.2   $  134.9   $  141.3
     Standard Products...........................     26.0       36.2       74.1      104.3      103.8
                                                  --------  ---------  ---------   --------   ---------
                                                  $   74.1   $   88.2   $  172.3   $  239.2   $  245.1
                                                  ========  =========  =========   ========   =========

--------------------------
* The period ended June 30, 2002 reflects combined results of the Predecessor Company and the Successor Company. Figures for the June 30, 2001 period reflect only the Predecessor Company.





                                                    Six Months Ended
                                                        June 30,*            Year Ended December 31,
                                                    -------------------   ------------------------------
                                                     2002       2001       2001       2000       1999
                                                    --------  --------   --------   --------   ---------
Net sales by region:
     Americas....................................        57%       60%        51%        57%        46%
     Asia........................................        29%       26%        37%        34%        43%
     Europe......................................        14%       14%        12%         9%        11%
                                                    --------  --------   --------   --------   ---------
                                                        100%      100%       100%       100%       100%
                                                    ========  ========   ========   ========   =========
Net sales by channel:
     OEM.........................................        56%       63%        61%        60%        60%
     Distribution................................        44%       37%        39%        40%        40%
                                                    --------  --------   --------   --------   ---------
                                                        100%      100%       100%       100%       100%
                                                    ========  ========   ========   ========   =========
Net sales by business line:
     Embedded Control............................        65%       59%        57%        56%        58%
     Standard Products...........................        35%       41%        43%        44%        42%
                                                    --------  --------   --------   --------   ---------
                                                        100%      100%       100%       100%       100%
                                                    ========  ========   ========   ========   =========

-------------------------
* The period ended June 30, 2002 reflects combined results of the Predecessor Company and the Successor Company. Figures for the June 30, 2001 period reflect only the Predecessor Company.


Six-Month Periods Ended June 30, 2002 and June 30, 2001

         Net Sales. Overall, similar to the semiconductor industry as a whole, we have been experiencing weakness in demand for many of our products that has persisted through the first six months of 2002. Our net sales of $74.1 million in the first six months of 2002 represents a decrease of 16.0% from net sales of $88.2 million in the first six months of 2001. This decrease in net sales was attributable primarily to lower unit shipments of standard products. In the first six months of 2002, net sales in our standard products decreased 28.2% to $26.0 million, compared to $36.2 million in the same period in 2001. This decrease reflects weak overall market conditions in the telecommunications and consumer sectors that resulted in lower unit shipments of serial communication, wireless connectivity and peripherals products, offset partially by higher unit sales of modem products. Net sales of our embedded control products declined 7.5% to $48.1 million in the six months of 2002 compared to $52.0 in the same period of 2001. This decline was primarily the result of lower unit shipments of Z80 microcontrollers.

         Gross Margin. Our cost of sales primarily represents the cost of our wafer fabrication, assembly and test operations. Cost of sales fluctuates, depending on materials and services prices from our vendors, manufacturing productivity, product mix, equipment utilization and depreciation. Gross margin as a percent of net sales increased to 38.7% in the first six months of 2002, up from 16.6% in the same period of 2001. During the six-month period ended June 30, 2002, our gross margin was adversely impacted by the amortization of a fresh-start reporting inventory adjustment of $3.9 million. Exclusive of this one-time charge, our gross margin, as adjusted was 44.0% of sales for the six months ended June 30, 2002. The improvement in our gross margin during 2002 is primarily the result of rationalizing our manufacturing cost structure. A key element of this strategy was the closure of our underutilized MOD III wafer fabrication facility in January 2002. The savings in MOD III spending were partially offset by higher spending in our five-inch manufacturing facility and from purchases of manufactured wafers from outside foundries. However, our five-inch wafer manufacturing factory utilization improved to 64% of capacity in the first six months of 2002, compared to 33% in the same period of 2001, which also helped to improve gross margin. Additionally, during 2001 we implemented a multi-source assembly program with a number of Asian semiconductor assembly service providers, we moved our wafer probe operations from Idaho to the Philippines and we streamlined our final test operations. These actions also contributed to our improved gross margin in the first six months of 2002.

         Research and Development Expenses. Research and development expenses were $9.9 million in the first six months of 2002, reflecting a 39.3% decrease from the $16.3 million of research and development expenses reported in the first six months of 2001. The decrease in research and development expense primarily reflects lower payroll-related costs as a result of headcount reductions. During the first six months 2002, research and development expense also declined as a result of closing our Austin, Texas design center and the related termination of all product development activities in connection with our CarteZian line of 32-bit microprocessors. Additionally, in the first six months of 2002, we renegotiated certain software license agreements and we wrote-off other surplus tools so that our design software suite is now more closely aligned with the forecast needs of our product development projects. We expect further reductions in research and development spending during 2002 as a consequence of the closure of our Austin, Texas design center.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $16.1 million in the first six months of 2002 from $26.5 million in the first six months of 2001. The decrease in our selling, general and administrative spending in the first six months of 2002 reflects lower payroll-related costs as a result of lower headcount, elimination of outside sales representative commissions and reduced incentive compensation and commissions commensurate with lower sales levels. Also in January 2002, we relocated our corporate headquarters to a smaller, lower-cost facility. Excluding the cost of terminating our old lease and relocation expenditures, we expect that this move will result in savings of approximately $4.5 million in 2002 operating costs versus 2001.


           Special Charges.  Special charges for each period indicated were as follows (in millions):

                                                                                      Six Months
                                                                                    Ended June 30,*
                                                                            -------------------------------
                                                                                 2002            2001
                                                                            ------------        -----------
         Asset impairments:
             Austin, Texas assets..........................................     $  1.7          $  --
             Internal use software.........................................        0.8             1.6
             Goodwill write-offs...........................................        0.2             --
             Test and probe equipment write-offs...........................        --              1.4
         Restructuring of operations:
             Employee severance and termination benefits...................        1.2             2.3
             Lease termination costs.......................................        0.7             --
             MOD III closure costs ........................................        2.5             0.3
             Stock compensation............................................        --              1.7
         Professional fees for debt restructuring..........................        4.0             0.8
                                                                            ------------        -----------
                                                                                $ 11.1          $  8.1
                                                                            ============        ===========

        ----------------------------------
        * The period ended June 30, 2002 reflects combined results of the Predecessor Company and the Successor Company. Figures for the June 30, 2001 period reflect only the Predecessor Company.


         In connection with the closure of our Austin, Texas design center in the first six months of 2002, we abandoned furniture, fixtures and equipment with a book value of approximately $1.7 million. Also in connection with this action and the streamlining of our sales force, we paid severance and termination benefits of approximately $1.2 million in the first six months of 2002. Approximately $0.8 million of computer aided design software was impaired in the first six months of 2002 as a result of our decision to cancel development of the CarteZian family of 32-bit RISC microprocessors. Additionally, we incurred $2.5 million of special charges during the first six months of 2002 in connection with the closure of our MOD III eight-inch wafer fabrication facility in Idaho as well as $0.7 million of lease termination costs related to the closure and relocation of certain sales offices. These costs include relocation of production to alternative manufacturing sites and the cost of closing of the facility. Chapter 11 reorganization-related costs of $4.0 million for the six months ended June 30, 2002 relate primarily to legal and other professional service fees. Finally, $0.2 million of unamortized goodwill relating to our 2000 acquisition of PLC Corporation was deemed to have no future value and was written off.

         During the six months ended June 30, 2001, we incurred special charges of $8.1 million for restructuring of operations comprised of severance-related expenses of $4.0 million, including $1.7 million of non-cash stock-option related expenses; fixed-asset related write-offs of $3.0 million, including planning software and surplus test equipment; $0.8 million relating to financial advisors who were assisting with our reorganization and restructuring plans; and $0.3 million of costs associated with the closure of MOD III. In connection with this action, we eliminated approximately 200 positions worldwide during the second quarter of 2001.

         Stock-Based Compensation. During the first six months of 2002, we recognized $2.1 million for stock based compensation in connection with the award of restricted stock to certain executives and consultants. Our right to repurchase these shares for $0.01 per share generally lapses 25% on the award date and 25% on each of the first three anniversaries following the award date. Compensation expense for employee stock awards was measured on the award date and will be recognized over each of the next three years as these restrictions lapse. Charges for stock awards to consultants will be measured as the awards vest and will be recognized over the periods that the restrictions lapse. Based on the employee stock and option awards we made during May 2002, we anticipate that we will recognize stock compensation charges of $3.1 million, $1.9 million and $1.7 million for the years ending December 31, 2002 through 2004, respectively.

         In-Process Research and Development. During the first six months of 2002, we recorded an $18.7 million charge for in-process research and development relating to our fair value allocation computed by an independent appraiser. The projects related to the research and development (partially developed semiconductor product designs), had not reached technological feasibility as of the effective date of our reorganization and have no alternative future use. The nature of efforts required to develop the in-process technology into commercially viable products primarily relates to completion of design, prototyping and testing to ensure the products can be produced to meet customer design specifications, including functions, features and performance requirements. There can be no assurance that these products will ever achieve commercial viability.

         Factors considered in valuing in-process research and development included the stage of development of each project, target markets and associated risks of achieving technological feasibility and market acceptance of the products. The value of the in-process technology was determined by estimating the projected net cash flows after deducting the costs to complete the projects arising from commercialization of the products over periods ranging from four to six years. These cash flows were then discounted to their net present value using a discount rate of 25%. The estimated stage of completion was applied to the net present value of future discounted cash flows to arrive at the in-process research and development amount that was immediately expensed subsequent to the adoption of fresh-start reporting.

         Amortization of Intangible Assets. In connection with fresh-start reporting, we recorded identifiable intangible assets aggregating $26.2 million (excluding goodwill of $26.7 million and in-process research and development of $18.7 million) consisting of existing technology of $17.0 million and brand name of $9.2 million. We evaluate these assets for impairment at each reporting period. We are amortizing these assets based on the pattern-of-use method. The anticipated amortization schedule for these assets is as follows (in millions):

                                              Amortization
                             Year                Amount
                       ------------------   --------------
                       2002..............     $    8.9
                       2003..............          6.8
                       2004..............          4.2
                       2005..............          1.4
                       Thereafter........          4.9
                                            --------------
                       Total.............     $   26.2
                                            ==============


         Interest Expense. Our interest expense decreased to $5.2 million for the first six months of 2002 compared to $14.6 million in the same period of 2001. Interest expense in both years relates primarily to interest due on our former senior notes. The decrease in our interest expense in the first six months of 2002 compared to the first six months of 2001 primarily reflects cessation of further interest accruals on our notes payable subsequent to our filing of Chapter 11 bankruptcy on February 28, 2002, which would have totaled approximately $4.2 million, and the cancellation of the notes upon the effectiveness of our plan of reorganization.

         Income Taxes. As of December 31, 2001, we had federal and California net operating loss carryforwards of approximately $213.0 million and $63.0 million, respectively, which will expire beginning in years 2004 through 2021, if not utilized. Since December 31, 2001, our net operating losses have increased reflecting operating losses for the period commencing January 1, 2002 and ending with and including April 30, 2002. The debt discharge resulted in a taxable gain which will require us to utilize a significant portion of our net operating loss carryforwards and adjust the tax attributes of certain of our assets. For the period subsequent to April 30, 2002, through year-end, we anticipate that we will use certain net operating losses to offset our taxable income, thereby reducing or eliminating our federal income tax liability for such period. We expect to record book tax expense for the period subsequent to April 30, 2002, through year-end, at an effective tax rate of approximately 38% because benefits realized from pre-confirmation net operating losses will be recorded as a reduction in goodwill rather than an income tax benefit under fresh-start reporting.

         Commencing January 1, 2003, and as a result of the debt forgiveness that we realized in the reorganization, we will be required, for federal income tax purposes, to reduce a significant portion, or all, of our net operating loss carryforwards and may be required to reduce the tax basis in certain assets as well. In addition, our utilization of our remaining net operating loss carryforwards, if any, will be substantially limited under the federal income tax section 382 ownership change rules. Consequently, commencing January 1, 2003, we expect that it will be taxable for federal income purposes.

         Based on available evidence, including our cumulative losses to date, we have provided a full valuation allowance against our net deferred tax assets.

         EBITDA. The EBITDA measure presented below and throughout this prospectus may not be comparable to EBITDA as presented by other companies. EBITDA, as we calculate it, excludes interest on debt, income taxes, effects of changes in accounting principles and equity adjustments and non-cash charges such as depreciation, amortization and stock-based compensation expense. It also excludes cash and non-cash charges associated with reorganization items and special charges which represent operational restructuring charges, including asset write-offs, employee termination costs, lease termination costs and legal settlements. We believe the disclosure of such information provides the reader with additional meaningful information to better evaluate the results of our ongoing operations.


         Our EBITDA, reconciled to our net income (loss) for each period indicated, is as follows (in millions):

                                                                           Successor
                                                            Combined        Company         Predecessor Company
                                                          -----------   --------------  -----------------------------
                                                                                         Four Months
                                                           Six Months     Two Months        Ended       Six Months
                                                           Ended June        Ended        April 30,     Ended June
                                                            30, 2002     June 30, 2002      2002         30, 2001
                                                           ----------    -------------   -----------    -------------
Reconciliation of net income (loss) to EBITDA, as defined
     Net income (loss)....................................   $ 252.6      $   (23.4)     $   276.0      $   (51.2)
     Cost of sales - amortization of fresh-start                 3.9
        inventory adjustment..............................                      3.9             --             --
     In-process research and development..................      18.7           18.7             --             --
     Fresh-start adjustments..............................     (83.7)            --          (83.7)            --
     Reorganization items.................................       4.0             --            4.0             --
     Special charges......................................       7.1            0.3            6.8            8.1
     Stock-based compensation.............................       2.1            2.1             --            0.1
     Depreciation and amortization........................       5.6            3.1            2.5           19.7
     Equity investment loss...............................        --             --             --            0.7
     Interest expense, net................................       5.1            0.2            4.9           13.8
     Income tax expense...................................       0.7            0.6            0.1            0.2
     Net gain on discharge of debt........................    (205.7)            --         (205.7)            --
     Other expense........................................       0.2            0.1            0.1             --
                                                           ----------    -------------   -----------    -------------
EBITDA, as defined........................................   $  10.6      $     5.6      $     5.0      $    (8.6)
                                                           ==========    =============   ===========    =============


Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Net Sales. Our net sales of $172.3 million in 2001 represents a decrease of 28% from net sales of $239.2 million in 2000. The decrease was attributable primarily to lower unit shipments of embedded control products. Overall, we experienced a significant decline in bookings and net sales during the fourth quarter of 2000, which continued throughout 2001, and adversely affected net sales for most of our product lines. We believe that this overall decline in demand for our products was reflective of general economic trends during this period, particularly in the high technology sector, and may continue for several quarters. Net sales from our communications segment declined 15.1% to $77.2 million in 2001 compared to 2000, which was primarily the result of lower unit shipments of serial communications, wireless connectivity and DSL products, offset partially by higher unit sales of Modem products. In 2001, net sales from our embedded control segment decreased 34.4% to $93.1 million as a result of decreased unit shipments of every product line in the segment. During 1999 we began to de-emphasize our peripherals product line and in 2000, we announced the discontinuation of our military business line. Accordingly, during 2001, net sales of our peripheral products were $4.9 million compared to $15.4 million in 2000 and we had no military product sales in 2001, compared to $10.7 million in 2000. We expect continuation of the trend of declining net sales of PC peripheral products.

         Net sales of our products in the Americas in 2001 decreased 41.4% from $137.2 million in 2000 to $87.0 million. Net sales of our products in Asia in 2001 decreased 19.7% to $64.6 million from $80.4 million in 2000, and net sales of our products in Europe declined by 4.2% to $20.7 million in 2001 from $21.6 million in 2000.

         Gross Margin. Our cost of sales represents the cost of our wafer fabrication, assembly and test operations. Cost of sales fluctuates, depending on manufacturing productivity, product mix, equipment utilization and depreciation. Gross margin as a percent of net sales declined to 24.5% in 2001 from 36.6% in 2000. This decline in gross margin was primarily brought on by a substantial reduction in sales volume that translated into significant factory under-utilization and resulted in under-absorbed factory overhead and unfavorable manufacturing variances during 2001. As a consequence of our surplus wafer fabrication capacity, we announced in July 2001 that our wafer manufacturing plants would be consolidated. In January 2002, we closed our eight-inch MOD III wafer fabrication facility. During December 2000, we wrote-down the book value of our five-inch wafer fabrication facility, which was being held for sale until June 2001, as we describe below in the section entitled "Special Charges." After actively pursuing the sale of our five-inch wafer fabrication facility to several potential buyers, we were unable to consummate a sale and the fabrication facility was placed back into productive asset status in July 2001. During 2001, depreciation expense was reduced by approximately $2.8 million as a result of the fiscal 2000 write-down in book value of the five-inch wafer fabrication facility assets and due to holding of these assets for sale during the first half of 2001.

         Research and Development Expenses. Our research and development expenses decreased to $28.7 million in 2001 from $36.9 million in 2000. The 2001 decrease in research and development spending was due principally to lower headcount and reduced spending in our central process technology organization, elimination of goodwill amortization in connection with the write-off of our investment in the assets of Seattle Silicon Corporation, and an overall reduction in the number of product development projects.

         Selling, General and Administrative Expenses. Our selling, general and administrative expenses decreased to $46.1 million in 2001 from $54.5 million in 2000, but increased as a percentage of net sales to 26.8% in 2001 from 22.8% in 2000. The decrease in our selling, general and administrative spending in 2001 was due primarily to lower payroll-related costs as a result of lower headcount, elimination of outside sales representative commissions and reduced incentive compensation and commissions. Also during 2000 we incurred a $1.1 million charge for expenses relating to our planned initial public offering of common stock, which were not recurring costs in 2001.

         Special Charges. Our special charges for the years ended December 31, 2001 and 2000 are summarized as follows (in millions):


                                                                           Year Ended
                                                                          December 31,
                                                                    ------------------------
                                                                       2001           2000
                                                                    ----------     ---------
                  Asset Impairments (non-cash):
                  MOD III assets...............................     $   30.4        $     --
                  Other impaired and dispositioned assets......          6.5             9.3
                                                                    ----------     ---------
                  Subtotal.....................................         36.9             9.3
                  Restructuring of Operations:
                  Employee retention bonuses, severance pay and
                    termination benefits.......................          6.8             4.5
                  Stock based compensation--
                    terminated employees.......................          1.7             2.0
                  Termination and exit charges.................          3.2             0.2
                  Other........................................          1.4              --
                                                                    ----------     ---------
                    Subtotal...................................         13.1             6.7
                                                                    ----------     ---------

                  Debt restructuring - professional fees.......          4.3              --
                  Purchased in-process research and development         --               1.5
                                                                    ----------     ---------
                    Total special charges......................     $   54.3        $   17.5
                                                                    ==========     ==========


         The following table details special charge accrual activity and ending accrual balances for the years ended December 31, 2001 and December 31, 2000 (in millions):

                                      Severance and        Lease
                                       Termination       Termination           Debt
                                         Benefits          Charges        Restructuring       Other         Total
                                      -------------     ------------      -------------     ---------     ---------
Balance at December 31, 1999.......     $     --        $     --           $     --          $   --       $    --
   Total special charges...........           6.5             0.2                --              --            6.7
   Cash paid.......................          (1.2)           (0.1)               --              --           (1.3)
   Deferred stock compensation.....          (2.0)            --                 --              --           (2.0)
                                      -------------     ------------      -------------     ---------     ---------
Balance at December 31, 2000.......           3.3             0.1                --              --            3.4
   Total special charges...........           8.5             3.2                4.3             1.4          17.4
   Cash paid.......................          (6.2)           (0.5)              (3.2)           (1.2)        (11.1)
                                      -------------     ------------      -------------     ---------     ---------
Balance at December 31, 2001.......    $      5.6       $     2.8          $     1.1         $   0.2      $    9.7
                                      =============     ============      =============     =========     =========



         During the fourth quarter of 2001, we recorded a fixed asset impairment charge of $30.4 million to adjust the carrying value of the MOD III eight-inch wafer fabrication facility in Nampa, Idaho to its estimated fair value of $30.0 million. MOD III completed its final manufacturing in January 2002. The property, plant and equipment of MOD III were idled in January 2002, and are now being held for sale. As described in the section titled "Financial Restructuring and Reorganization," in accordance with the reorganization plan, we transferred the assets of MOD III to a new subsidiary that we own jointly with our former noteholders.

         During the fourth quarter of 2001, we reached a settlement agreement with our equity investment partner, Qualcore Group, Inc. in which we paid Qualcore a termination charge of $450,000, and returned all the shares representing our 20% equity ownership in Qualcore. In return, Qualcore cancelled its right to "put" approximately 11% of Qualcore's common stock to us for an aggregate cost of $5.2 million. All future design services from Qualcore, if any, will be purchased under standard pay-for-performance-and-delivery contracts.

         During the fourth quarter of 2001, we also recorded an impairment charge of $2.1 million for the entire remaining book value of goodwill associated with our acquisition of Calibre, Inc. The Calibre goodwill was deemed to be impaired because our expected revenues from the acquired business have not been realized.

         In November 2001, we negotiated an agreement with the owner of our Campbell, California headquarters facility to terminate its lease. We agreed to pay termination charges of $2.8 million in cash and transfer title to certain assets and leasehold improvements in return for cancellation of approximately $10.0 million in future lease commitments on our 108,000 square foot headquarters facility. We recorded $1.5 million of special charges to write-off the net book value of disposed assets in connection with the lease cancellation.

         During the third and fourth quarters of 2001, we charged to expense approximately $4.5 million for employee retention bonuses, severance, and termination benefits for the announced reduction in force due to our plans to close our eight-inch wafer fabrication facility in Nampa, Idaho. This action resulted in the reduction of approximately 150 employees. At December 31, 2001, approximately $4.2 million was accrued for these payments, which were paid primarily in the first quarter of 2002.

         Also during the third and fourth quarters of 2001, a charge of $1.0 million was incurred for manufacturing consolidation costs and relocation costs relating to moving our wafer probe operation to its facilities in the Philippines. Approximately $0.2 million was accrued for payment in connection with the manufacturing consolidation charges at December 31, 2001.

         We charged $3.5 million to expense for professional fees related to our debt restructuring efforts that was accrued during the third and fourth quarter of 2001. At December 31, 2001, approximately $1.1 million was accrued for future payments in connection with these professional fees.

         During the second quarter of 2001, we incurred special charges of $8.1 million for restructuring of operations comprised of severance-related expenses of $4.0 million, including $1.7 million of non-cash stock-option related expenses, fixed-asset related write-offs of $2.9 million, including planning software and surplus test equipment; manufacturing consolidation charges of $0.4, and $0.8 million relating to consultants who are assisting with our restructuring plans. In connection with this restructuring, we eliminated approximately 200 positions worldwide, including 4 senior vice presidents, with continuation payments through the length of such senior vice presidents' employment agreements. As of December 31, 2001, approximately $0.4 million was accrued for future payments in connection with these restructuring actions.

         Interest Expense. Interest expense increased to $33.7 million in 2001 from $29.1 million in 2000. Interest expense in both years relates primarily to our senior notes issued in conjunction with our recapitalization merger in February 1998. The increase in our interest expense in 2001 compared to 2000 relates primarily to interest on borrowings under our revolving credit facility and a $4.2 million dollar write off of all remaining unamortized net debt issuance cost in the fourth quarter of 2001, as a result of the default on our senior notes. We expect significant decreases in interest expense as a result of our restructuring.

         Income Taxes. Our provision for income taxes in both 2001 and 2000 reflects foreign income taxes for the jurisdictions in which we were profitable as well as foreign withholding taxes. Based on available evidence, including our cumulative losses to date, we have provided a full valuation allowance of $88.1 million against our net deferred tax assets at December 31, 2001.

         Equity in Loss of Qualcore Group, Inc. In March 2000, we acquired a 20% equity stake in Qualcore Group, Inc. for approximately $8.1 million. We accounted for this investment under the equity method. During the fourth quarter of 2001, we terminated our agreement with Qualcore. As a result of this transaction, we recorded a $5.8 million charge to write off the book value of our equity investment in Qualcore. The loss in equity of Qualcore Group, Inc. also includes the amortization of goodwill associated with our equity investment.

         EBITDA. Our EBITDA, reconciled to our net loss for each period indicated, is as follows (in millions):

                                                                           Year Ended
                                                                        December 31,
                                                         ------------------------------------------
                                                                 2001                  2000
                                                         ---------------            ---------------
      Reconciliation of net loss to EBITDA, as defined
           Net loss...................................... $    (128.0)                $    (58.2)
           Special charges...............................        54.3                       17.5
           Stock-based compensation......................         0.2                        0.6
           Depreciation and amortization.................        37.9                       41.9
           Equity investment loss........................         7.2                        0.9
           Interest expense, net.........................        32.6                       26.3
           Cumulative effect of accounting change........          --                        8.5
           Income tax expense............................         0.5                        0.3
                                                          -----------                 ----------
      EBITDA, as defined................................. $       4.7                 $     37.8
                                                          ===========                 ==========


Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

         Net Sales. Our net sales of $239.2 million in 2000 declined 2.4% from net sales of $245.1 million in 1999. The decrease was attributable primarily to lower unit shipments of embedded control products. Overall, we experienced a significant decline in bookings and net sales during the fourth quarter of 2000 which affected net sales for most of our product lines. Net sales from our communications segment grew 7.4% to $90.9 million in 2000 compared to 1999, which was primarily the result of higher unit shipments of serial communications, wireless connectivity and modem products. In 2000, net sales from our embedded control segment decreased 11.5% to $142.0 million as a result of decreased unit shipments of PC peripheral, TV and ROM-based microcontroller products. These sales declines were partially offset by higher unit shipments of military and infrared remote devices. During 2000, net sales of our peripheral products were $15.4 million compared to $28.2 million in 1999. During 2000, net sales of military products totaled $10.7 million and we expect no further sales of these products.

         Net sales of our products in the Americas in 2000 increased 21.1% to $137.2 million from $113.3 million in 1999. Net sales of our products in Asia in 2000 decreased 24.0% to $80.4 million, and net sales of our products in Europe remained flat at $26.1 million in 2000.

         Gross Margin. Cost of sales fluctuates, depending on manufacturing productivity, product mix, equipment utilization and depreciation. Gross margin as a percent of net sales improved to 36.6% in 2000 from 35.3% in 1999. This improvement was primarily a result of reduced depreciation expense in our eight-inch wafer fabrication facility and increased sales of higher-margin communications and military products, offset partially by higher unfavorable manufacturing variances in the second half of 2000 due to a reduction in wafer fabrication facility utilization. Effective July 5, 1999, we changed the estimated useful lives of some of our machinery and equipment located in our eight-inch wafer fabrication facility in Idaho from five to seven years. This change in accounting estimate reduced depreciation expense by $9.1 million during 1999, and by $14.3 million in 2000 compared to the amount we would have recorded under our previous useful life estimates. Had the change in accounting estimate been in effect for the full year in 1999, it would have resulted in an approximately $18.2 million reduction in depreciation expense compared to the amount that would have been recorded under the previous useful life estimates.

         Research and Development Expenses. Research and development expenses increased to $36.9 million in 2000 from $32.8 million in 1999. The 2000 increase in research and development spending was due principally to higher product and design tool development costs, primarily relating new communications products. Additionally, 2000 was the first full year of operations for our Seattle and India design centers.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $54.5 million in 2000 from $59.1 million in 1999 and decreased as a percentage of net sales to 22.8% in 2000 from 24.1% in 1999. The decrease in our selling, general and administrative spending in 2000 was due primarily to lower payroll-related costs as a result of reduced incentive compensation expense, partially offset by a $1.1 million charge for expenses relating to our planned initial public offering of common stock in 2000.

         Special Charges. During 2000, we recorded special charges of $17.5 million. In June 2000, we recorded $1.2 million of restructuring charges consisting of $1.0 million of severance and related benefits and $0.1 million of asset write-offs and $0.1 million contractual liabilities. These actions were intended to focus our human and financial resources on our communications segment. We terminated 24 people in connection with this action and an additional 12 were re-deployed from other areas of our business into our communications segment.

         Approximately $1.5 million was purchased in-process research and development expense related to several partially developed semiconductor product designs that were acquired through the acquisition of Calibre, Inc. in July 2000.

         In December 2000 we implemented a restructuring action that resulted in termination of 86 employees worldwide, including five members of our senior management. This action resulted in severance and benefits expenses of $5.5 million, including $2.0 million of non-cash stock charges. The $3.5 million cash portion of these severance benefits was scheduled to be paid as follows: $0.5 million in 2000; $2.1 million in 2001; and $0.9 million in 2002. During the fourth quarter of 2000 we also recorded a charge of $0.1 million for contractual liabilities and $9.2 million for write-down of long-lived assets, including $2.3 million for intangible assets acquired from Seattle Silicon and $6.9 million for assets held for sale in our five-inch wafer manufacturing facility in Idaho.

         In December 2000, management approved a plan for the sale of our five-inch wafer fabrication facility in Nampa, Idaho. The decision to sell this facility was based on our desire to reduce fixed manufacturing overhead costs by transferring most production into its newer eight-inch wafer fabrication facility that was significantly under-utilized. Property, plant, and equipment, with a book value of $9.9 million, were written down by $6.9 million to an estimated realizable value of $3.0 million at December 31, 2000. We reclassified these assets and the remaining carrying value of $3.0 million to other current assets during the first half of 2001 We engaged in discussions with several prospective buyers of the five-inch wafer fabrication facility, but we were unable to consummate a sale of these assets at an acceptable price. In July 2001, we abandoned our plan to sell the five-inch wafer fabrication facility. In accordance with SFAS No. 144, the $3.0 million of remaining carrying value of the five-inch facility was reclassified back into property, plant and equipment.

         During 1999, we recorded special charges of $4.7 million. Approximately $1.0 million was purchased in-process research and development expense related to several partially developed semiconductor product designs that were acquired through the acquisition of Seattle Silicon in April 1999. We also recognized a $3.7 million charge in 1999 for the write-down to estimated net realizable value of surplus test equipment.

         Interest Expense. Interest expense increased to $29.1 million in 2000 from $29.0 million in 2000. Interest expense in both years relates primarily to our senior notes issued in conjunction with our recapitalization merger in February 1998.

         Income Taxes. Our provision for income taxes in both 2000 and 1999 reflects foreign income taxes for the jurisdictions in which we were profitable as well as foreign withholding taxes. Based on available evidence, including our cumulative losses, we provided a full valuation allowance against our net deferred tax assets at December 31, 2000 and 1999.

         Equity in Loss of Qualcore Group, Inc. In March 2000, we acquired a 20% equity stake in Qualcore Group, Inc. for approximately $8.1 million. We accounted for this investment under the equity method. The loss in equity of Qualcore Group, Inc. primarily represents amortization of goodwill associated with our equity investment.

         EBITDA. Our EBITDA, reconciled to our net loss for each period indicated, is as follows (in millions):


                                                                                Year Ended
                                                                           December 31,
                                                            ------------------------------------------
                                                                    2000                  1999
                                                            ----------------          ----------------
         Reconciliation of net loss to EBITDA, as defined
              Net loss....................................      $  (58.2)             $  (37.9)
              Special charges.............................          17.5                   4.7
              Stock-based compensation....................           0.6                    --
              Depreciation and amortization...............          41.9                  52.4
              Equity investment loss......................           0.9                    --
              Interest expense, net.......................          26.3                  26.4
              Cumulative effect of accounting change......           8.5                    --
              Income tax expense..........................           0.3                   1.0
                                                                --------              --------
         EBITDA, as defined...............................      $   37.8              $   46.6
                                                                ========              ========

Quarterly Results of Operations

         The following table presents our quarterly results of operations for each of the seven quarters ended March 31, 2002, the one-month period of the Predecessor Company ended April 30, 2002, and the two-month period for the Successor Company ended June 30, 2002, as well as the same data expressed as a percentage of our total revenues for the periods indicated. The information for each of these quarters is unaudited and we have prepared it on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results. You should read this section in conjunction with our audited financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.


                                        Successor
                             Combined    Company                                  Predecessor Company
                            ----------  ----------  -------------------------------------------------------------------------------
                             Three       Two        One
                            Months      Months      Month                                 Quarter Ended
                             Ended       Ended      Ended     ---------------------------------------------------------------------
                            June 30,   June 30,     April      March 31,  Dec. 31, Sept. 30,  June 30,  March 31, Dec. 31, Sept. 30,
                             2002        2002     30, 2002       2002       2001     2001      2001       2001      2000      2000
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------
Net sales...................$   38.1    $   28.1    $  10.0    $  36.0    $  41.4   $  42.7  $   44.0   $  44.3   $   56.0  $  66.2
Cost of sales...............    21.2        15.4        5.8       20.3       27.0      29.5      35.5      38.2       40.5     41.5
Cost of sales-amortization
  of fresh-start inventory
  adjustment................     3.9         3.9        --         --         --        --       --         --         --       --
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------
Gross margin................    13.0         8.8        4.2       15.7       14.4      13.2       8.5       6.1       15.5     24.7

Research and development....     4.6         3.1        1.5        5.3        6.5       5.9       7.2       9.1        9.0      9.0
Selling, general and
  administrative............     8.0         5.3        2.7        8.1       10.1       9.6      12.9      13.6       10.0     14.7
Special charges and
  reorganization items......     1.5         0.3        1.2        5.6       41.7       4.5       8.1       --        14.8      1.5
Stock-based compensation....     2.1         2.1        --         --         --        --        --        --         --       --
Amortization of intangible
  assets....................     2.0         2.0        --         --         --        --        --        --         --       --
In-process research and
  development...............    18.7        18.7        --         --         --        --        --        --         --       --
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------
  Total operating expenses..    36.9        31.5        5.4       19.0       58.3      20.0      28.2      22.7       33.8     25.2
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------
Operating loss..............   (23.9)      (22.7)      (1.2)      (3.3)     (43.9)     (6.8)    (19.7)    (16.6)     (18.3)    (0.5)
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------

Other income (expense):
  Fresh-start adjustments...    83.7         --        83.7        --         --        --        --        --         --       --
  Net gain on discharge of
     debt...................   205.7         --       205.7        --         --        --        --        --         --       --
  Interest income...........     --          --         --         0.1        0.1       0.2       0.3       0.5        0.7      0.6
  Interest expense..........    (0.3)       (0.2)      (0.1)      (4.9)     (11.8)     (7.3)     (7.3)     (7.3)      (7.3)    (7.2)
  Other, net................     0.1         0.1        --         0.1       (6.2)     (0.8)     (0.3)     (0.6)      (0.4)    (0.7)
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------
Income (loss) before income
  taxes.....................   265.3       (22.8)     288.1       (8.0)     (61.8)    (14.7)    (27.0)    (24.0)     (25.3)    (7.8)
Reorganization items........     0.3         --         0.3        3.7        --        --        --        --         --       --
Provision (benefit) for
  income taxes..............     0.6         0.6        --         0.1        0.3       --        0.1       0.1       (0.1)     0.1
                            --------    --------    --------  ---------   -------- --------- ---------  ---------  --------- -------
Net income (loss)...........$  264.4    $  (23.4)   $ 287.8    $ (11.8)   $ (62.1)  $ (14.7)  $ (27.1)  $ (24.1)  $  (25.2) $  (7.9)
                            ========    ========    ========  =========   ======== ========= =========  =========  ========= =======


         In the third quarter of 2000, our quarterly revenues reached a three-year high of $66.2 million with a corresponding gross margin of $24.7 million, or 37.3% of net sales. Beginning in the fourth quarter of 2000, we experienced a sharp decrease in bookings and billings in most of our product lines and this weak customer demand trend has persisted through today. We believe that the decline in demand for our products is reflective of global economic conditions, particularly in high technology markets.

         In response to our declining net sales, and under the leadership of our new CEO, we commenced a series of operational restructuring activities designed to refocus on our core micrologic business and reduce our overall cost structure. These actions were recorded as special charges and included the following:

         o In December 2000, April 2001 and June 2001, we implemented a series of severance actions that resulted in elimination of over 500 positions companywide and reduced our executive management team from 15 to 5 people.

         o In December 2000, we recorded a special charge for long-lived asset impairments of $9.2 million that primarily relates to the impairment of our MOD III facility based on our intention at the time to sell the facility.

         o In the first quarter of 2001, we engaged a financial advisor to begin evaluating various strategic alternatives, including a possible sale or reorganization of the company.

         o During June 2001, we announced plans to consolidate our two Nampa, Idaho manufacturing facilities and to transfer wafer probe operations from Nampa to the Philippines.

         o In September 2001, we did not make the scheduled interest payment on our notes and announced that we had entered into discussions with an informal group of our noteholders to restructure our indebtedness.

         o In December 2001, we recorded a $30.4 million charge for impairment of our MOD III wafer fabrication facility that is being held for disposal. We also accrued contractual bonuses for the MOD III employees that stayed on to close the factory.

         o Also in December 2001, we negotiated a buy-out of our Campbell, California headquarters facility lease and entered into a new lease in San Jose, California that is expected to save us $4.5 million in operating expenses for 2002 versus 2001, excluding one-time costs.

         o In the first quarter of 2002, we filed a prepackaged Chapter 11 plan of reorganization with the United States Bankruptcy Court for the Northern District of California and we announced the discontinuation of all product development activities related to our CarteZian line of 32-bit RISC microprocessors. We also closed our Austin, Texas design center and several domestic and international sales offices.

         o    On May 13, 2002, our plan of reorganization became effective.

         As a result of these actions, our quarterly operating expenses have continued to decline and our fixed manufacturing costs have been significantly reduced. Our gross margin in the second quarter of 2002 was 34.1% 44.0% excluding fresh-start adjustments). Our interest expense in the fourth quarter of 2001 spiked due to the write-off of all remaining unamortized debt issuance costs. Subsequent to filing for bankruptcy, we ceased accruing interest on our notes payable. During the period from February 28, 2002 through April 30, 2002, our reorganization expenses were classified as non-operating items in accordance with fresh-start reporting. During the one-month period ended April 30, 2002, we recorded a net gain on discharge of debt of $205.7 million and fresh-start adjustments of $83.7. These items are discussed in more detail in the section entitled "Six-Month Periods Ended June 30, 2002 and June 30, 2001."

Liquidity and Capital Resources

         As a result of the economic downturn and decline in our results of operations that began in 2000, we became unable to continue servicing the interest on our debt. As noted previously, on February 28, 2002, we filed a voluntary prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. The bankruptcy court confirmed our reorganization plan on April 30, 2002. The plan of reorganization became effective on May 13, 2002 and resulted in the extinguishment of $325.7 million of liabilities.

         As of June 30, 2002, we had cash and cash equivalents of $18.1 million, compared to $30.7 million at December 31, 2001.

         Upon emergence from bankruptcy, we entered into a new credit facility with the same commercial lender as our previous credit facility. The new facility is a three-year $15.0 million senior secured revolving credit facility. The new facility is on substantially similar terms as our previous revolving credit facility, except that borrowings will bear interest at a rate per annum equal, at our option, to the commercial lender's stated prime rate or LIBOR, plus 2.5%. We have elected the LIBOR interest rate option which as of June 30, 2002 bore interest at 4.4%. The previous revolving credit facility and capital expenditure line was cancelled. As of June 30, 2002, we had outstanding borrowings of $9.1 million and there was no additional borrowing capacity under the facility. Our ability to borrow under the facility is based on a monthly borrowing base calculation that is determined as a percentage of eligible accounts receivable. In the first six months of 2002, our availability has decreased and we have made repayments on our revolving credit facility totaling $3.7 million. If our borrowing base continues to decline, we will be required to make further repayments on our revolving credit facility. We are subject to certain financial covenants under this facility, including tangible asset and fixed charge coverage ratios if the total of our cash, cash equivalents and availability on the revolving credit facility are less than $7.5 million at any month end.

         Six-Month Periods Ended June 30, 2002 and June 30, 2001. Cash used by operating activities was $7.8 million for the six months ended June 30, 2002, compared to $27.4 million for the six months ended June 30, 2001. The use of cash by operating activities in the first six months of 2002 primarily reflects our net loss of $36.8 million (after adjusting for net gain on discharge of debt of $205.7 million and fresh-start adjustments of $83.7 million), adjusted for depreciation and amortization of $5.6 million. During the six-month period ended June 30, 2002, our significant use of operating cash included cash payments for special charges of $16.7 million. The use of cash by operating activities in the first six months of 2001 primarily reflects our net loss of $51.2 million, adjusted by depreciation and amortization of $19.7 million, a decrease in accrued compensation and employee benefits of $17.8 million, and an decrease in other accrued liabilities of $5.7 million, offset by decreases in accounts receivable and inventories of $9.6 million and $8.5 million, respectively. Included in the change in other accrued liabilities for the first six months of 2001 was $13.3 million for a payment of interest on the notes. Additionally, we paid $10.3 million to our former Chief Executive Officer in the first six months of 2001, pursuant to a previously accrued contractual obligation.

         Cash used by investing activities was $1.1 million for the six months ended June 30, 2002 and was $3.7 million for the same period in 2001. Cash used for investing activities in both periods reflects capital expenditures. In the first six months of 2002, capital expenditures related primarily to furniture and fixtures for our new San Jose headquarters and replacements of manufacturing equipment. Capital expenditures in the first six months of 2001 primarily related to equipment in our MOD III wafer manufacturing facility. Cash used for financing activities in the first six months of 2002 was $3.7 million primarily representing repayments on our revolving line of credit. In the first six months of 2001, $13.1 million of cash was provided by investing activities primarily from borrowings under our revolving line of credit.

         The liquidity summary presented below is intended to identify significant sources and uses of cash and cash equivalents for the periods indicated. This information was developed by combining cash flow activity of the Predecessor Company and the Successor Company and is not intended to replace our statements of cash flows prepared in accordance with GAAP. The $12.6 million decline in our cash balance during the six months ended June 30, 2002 includes cash payments of $11.1 million associated with our restructuring of operations and $4.3 million of professional fees incurred in connection with our reorganization plan. A summary of cash flows for the six months ended June 30, 2002 and June 30, 2001 follows (in millions):

                                                                          Six Months
                                                                       Ended June 30,*
                                                                -----------------------------
                                                                    2002            2001
                                                                ------------     ------------
  Cash Generation:
  EBITDA, as defined........................................       $   10.6       $ (8.6)
  Cash Uses:
  Restructuring activities:
       MOD III closure, including severance.................           (6.1)        (1.2)
       Headquarters relocation and lease buyout.............           (2.7)         --
       Design center closure and sales actions..............           (1.1)         --
       Retention bonuses....................................           (1.2)         --
                                                                ------------     ------------
     Subtotal restructuring cash payments...................          (11.1)        (1.2)
  Professional fees associated with recapitalization........           (4.3)        (0.8)
  Employee loans approved in reorganization plan............           (2.2)         --
                                                                ------------     ------------
     Subtotal professional fees and employee loans..........           (6.5)        (0.8)
                                                                ------------     ------------
     Subtotal restructuring and reorganization items........          (17.6)        (2.0)
                                                                ------------     ------------
  Revolving line of credit proceeds (repayments)............           (3.8)        13.0
                                                                ------------     ------------
  Contractual obligation to former chief executive officer..            --         (10.2)
  Capital expenditures......................................           (1.1)        (3.7)
  Other balance sheet changes, net..........................           (0.7)        (6.5)
                                                                ------------     ------------
  Total cash usage during period............................          (23.2)        (9.4)
                                                                ------------     ------------

  Net change in cash during period..........................       $  (12.6)      $ (18.0)
  Cash and cash equivalents at beginning of period..........       $   30.7       $  40.7
                                                                ------------     ------------
  Cash and cash equivalents at end of period................       $   18.1       $  22.7
                                                                ============     ============

  -------------------------------
  * The period ended June 30, 2002 reflects combined results of the Predecessor Company and the Successor Company. Figures for the June 30, 2001 period reflect only the Predecessor Company.


         Our cash needs for the balance of 2002 include working capital, professional fees incurred in connection with the preparation of this registration statement and capital expenditures. Our restructuring of operations and reorganization activities are substantially complete and, based on our current plans, except for costs that we will incur in connection with filing this registration statement, we do not expect to incur significant expenditures for these items in the foreseeable future. The 2002 business climate is expected to continue to be difficult. However, we currently anticipate that available cash and cash provided by operating activities will be adequate to satisfy our cash requirements for at least the next twelve months.

         We expect fiscal 2002 capital expenditures will total approximately $1.5 million to $2.0 million, primarily for manufacturing equipment, building improvements and internal use software. Decisions related to how much cash is used for investing are influenced by the expected amount of cash to be provided by operations.

         Years Ended December 31, 2001, 2000 and 1999. During the year ended December 31, 2001, our operating activities used net cash of $18.8 million, which was primarily attributable to our overall net loss of $128 million adjusted for the following non-cash items: $37.9 million of depreciation and amortization; $36.9 million of impairments of long-lived assets and goodwill; $1.9 million stock based compensation, and $7.2 million equity in loss of Qualcore Group, Inc., which includes a write-off of equity assets of $5.8 million. Reductions in inventories, accounts receivable and prepaid and other assets totaled $35.4 million and contributed to 2001 operating cash flow, as did a $13.6 million increase in accrued interest expense. Decreases in accounts payable, accrued compensation and employee benefits and other accrued and non-current liabilities used a total of $24.4 million of operating cash during 2001.

         During the year ended December 31, 2000, our operating activities provided net cash of $8.5 million, which was primarily attributable to our overall net loss of $58.2 million adjusted for the following non-cash items: $42.0 million of depreciation and amortization; $9.3 million write-down of long-lived assets; $8.5 million cumulative change in accounting principle; $2.6 million stock option compensation; $1.5 million of purchased in-process research and development expense, and $0.9 million equity in loss of Qualcore Group, Inc. During 1999, our operating activities generated net cash of $24.4 million which was primarily attributable to an increase in accounts payable, accrued compensation and employee benefits and other accrued and non-current liabilities of $23.2 million and adjusted by non-cash items including depreciation and amortization of $52.4 million, a write-down of assets held for disposal of $3.7 million and a charge for purchased in-process research and development of $1.0 million. These items were offset by a net loss of $37.9 million and an increase in inventories, accounts receivable and other assets totaling $18.3 million.

         During the year ended December 31, 2001, our investing activities used cash of $4.1 million consisting entirely of capital expenditures. During the year ended December 31, 2000, our investing activities used cash of $30.3 million consisting of $21.9 million of capital expenditures and $8.1 million, including expenses, for the acquisition of a 20% equity investment in Qualcore with an option to purchase the remaining 80% interest. During 2000, our capital expenditures primarily related to enhancements to our 0.35-micron wafer manufacturing capability. We used $14.2 million in cash for investing activities in 1999. We invested $8.3 million in capital expenditures primarily for new test equipment, product development tools and computer system upgrades and $5.9 million for the acquisition of the net assets of Seattle Silicon.

         During the year ended December 31, 2001, cash provided from financing activities totaled $12.9 million and represented $12.8 million of borrowings on our revolving credit facility and $0.1 million of proceeds received from issuance of common stock pursuant to stock option exercises.

         During the year ended December 31, 2000, cash provided from financing activities totaled $1.7 million and related primarily to $2.7 million of proceeds received from issuance of common stock pursuant to stock sales and stock option exercises, which were offset by principal payments under capital leases of $0.9 million. Cash used by financing activities of $0.2 million in 1999 was from principal payments under capital leases offset by exercises of stock options.

Effects of Inflation and Changing Prices

         We believe that inflation and/or deflation had a minimal impact on our overall operations during the six months ended June 30, 2002 and during each of the years ended December 31, 2001, 2000 and 1999.

Seasonality

         Sales typically peak in the third quarter caused by increased holiday demand from our customers in the home entertainment and consumer products markets. Our revenues are generally lower in the first and second quarters compared to the rest of the year. We believe that this historical seasonal trend could be impacted by general economic conditions and reduction in sales of our de-emphasized television and computer peripheral products.

Recent Accounting Pronouncements

         In accordance with the early adoption provisions of SOP 90-7, on May 1, 2002, we adopted the following Statements of Financial Accounting
Standards: SFAS No. 143, "Accounting for Asset Retirement Obligations;" SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections Business Combinations;" and SFAS No. 146, "Accounting for Costs Associated with Exit of Disposal Activities." We adopted SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The adoption of these statements had no impact on our consolidated financial statements.

         The principal provisions of SFAS No. 142 require that goodwill and other intangible assets deemed to have an indefinite useful life not be amortized but rather tested annually for impairment. Under SFAS No. 142, intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS No. 142 requires companies to test intangible assets that will not be amortized for impairment at least annually by comparing the fair value of those assets to their recorded amounts.

         The principal provisions of SFAS No. 143 address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and or normal use of the assets. The enterprise also is to record a corresponding increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Because of the extensive use of estimates, most enterprises will record a gain or loss when they settle the obligation.

         SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

         SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities. Under SFAS No. 146, companies will record a liability for a cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's intended future actions and therefore, does not meet the requirement for recognizing a liability and related expense. This statement only applies to termination benefits offered for a specific termination event or a specified period. It will not affect accounting for the costs to terminate a capital lease. We adopted this statement for exit or disposal activities initiated on or after May 1, 2002.


                                  BUSINESS

Our Business

         We are a worldwide supplier of semiconductor products. We design, develop, manufacture and market various families of products in support of this semiconductor market segment. Using proprietary technology that we have developed over our 27-year operating history, we continue to provide semiconductor integrated circuit devices that our customers design into their end products. Our devices, which often include related application software, typically combine a microprocessor and/or digital signal processor, memory, and input and output functions on a single device. Our embedded control devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. For example, some typical applications include devices that control such functions as the speed of a motor, an infrared remote control and the charging cycle of a battery charger. Similarly, our standard products have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies. These devices include serial communication controllers, modems, IrDA transceivers, television display controllers and personal computer peripheral devices. Standard products also includes wafer fabrication foundry services for third-party integrated circuit designs.

Our Industry

         The semiconductor market is comprised of five broad product segments: micrologic, other logic, memory, analog and discrete devices. We compete in the micrologic device segment.

         Micrologic devices are processor-based semiconductors that include microprocessors, microcontrollers and digital signal processors that typically process information, output data or control signals according to programmed instructions and various external inputs. Micrologic devices also include microperipherals that operate in conjunction with these processor-based devices to provide systems support or to control communications, graphics and images, mass storage, voice and other user input systems.

         Semiconductor manufacturers target the micrologic market through both application specific standard products, which we call ASSPs, tailored for a specific application but are not proprietary to a single customer, and general-purpose products, which are neither application nor customer specific. We design, manufacture and market both ASSPs and general-purpose micrologic products.

         Microcontrollers typically include a system-on-a-chip, which we call SOC, consisting of a central processing unit, non-volatile program memory, random access memory for data storage and various input/output capabilities. The microcontroller is a complete embedded control solution because it incorporates application-specific software and may include specialized peripheral device controllers and internal or external non-volatile memory components to enable the storage and access of additional program software. Microcontrollers are generally segmented by word length, which is measured in bits, and are characterized as follows (references to dollar amounts are from Semico Research Corporation Market Data Update dated April 2002):

          4-bit microcontrollers
          o are relatively inexpensive, with a typical resale value of less than $1.00 per device
          o generally lack the minimum performance and features required for product differentiation
          o are typically used only to produce basic functionality in products
          o    have a minimum memory availability
          o have a general market size estimated to be in the range of $0.6 billion in 2001

          8-bit microcontrollers
          o    typically sell for an average of $1.50 per device
          o generally perceived as the most cost-effective embedded control solution for high volume requirements
          o broad use in as many as 200 market categories for both ASSP and general purpose applications
          o general market size is estimated to be in the range of $4.3 billion in 2001

          16-bit microcontrollers
          o    provide high performance
          o    strong graphic and audio applications use
          o typically sell for an average price of around $4.00 per device
          o general market size is estimated to be in the range of $2.9 billion in 2001

          32-bit microcontrollers
          o    provide very high performance
          o    favored use in intensive graphic applications
          o    focused on use in the networking and communications market
          o expensive for most high-volume embedded control applications, typically selling for around $7.00 each
          o general market size is estimated to be in the range of $1.8 billion in 2001

         As consumer and industrial product manufacturers seek to enhance the value of their products by increasing functionality, performance and ease of use, they are embedding more advanced control devices into their design. One way for manufacturers to meet these market requirements is to use integrated circuit devices such as embedded controllers. Embedded control devices can enable customers to:

         o    improve their product differentiation;

         o    improve their product functionality;

         o assist in the emergence of new classes of products and markets;

         o transition products from electromechanical to electronic control;

         o    provide remote access control via the Internet; and

         o    generally reduce costs.

         Embedded control devices continue to provide extremely cost effective solutions for manufacturers in a broad range of existing and new markets and as such continue to be one of the largest segments of the semiconductor market. An embedded control solution includes both the microcontroller and microprocessor categories of products. Today, embedded control devices are used in a broad range of everyday products such as personal digital assistants, telephones, televisions, thermostats, battery chargers, garage door openers, heaters, air conditioners and a variety of other consumer and industrial products.

         In addition to embedded control devices, our industry is also focused on producing digital signal processors and other micrologic devices used in the communications market. These products include serial communications for voice and data transmission in the telecommunications market and low speed modems for a broad range of markets including point of sale and set-top box applications. They also include IrDA transceivers for use in PDAs, cellphones, and laptop computers and computer peripheral devices.

Our Competitive Strengths

         We have over 27 years of experience in designing, manufacturing and selling micrologic semiconductor devices. As a pioneer in this industry, we believe that our brand name is respected and well recognized in our markets. We have established strong, long-standing relationships with numerous customers that are leaders in their respective markets. Our extensive experience as a supplier of micrologic devices has allowed us to develop the following key competitive strengths, which we believe differentiate us from many of our competitors:

         Globally-Recognized 8-bit Architecture. Our embedded control products are known worldwide for providing versatile, highly customizable design solutions for use in a variety of consumer products and industrial equipment. We introduced our first Z80 microprocessor in 1974 and subsequently introduced our first Z8 microcontroller, each of which continue to enjoy strong sales. We offer a broad line of 8-bit microcontrollers designed to provide increased functionality, performance and ease of use in the products in which they are embedded. Our Z8 microcontroller was ranked as the third-most recognized 8-bit microcontroller worldwide by engineers and engineering management surveyed by EDN and Electronics Business Magazine in 2000.

         Extensive Product Portfolio. In 2001, we shipped approximately 800 different products, including field programmable microcontrollers for consumer and industrial devices, modems used in satellite television, alarm controllers for security systems, universal and multi-brand remote controls and infrared keyboards. Our devices feature a variety of memory configurations, low voltage and power, small packaging and ease of use that allow electronics manufacturers to differentiate their products, add product functionality and reduce product costs. Our products are supported by an extensive set of Windows'-based development tools and proven application assistance. Our proprietary library of reusable intellectual property facilitates our ability to rapidly develop new products to meet the needs of our customers.

         Established Customer Base. We have developed relationships with over 5,000 original equipment manufacturers and end-users, many of which are leaders in their respective markets. By collaborating with customers in an interactive product design and development process, we have been able to establish longstanding strategic relationships, which solidify our customer base and help us to define our next generation products. In our embedded control segment, we have collaborated with such customers as Emerson, Hypercom, Philips, Samsung, Thomson Consumer Electronics, which sells under the brand names GE and RCA, and Tyco.

         Industry-Seasoned Management Team. We have assembled a seasoned management team at both the administrative and the operating levels. Our Chairman and Chief Executive Officer, James M. Thorburn, joined us in March 2001, having served as a consultant for Texas Pacific Group, our former majority stockholder, and prior to that, he served as the Senior Vice President and Chief Operating Officer of On Semiconductor and formerly as our Chief Financial Officer. Our President, Michael D. Burger, has been with us since 1998, after having worked with Quicklogic and National Semiconductor. Federico Faggin has recently joined us as a consultant and a member of our board of directors. Mr. Faggin co-founded ZiLOG in 1974 and has a long history in the semiconductor field including his work for Fairchild Semiconductor where led the development of the original MOS Silicon Gate Technology and designed the world's first commercial integrated circuit to use such technology. Richard L. Sanquini joined our board of directors in July 2002. Mr. Sanquini worked at National Semiconductor for over 20 years including serving as Senior Vice President and General Manager of its Consumer and Commercial Group.

Our Strategy

         Our objective is to be a key provider of micrologic devices. Our key business strategies include:

         Focusing on Our Core 8-bit Micrologic Business. We are dedicating increased human and financial resources to developing new applications and relationships with new customers for our existing and future 8-bit micro-logic products. In addition, we are focusing our sales and design resources on key vertical markets within the 8-bit micro-logic product market where we currently have strong market share, such as infrared remote controls and home and office security systems. Our extensive database of code and reusable application software developed over long years of service in these markets facilitates our customers' ability to design in our products.

         Delivering Complete Solutions to Our Customers. We are focused on providing advanced semiconductor solutions that assist our customers in adding functionality and enhancing the performance of their products. Our efforts in this regard include:

         o Collaborating Closely with Customers. We work closely with our customers to jointly define our next generation products. We believe that our strong relationships are a competitive advantage, enabling us to target our research and development investments more effectively and to maximize the quality of our decisions on the function, features, performance, market timing and pricing requirements of our devices.

         o Integrating System Functionality into Our Solutions to Enhance Performance and Reduce Costs. High levels of integration can enable our customers to significantly reduce the number of individual components used with our semiconductor solutions, which can improve system assembly yields, reduce required board space, enhance performance and reduce costs. We achieve high levels of integration by actively developing advanced intellectual property that we integrate into our semiconductors and thereby increase the value we are able to provide to our customers.

         o Providing State-of-the-Art Development Tools. We enable our customers to quickly design our new products into their systems by providing advanced, intuitive development tools such as our newly-released ZiLOG Developer's Studio, or ZDS II, and the ZPAK II emulator, a debug tool which features a networked device with an Ethernet interface and an RS-232 console port. In addition, we are working with suppliers of third party development tools to facilitate compatibility of their systems with our devices. We are increasing the number of application notes, reference designs and sample software applications that we make available to our customers in order to facilitate the initiation of their design processes. Through our web site, our customers may download ZDS and development tool documentation and may access a search engine that helps them to quickly select the best product for their specific needs. For high volume original equipment manufacturers, we provide extensive worldwide field applications engineering support, which further decreases time-to-market for our customers.

         Utilizing Efficient Manufacturing. We intend to continue production of certain existing wafers in our own five-inch wafer fabrication facility and to augment that production by using external foundries primarily to produce wafers with circuit geometries of .65 micron or below. By utilizing both internal and external manufacturing resources, we believe we will both optimize our access to leading edge manufacturing processes and available capacity as well as reduce our capital and operating infrastructure requirements. As part of our manufacturing strategy, we intend to continue to utilize third party contractors to assemble and package our products, which has enabled us to improve our pricing, cycle times and quality and has allowed us to focus resources on product design, wafer manufacturing, product testing and customer support.

Products and Applications

         We currently offer approximately 800 products that are sold in a wide selection of configurations to over 5000 original equipment manufacturers and end-users worldwide in the embedded control and communications markets. We operate in one operating segment that is engaged primarily in the design, development, manufacture and marketing of semiconductor products.


      Products                                                 Sample Uses
      --------                                                 -----------
      Embedded control products include:
           Microcontrollers - based on our proprietary
           Z8 architecture..................................   Security system, battery charger
           Microprocessors - based on our proprietary
           Z80 architecture.................................   POS terminal, motor control
      Standard products include:
           Serial Communications Controllers................   Telephone switch
           Modems...........................................   Satellite TV, POS card validation
           IrDA transceivers................................   PDA's, cell phones
           Television and PC peripheral products............   TV, keyboard, pointing device

         Embedded Control Products. Our embedded control products are designed using our globally-recognized and proprietary Z8 and Z80 architectures that enables a broad range of market manufacturers to develop products that control their functionality and performance. These devices can be used for a multitude of functions depending on the specific customer needs from controlling the speed of a motor, to monitoring the charging cycle of a battery charger.

         Our embedded control product focus centers on our proprietary 8-bit microcontroller and microprocessor architectures. Our microcontroller products include a broad range of standard products for use in hundreds of embedded control applications. We have also developed more vertically targeted microcontroller products for markets including Infra-red and home and office security applications. We believe we are the leading independent supplier of universal infra-red microcontrollers to the universal remote control market based on number of units sold. The integration of our 8-bit Z8 based microcontroller with our database of code from manufacturers of home appliances such as televisions, VCR's and DVD's makes us an independent leader in the market for the supply of up-to-date code based Universal infrared remote control devices based on number of units sold.

         Our microprocessor products are higher performance products addressing the high-end 8-bit microprocessor and microcontroller markets. These products are available with integrated software that enables the devices to communicate across public and private networks. In these applications the device can function as a stand-alone embedded web server, providing monitoring and control functionality to a remote site, using a standard web browser interface.

         We launched the first product in our eZ80 Webserver family of high performance 8-bit microprocessors in the fourth quarter of 2001 and we expect to introduce additional products in this family during 2002. The eZ80 can function as a high-performance 8-bit microprocessor or as a complete web-server when it is equipped with various communication interfaces and protocols.

         Standard Products. We call our products that are not our strategic Z80 or Z8 based devices our standard products. Our standard products are primarily focused on serial communications for voice and data transmission in the telecommunications market and low speed modems for a broad range of markets including point of sale and set-top box applications. Additionally, standard products include IrDA transceivers for use in PDAs, cellphones, and laptop computers.

Development Tools

         Our Developer Studio, which we call ZDS, is a stand-alone software development environment that provides a comprehensive development solution for embedded designers and incorporates our sophisticated line of development tools. ZDS integrates a language-sensitive editor, project manager, highly optimizing ANSI C-compiler, assembler, linker and symbolic source-level debugger that supports our entire line of Z8, Z8Plus, eZ80, Z80S180 and DSP processors. ZDS provides an industry standard user interface running under all Windows(R)-based operating systems, and features an integrated set of windows, document views, menus and toolbars that enable developers to create, test and refine applications in a familiar and productive environment.

         ZDS II is the next generation descendant of ZDS that has been enhanced to meet the challenges of our more sophisticated developers. ZDS
II supports a scripting engine for more flexible user-configuration and automated regression testing. ZDS II also supports a new communication layer allowing it to be interface with third-party emulation products as well as our new ZPAK II high-speed emulation and evaluation hardware interface.

         Many independent companies develop and market application development tools and systems that support our standard product architectures. Although we do not generate significant revenues from the sale of development tools, we believe that familiarity with, and adoption of, development systems offered by ourselves as well as third-party vendors will be an important factor when considering ZiLOG as the vendor of choice by new product developers.

Customers, Sales and Marketing

         We use a total marketing approach to build relationships with a targeted list of original equipment manufacturers, or OEMs, distributors and end-users in a broad array of end markets. Our broad-based OEM customers include Emerson, Hypercom, Philips, Samsung, Thomson Consumer Electronics, which sells under the brand names GE and RCA, and Tyco.

         To market our products to our customers, we utilize a well-trained and highly-skilled direct sales and distribution sales force, a customer-centric website, technical documentation that includes product specifications and application notes, development tools and reference designs, sales promotional materials, targeted advertising and public relations activities, and involvement in key trade shows and technical conferences in North America, Europe and Asia. During 2001, we derived approximately 61% of our net sales from direct sales to original equipment manufacturers, compared to 60% in 2000 and 39% from sales through distributors in 2001, compared to 40% in 2000. During the six months ended June 30, 2002, 56% of our net sales came from sales to original equipment manufacturers, compared to 63% during the same period in 2001, and 44% from sales through distributors during the six months ended June 30, 2002, compared to 37% during the same period in 2001.

         Our direct sales force of 56 people as of June 30, 2002 focuses on four geographic areas: Americas, Europe, Asia and Japan. We have sales offices located in the metropolitan areas of Chicago, El Paso, Irvine, Philadelphia, San Jose, Beijing, Hong Kong, Kuala Lumpur, London, Munich, Seoul, Shanghai, Shenzhen (China), Singapore, Taipei and Toronto.

         We provide direct customer support through our field application engineers, who are located in our sales offices around the world and work directly with local customers in close consultation with our factory-based technical specialists. Field application engineers typically develop technology expertise in a market segment that is most prominent in their geographic areas. These engineers provide significant aid to the customer throughout the design process. Customer support in the Americas is being provided by our American-based personnel. Our local area sales offices handle customer service functions for Asia and Europe.

         In 2000, we announced an exclusive full-service distribution agreement with Pioneer-Standard in North America and we terminated our existing relationships with our three then-largest distributors in North
America: Arrow Electronics, Future Electronics and Unique Technologies. In 1999, these three distributors collectively purchased $42.3 million of our products. By virtue of this exclusive agreement, we receive more dedicated sales and marketing resources from Pioneer-Standard than from our previous three distributors combined. These resources include sales representatives focused full-time on our business, co-operative trade advertising, seminars and workshops to train design engineers about our products, direct mail advertising and collateral materials and web site pages dedicated to our products.

         Pioneer-Standard accounted for approximately 12.6% and 11.5% of our net sales during the years ended December 31, 2001 and 2000, respectively. During the six months ended June 30, 2002, Pioneer-Standard accounted for 13.3% of our net sales, compared to 12.4% during the same period in 2001. During the year ended December 31, 1999, Arrow Electronics accounted for approximately 12.6% of our net sales.

Manufacturing and Sourcing

         We operate one five-inch semiconductor wafer fabrication facility in Idaho. Currently our five-inch wafer fabrication facility is producing wafers with circuit geometries of 0.65, 0.8 and 1.2 microns. Our products that have circuit sizes below 0.65 microns are being produced at outside foundries in Taiwan. We conduct most of our final test operations at our facility in the Philippines and outsource our assembly operations to subcontractors located primarily in Indonesia and the Philippines.

         We closed our eight-inch wafer fabrication facility, which we call MOD III, in January 2002. Upon effectiveness of the plan of reorganization, the assets of MOD III were transferred to our new subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc. MOD III, Inc. is holding this facility for sale, and the holders of our former senior notes will enjoy most of the expected economic value from the facility's sale or lease.

         The National Standards Authority of Ireland granted ISO 9001 and 9002 certifications to our facilities in Idaho. The SGS International Certification Services AG of Zurich, Switzerland granted an ISO 9002 certification to our Philippines test facility. ISO certifications reflect the stringent quality standards to which all of our products are manufactured. We believe that these certifications enhance the reputation and quality of our products.

Research and Development

         Expenditures for research and development during 2001 were $28.7 million, representing 17% of net sales. Expenditures for research and development for the six-month periods ended June 30, 2002 and June 30, 2001 were $9.9 million and $16.3 million, respectively, representing 13.3% and 18.5% of our net sales for those periods, respectively. Expenditures for research and development in 2000 were $36.9 million and represented 15% of net sales; in 1999 these expenditures were $32.8 million and represented 13% of net sales. During 2001, our research and development activities were focused largely on communications product development relating to our eZ80 and CarteZian products. In January 2002, we announced the discontinuation of our CarteZian product development efforts and the closure of our Austin, Texas design center. Accordingly, in 2002, we expect to reduce our research and development spending compared to 2001 levels. In 2002, we expect our research and development expenditures will be focused largely on new products in the eZ80 family and on enhancing our embedded control product offerings.

Competition

         The semiconductor industry is characterized by price erosion, rapid technological change and heightened competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater resources than ours with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also expected to increase their participation in the semiconductor market.

         We compete with other micrologic device manufacturers who target the same specific market segment. We believe the primary bases for competition in this market include: price, technological sophistication, customer relationships, support tools, familiarity with micrologic architecture, and existing customer investment in system software based on a particular architecture. Our current and future products compete with, or may compete with, products offered by Advanced Micro Devices, ARM, Atmel, Conexant, Intel, Lucent Technologies, Microchip, Motorola, NEC, Philips, Sharp, ST Microelectronics, Texas Instruments and Toshiba, among others. However, we believe that no single competitor addresses exactly the same set of products or markets as we do.

Backlog

         Our total backlog of cancelable customer orders was $24.4 million as of June 30, 2002, as compared to $23.4 million as of December 31, 2001. Our sales are generally made pursuant to short-term purchase orders rather than long-term contracts. As a result, our backlog may not be an accurate measure of net sales or operating results for any period.

Patents and Licenses

         As of July 31, 2002, we held 128 U.S. and 10 foreign patents and had 41 U.S. and 30 foreign patent applications pending. We have more than 80 U.S. mask work registrations on our products. We hold copyright registrations to protect proprietary software employed in many of our products. We have 16 U.S. registered trademarks, 3 foreign registered trademarks, 6 pending U.S. trademarks and 5 pending foreign trademarks. In addition, we have various active licenses for product or technology exchange. The purpose of these licenses has, in general, been to provide second sources for standard products or to convey or receive rights to valuable proprietary or patented cores, cells or other technology.

Employees

         As of June 30, 2002, we had 831 full-time employees in the following functions:

                                                         Number of
                            Function                     Employees
          ------------------------------------------     ----------
          Manufacturing..............................       601
          Research and development...................        90
          Sales and Marketing........................        87
          General and administrative.................        53
                                                         ----------
          Total......................................       831
                                                         ==========


         In order to reduce our costs and improve our operating efficiency, we have reduced our worldwide headcount in each of the last three years. Significant headcount reductions occurred in connection with our outsourcing of assembly operations in January 1999 and in connection with the closures in the first quarter of 2002 of our MOD III wafer fabrication facility in Nampa, Idaho and our customer support and engineering design center in Austin, Texas. In addition to these actions, we have also had various other voluntary and involuntary reductions in force during the last three years. We consider our relations with our employees to be good and believe that our future success will depend, in large part, upon our ability to attract, retain, train and motivate our employees. None of our employees are represented by labor unions.

Environmental

         Our manufacturing processes require substantial use of various hazardous substances, and, as a result, we are subject to a variety of governmental laws and regulations related to the storage, use, emission, discharge and disposal of such substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Clean Air Act and the Water Pollution Control Act. We believe we have all the material environmental permits necessary to conduct our business.

         In February 1999, our facilities in Idaho received ISO 14001 certification by the National Standards Authority of Ireland, an independent auditor of environmental management systems. We believe that ISO 14001 certification is widely recognized as the global standard for measuring the effectiveness of a company's environmental management. To qualify, companies must implement an environmental management system, comply with all relevant regulations, commit to prevent pollution, adopt a program of continual improvement, and submit to periodic outside audits of their environmental management system. Our environmental management system controls and monitors all of the ways in which we impact the environment, including air quality, water use, conservation, waste disposal and chemical handling.

Properties

         On January 25, 2002, we moved our headquarters from Campbell, California to a 41,000 square foot facility in San Jose, California, which we have leased through January 31, 2007. Excluding the cost of terminating our old lease and relocation expenditures, this move is expected to result in savings of approximately $4.5 million in 2002 in annual operating costs versus 2001.

         We currently own and perform wafer fabrication at our 118,000 square foot building located on a 53-acre site in Nampa, Idaho. In January 2002, we closed our MOD III facility, which is approximately 158,000 square feet. In connection with our plan of reorganization, we transferred the assets of the MOD III facility to MOD III, Inc. MOD III, Inc. is holding this facility for sale, and the holders of our former senior notes will enjoy most of the expected economic benefit from this facility's sale or lease.

         A majority of our final testing, inventory warehousing and logistics reside in a 54,000 square foot facility located in the Philippines. We have occupied this site since 1979 and the lease is presently due to expire March 31, 2004. We recently completed the closure of our 17,000 square foot customer support and engineering design center in Austin, Texas. In 1999, we opened a design center in Bangalore, India and have entered into a lease agreement for approximately 10,000 square feet. In addition, we have short-term leases for its sales offices located in the U.S., Canada, England, Germany, Korea, Malaysia, the People's Republic of China (including Hong Kong), Singapore and Taiwan. We believe that these properties currently are adequate to meet our needs.

Legal Proceedings

         On July 29, 1996, we filed an action in the Superior Court of the State of California in and for Santa Clara against Pacific Indemnity Company, Federal Insurance Company and Chubb & Son Inc. In that action, we sought a declaration that our former insurers, Pacific and Federal, had an unconditional duty to defend and indemnify us in connection with two lawsuits brought in 1994: (1) in Santana v. ZiLOG and, (2) in Ko v. ZiLOG. Our complaint in the Santa Clara County action also alleged that Chubb, which handled the defense of Santana and Ko on behalf of Pacific and Federal, was negligent. Pacific cross-complained against us, seeking reimbursement of defense costs for both underlying lawsuits and a payment it contributed to the settlement of Ko. According to its cross-complaint, Pacific sought a total of approximately $6,300,000, plus interest and costs of suit.

         On February 26, 2002, we agreed to make a payment of $300,000 to fully settle these lawsuits. We paid $150,000 of this amount as of June 30, 2002. The balance is to be paid in 2 equal installments by February 26, 2003. The outstanding balance accrues interest at 6% per annum.

         We have been notified by several parties that we may be infringing certain patents. In addition, four of our customers have notified us that they have been approached by patent holders who claim that they are infringing certain patents. The customers have asked us for indemnification. We have had no further communications about any of the claims from our customers for at least 13 months. In the event that we determine, however, that any such notice may involve meritorious claims, we may seek a license. Based on industry practice, we believe that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have a material adverse effect on our financial condition. See the section entitled "Risk Factors -- We could be subject to claims of infringement of third-party intellectual property rights, which could be time-consuming and expensive for us to defend."

         We are participating in other litigation and responding to claims arising in the ordinary course of business. We intend to defend ourselves vigorously in these matters. Our management believes that it is unlikely that the outcome of these matters will have a material adverse effect on our financial statements, although there can be no assurance in this regard.

Financial Restructuring and Reorganization

         We filed a pre-packaged Chapter 11 reorganization plan with the United States Bankruptcy Court for the Northern District of California on February 28, 2002. The court confirmed the plan on April 30, 2002 and it became effective on May 13, 2002.

         Pursuant to our reorganization plan, we extinguished $325.7 million of liabilities, which included $280.0 million principal amount of our former 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the notes and $18.5 million of dividends payable on our former series A preferred stock. Each holder of senior notes received, in exchange for its senior notes, its pro rata share of:

         o 28,000,000 shares of our newly-issued common stock. As of July 31, 2003, this represented approximately 86% of our outstanding equity on a fully-diluted basis.

         o 100% of the newly-issued series A preferred stock issued by our subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc. Holders of MOD III, Inc. series A preferred stock are entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of one of our wafer fabrication plants located in Nampa, Idaho. We transferred this plant to MOD III, Inc. upon effectiveness of our reorganization plan. Dividends accrue on the MOD III, Inc. series A preferred stock at 9 1/2% per annum.

         o 50% of MOD III, Inc.'s newly-issued series B preferred stock. We retained the remaining 50% of the new MOD III, Inc. series B preferred stock, as well as 100% of the common stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

         Our previously outstanding common stock and preferred stock, and all related options and warrants, were also cancelled pursuant to the terms of the reorganization plan, and all accumulated dividends and any other obligations with respect to such shares were extinguished. Each holder of common stock received a pro rata share of $50,000. Each holder of preferred stock received a pro rata share of $150,000. As a result of this reorganization, we expect to save more than $26.6 million annually in interest payments on the extinguished senior notes.

Historical Background to the Plan of Reorganization

         We issued our senior secured notes in connection with our going-private transaction in 1998. Since then, our business and financial growth have been negatively affected by the extremely difficult business climate in which we have been operating.

         In March 2001, we retained Lazard Freres & Co., LLC as financial advisor to assist us in exploring a number of strategic alternatives. Also in March of 2001, Lazard began the process of soliciting bids for the sale of all or parts of our business. While we received a number of proposals, each of these contained significant financing or due diligence contingencies. After consultation with our financial advisor, we determined that these contingencies could seriously jeopardize the likelihood that a strategic transaction could be consummated.

         In July 2001, holders of senior notes who collectively held or managed approximately $165.0 million in principal amount of our senior notes formed an informal group to discuss and negotiate the terms of a possible restructuring with us. All members of this group executed confidentiality agreements and on July 13, 2001, members of our management met with these holders and their counsel to discuss a possible restructuring.

         Discussions continued over the course of the summer and fall of 2001. During the course of these discussions, we concluded that the best vehicle to achieve a restructuring of our senior notes was through consummation of a voluntary pre-packaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code. On November 27, 2001, we reached a non-binding agreement regarding the terms of the reorganization plan with this informal group of our noteholders.

         On January 28, 2002, we commenced solicitation of acceptances of the plan of reorganization from the holders of our senior notes and preferred stock. We did not solicit votes from holders of our old common stock. In connection with this solicitation, we entered into lock-up agreements with members of the informal group. Under the lock-up agreements, the members of the informal group agreed, among other things and subject to certain conditions, to vote to accept the plan of reorganization.

         The voting period for the solicitation ended on February 26, 2002. Holders of approximately $221.0 million of our senior notes accepted the plan of reorganization. None of the holders rejected the plan. All of the holders of preferred stock who voted also accepted the plan of reorganization.

         The plan of reorganization was confirmed by the bankruptcy court on April 30, 2002 and became effective on May 13, 2002.

         We believe that the restructuring will substantially reduce uncertainty with respect to our future and better position us to develop new products and maintain and expand our customer base by focusing on our core business. ZiLOG is a pioneer in the semiconductor industry and we have a well-recognized brand. We believe that the elimination of our senior notes, the accrued interest due on the notes, as well as the cancellation of our former preferred stock, will allow us to devote more resources towards developing and expanding our core business. We believe that completion of the plan will provide a stronger financial base upon which we can focus and execute to develop a successful business.


                                 MANAGEMENT

Executive Officers and Directors

         Our executive officers, directors and key employees, their ages and positions as of August 5, 2002, are as follows:


              Name                   Age                                 Position
----------------------------------- ----     -----------------------------------------------------------
James M. Thorburn..................  46      Chairman, Chief Executive Officer and Director
Michael D. Burger..................  44      President and Director
Joseph Colonnetta..................  40      Director
Federico Faggin....................  60      Director
Richard L. Sanquini................  67      Director
Gerald J. Corvino..................  67      Executive Vice President, Chief Operating Officer and Chief
                                             Information Officer
Perry Grace........................  45      Vice President and Chief Financial Officer
Daniel M. Jochnowitz...............  40      Vice President, General Counsel and Secretary

         James M. Thorburn. James M. Thorburn was appointed Chief Executive Officer, Chairman of the Board, and a director in January 2002. Between March 2001 and January 2002, Mr. Thorburn was appointed as our acting Chief Executive Officer and President in connection with a consulting agreement between Mr. Thorburn and Texas Pacific Group, an affiliate of our former principal stockholder. From August 1999 to March 2001, Mr. Thorburn was Senior Vice President and Chief Operating Officer of ON Semiconductor. From May 1998 until August 1999, Mr. Thorburn served as our Senior Vice President and Chief Financial Officer. Prior to May 1998, Mr. Thorburn was the Vice President of Operations Finance at National Semiconductor. During his 17-year career at National Semiconductor, Mr. Thorburn held various executive positions. Mr. Thorburn holds a Bachelor of Science degree in Economics from the University of Glasgow, Scotland and is a qualified accountant with the Institute of Chartered Management Accountants. Mr. Thorburn is a Group III director subject to re-election in 2005.

         Michael D. Burger. Michael D. Burger was appointed President and a director in January 2002. Between March 2001 and March 2002, Mr. Burger served as Executive Vice President and General Manager of our Connecting Technology Business Unit. Mr. Burger joined ZiLOG in November 1998 as Senior Vice President of Worldwide Sales. From December 1997 to October 1998, Mr. Burger was Vice President of Worldwide Marketing and Sales at QuickLogic Corporation. Prior to QuickLogic, Mr. Burger was the Vice President and Managing Director for National Semiconductor Asia based in Hong Kong. Mr. Burger holds a Bachelor of Science degree in Electrical Engineering from New Mexico State University. Mr. Burger is a graduate of Stanford's Executive Management Program. Mr. Burger is a Group II director and subject to re-election in 2004.

         Joseph Colonnetta. Joseph Colonnetta was appointed as a director upon effectiveness of our plan of reorganization on May 13, 2002. Mr. Colonnetta has served as a Principal of Hicks, Muse, Tate & Furst Incorporated since January 1999. From 1995 to 1998, Mr. Colonnetta served as a Managing Principal of a management affiliate of Hicks, Muse, Tate & Furst Incorporated. From 1994 to 1995, Mr. Colonnetta was an Operating Partner and Chief Executive Officer of Triangle FoodService and StarMark Foods. From 1989 to 1994, Mr. Colonnetta was the Chief Financing Officer of TRC, a company specializing in repositioning and growing food-related companies. Mr. Colonnetta is also a Director of Cooperative Computing, Inc., Home Interiors & Gifts, Grupo Minsa, Safeguard Systems and Talon Automotive, Inc. Mr. Colonnetta holds a Bachelor of Science degree in finance from the University of Houston. Mr. Colonnetta is a Group III director subject to re-election in 2005.

         Federico Faggin. Federico Faggin was appointed as a director upon effectiveness of our plan of reorganization on May 13, 2002. Mr. Faggin co-founded Synaptics and has served as the Chairman of the Board of Synaptics since January 1999. Mr. Faggin served as a director and the President and Chief Executive Officer of Synaptics from March 1987 to January 1999. Mr. Faggin also co-founded Cygnet Technologies, Inc. in 1982 and ZiLOG, Inc. in 1974. Mr. Faggin served as Department Manager in Research and Development at Intel Corporation from 1970 to 1974 and led the design and development of the world's first microprocessor and more than 25 integrated circuits. In 1968, Mr. Faggin was employed by Fairchild Semiconductor and led the development of the original MOS Silicon Gate Technology and designed the world's first commercial integrated circuit to use such technology. Mr. Faggin is also a director of Integrated Device Technology, Inc., a publicly-traded producer of integrated circuits; Avanex Corp., a publicly-traded producer of fiber optic-based products, known as photonic processors; Foveon, Inc., a privately-held company; and Blue Arc Corporation, a privately-held corporation. Mr. Faggin is the recipient of many honors and awards including the 1988 International Marconi Fellowship Award, the 1994 IEEE W. Wallace McDowell Award, and the 1997 Kyoto Prize. In addition, in 1996, Mr. Faggin was inducted in the National Inventor's Hall of Fame for the co-invention of the microprocessor. Mr. Faggin holds a doctorate in physics, summa cum laude, from the University of Padua, Italy. Mr. Faggin also holds an honorary doctorate degree in computer science from the University of Milan, Italy. Mr. Faggin is a Group II director subject to re-election in 2004.

         Richard L. Sanquini. Richard L. Sanquini was elected as a director in August 2002. Mr. Sanquini is currently a consultant for Synaptics Incorporated, Foveon, Inc., National Semiconductor, and several privately held companies. From January 1999 to November 1999, Mr. Sanquini served as Senior Vice President and General Manager of the Consumer and Commercial Group of National Semiconductor; from April 1998 to December 1998, he served as Senior Vice President and General Manager of the Cyrix Group of National Semiconductor; from November 1997 to March 1998, he served as Senior Vice President and General Manager of the Personal Systems Group of National Semiconductor; from April 1996 to October 1997, he served as Senior Vice President and Chief Technology Officer of the Corporate Strategy, Business Development, and Intellectual Property Protection Group of National Semiconductor; and from December 1995 to March 1996, he served as Senior Vice President of the Business Development and Intellectual Property Protection Group of National Semiconductor. Prior to National Semiconductor, he was with RCA where he directed its memory and microprocessor businesses. Mr. Sanquini also has been a director of Foveon, Inc. since August 1997. Mr. Sanquini holds a Bachelor of Science degree in electrical engineering from the Milwaukee School of Engineering, Wisconsin. Mr. Sanquini is a Group I director subject to re-election in 2003.

         Gerald J. Corvino. Gerald J. Corvino was appointed Executive Vice President, Chief Operating Officer and Chief Information Officer in January 2002. In June 1998, Mr. Corvino was appointed Senior Vice President and Chief Information Officer. Beginning in 1996, 1994 and 1979 respectively, Mr. Corvino held the position of CIO for Oracle Corporation, CIO for AT&T Microelectronics, and Vice President Corporate Information Services at Amdahl. Mr. Corvino studied three years toward a Bachelor of Science in Mathematics at Boston College and is certified for Managing Information Systems Resources from Harvard Business School.

         Perry Grace. Perry Grace was appointed as our Vice President and Chief Financial Officer in July 2001. From June 1999 to January 2001, Mr. Grace served as Vice President of Finance and Chief Financial Officer for Ramp Networks, an Internet security appliance provider acquired by Nokia in February 2001, for whom he assisted in the post-merger integration through May 2001. Prior to Ramp Networks, Mr. Grace was employed by National Semiconductor Corporation from 1987 to 1999, where he held several finance and controller positions and by PriceWaterhouse from 1980 to 1987 in Melbourne, Australia, London, England, and San Jose, California, where he served as an audit manager. Mr. Grace holds a Bachelor of Science degree in Accounting and Finance, Commercial Law, and Computer Science from Deakin University in Geelong, Australia, and was admitted to the Institute of Chartered Accountants in Australia in 1983.

         Daniel M. Jochnowitz. Daniel M. Jochnowitz was appointed as our Vice President, General Counsel and Secretary in June 2001. From January 2000 to April 2001, Mr. Jochnowitz served as Senior Corporate Counsel for Inktomi Corporation. From May 1999 to January 2000, Mr. Jochnowitz was self-employed as an independent consultant providing legal, financing, structuring and business advice in connection with a variety of infrastructure, telecommunications, and entertainment projects, among others. From March 1999 to May 1999, Mr. Jochnowitz was the Senior Division Counsel for Global Infrastructure for Edison Capital. From March 1997 to March 1999, Mr. Jochnowitz also was self-employed as an independent consultant. Earlier in his career, Mr. Jochnowitz was Senior Vice President and General Counsel for BHP Power, a division of BHP. He also worked for O'Melveny & Meyers; Milbank, Tweed, Hadley & McCloy; and Milgrim Thomajan & Lee PC. After graduating law school, he clerked for the Honorable William
E. Doyle of the Tenth Circuit Court of Appeals in Denver, Colorado. Mr. Jochnowitz received a Bachelor of Arts degree and a Juris Doctorate from Columbia University.

Classified Board of Directors

         Our Amended and Restated Certificate of Incorporation provides for a classified board of directors, each serving staggered three-year terms. As a result, a portion of our board of directors is elected each year. Our Class I directors' terms will expire at our annual meeting of stockholders to be held in 2003; our Class II directors' terms will expire at our annual meeting of stockholders to be held in 2004; and Class III directors' terms will expire at our annual meeting of stockholders to be held in 2005. Mr. Sanquini has been designated as a Class I director; Messrs. Burger and Faggin have been designated Class II directors; and Messrs. Thorburn and Colonnetta have been designated Class III directors. There are no family relationships between any of our directors or executive officers.

Board Committees

         Our audit committee currently consists of Mr. Colonnetta, and we expect that our board soon will appoint Mr. Sanquini to this committee. The audit committee's purpose is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance function, as well as those of our subsidiaries.

          Our compensation committee currently consists of Mr. Colonnetta, and we expect that our board soon will appoint Mr. Sanquini to this committee. The compensation committee's purpose is to approve the compensation arrangements for senior management and directors, to adopt compensation plans in which employees, directors, advisors and consultants are eligible to participate, and to make grants under such plans.

         Our nominating committee consists of Messrs. Colonnetta and Thorburn. The nominating committee's purpose is to consider the qualifications of and to recommend candidates and incumbents for election as our directors and members of the committees of the board.

Director Compensation

         Each of our non-employee directors receives, as compensation for his or her service as a director:

         o $30,000 per year, which may be paid, at the election of such director, in any combination of cash and options to purchase shares of our common stock equal to $30,000 divided by the fair market value of a share of our common stock at the time of grant which will vest quarterly over one year;

         o $1,000 for each regularly scheduled meeting of the board of directors at which the member appears in person, and a nominal amount for each meeting that is held telephonically, which may be paid, at the election of such director, in any combination of cash or options to purchase shares of our common stock equal to the amount of such cash fee divided by the fair market value of a share of our common stock at the time of grant;

         o options to purchase 5,000 shares of our common stock on each anniversary of his or her appointment or election as a director, as the case may be; and

         o options to purchase 20,000 shares of our common stock upon appointment or election as a director, as the case may be.

         Compensation to the directors for their service as directors is not paid pursuant to consulting contracts. We have entered into a separate consulting arrangement with Mr. Faggin, however, pursuant to which Mr. Faggin will devote approximately 20% of his business time (i.e. one day per week) providing services to us which may include strategy guidance, assistance with project roadmaps, management counseling and participation in customer and internal service reviews. As consideration for these consulting services, our board of directors granted 145,000 restricted shares of common stock to Mr. Faggin, on which the restrictions lapse pro rata over a period of 24 months, pursuant to our 2002 Omnibus Stock Incentive Plan. See "2002 Omnibus Stock Incentive Plan" below.

         Our employee directors currently do not receive any compensation for their service on our board of directors.

Compensation Committee Interlocks and Insider Participation

         None of the members of our compensation committee has at any time been one of our officers or employees. During the fiscal year ended December 31, 2001, none of our executive officers served as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Employment Contracts, Termination of Employment and Change-In-Control
Arrangements

         Set forth below are summary descriptions of employment agreements that we have entered into with certain individuals that are our Named Executive Officers.

         James M. Thorburn. In connection with our plan of reorganization, we entered into a two-year employment agreement, dated January 7, 2002, with our Chief Executive Officer and Chairman, James M. Thorburn, which became effective pursuant to its terms on May 13, 2002, the date that our plan of reorganization became effective, and which we amended on May 23, 2002. This agreement, as amended, provides that: (1) Mr. Thorburn will be employed as our Chairman and Chief Executive Officer and will be paid an annual salary of $800,000; (2) Mr. Thorburn will be eligible to earn an annual incentive payment in an amount between 25% and 200% of his annual base salary based on our annual EBITDA; (3) on the effective date of the plan of reorganization, Mr. Thorburn received an option to purchase 209,140 shares of common stock, which are governed by the terms of our 2002 Omnibus Stock Incentive Plan, as described below; (4) a total of 705,860 restricted shares of common stock, of which 176,465 shares were granted on May 23, 2002 and of which an additional 176,465 shares are to be granted on each of May 13, 2003, May 13, 2004 and May 13, 2005 and (5) Mr. Thorburn received a signing bonus of $650,000 upon the fulfillment of certain conditions, which were met as of February 28, 2002, and the signing bonus was paid to Mr. Thorburn on March 8, 2002.

         We intended to loan Mr. Thorburn the funds to pay the income taxes due with respect to the grants of restricted stock, as we have done with other employees that received grants of restricted stock. In July, 2002, however, Congress enacted the Sarbanes-Oxley Act of 2002, which prohibits these loans. As a result of this development, we may need to revisit the terms of our employment agreement with Mr. Thorburn.

         Pursuant to its terms, Mr. Thorburn's employment agreement automatically terminates on May 13, 2004. In the event that, before such second anniversary, we terminate Mr. Thorburn's employment without cause, or Mr. Thorburn resigns at any time for good reason, we will be obligated to pay to Mr. Thorburn the greater of (a) 180% Mr. Thorburn's base salary, or (b) Mr. Thorburn's base salary for the balance of the term of the agreement plus an additional amount equal to 80% of Mr. Thorburn's base salary for the balance of the term of the agreement. For the purposes of this employment agreement, "cause" means one or more of the following: (i) Mr. Thorburn's material breach of the agreement; (ii) Mr. Thorburn's failure to reasonably and substantially perform his duties under the agreement; (iii) Mr. Thorburn's willful misconduct or gross negligence which materially injures us; or (iv) Mr. Thorburn's conviction or plea of nolo contendere to (A) a felony, or (B) other serious crime involving moral turpitude. Also for the purposes of this agreement, "good reason" means a material diminution in Mr. Thorburn's duties and responsibilities set forth in his employment agreement.

         If Mr. Thorburn decides to terminate his employment with us, with or without good reason, within 30 days following a change of control, we shall pay Mr. Thorburn the balance of his then current base salary for the remainder of the term of his employment agreement plus an amount equal to 80% of Mr. Thorburn's then current base salary. In addition, we will accelerate the vesting on all stock, stock options and other stock awards held by Mr. Thorburn.

         Other Executive Officers. We entered into three-year employment agreements with each of our other executive officers. Our employment agreements with Gerald J. Corvino, Perry Grace and Daniel M. Jochnowitz were entered into on April 9, 2002. Each of these agreements was subject to the approval of the board of directors and provided for the immediate termination of the agreement if our plan of reorganization was not confirmed. Our plan of reorganization was confirmed by the bankruptcy court on April 30, 2002 and each of these agreements was ratified by the board of directors. These agreements therefore became effective as of April 9, 2002. Our employment agreement with Michael D. Burger was entered into and was effective on May 14, 2002.

         Each of these employment agreements will continue for a term of three years and will be automatically renewed for additional terms of one year, unless we or the executive provides written notice of no less than six months prior to the end of the term of intent not to renew, and unless otherwise terminated as set forth below. Each employment agreement provides that the executive is entitled to a base salary and a bonus equal to a range of his annual base salary based on our annual EBITDA. In addition, each employment agreement provides that the executive will receive a specified number of shares of restricted stock and stock option grants under our 2002 Omnibus Stock Incentive Plan, as well as benefits normally provided by us to our executives.

         Under these employment agreements, if we terminate the executive's employment for Cause or as a result of his death or Disability, on the date of termination, such executive's salary and benefits will cease and all stock options and other stock awards held by such executive will cease vesting and will be exercisable only pursuant to the terms of the applicable stock option plans and agreements.

         In the event that we terminate one of these executive's employment without cause, or such executive resigns at any time for good reason, we will be obligated to pay such executive an amount equal to 100% of his base salary. For the purposes of these employment agreements, "cause" means one or more of the following: (i) the executive's material breach of his agreement; (ii) the executive's failure to reasonably and substantially perform his duties under his agreement; (iii) the executive's willful misconduct or gross negligence which materially injures us; (iv) the executive's conviction or plea of nolo contendere to (A) a felony or (B) another serious crime involving moral turpitude. Also for purposes of these agreements, "good reason" means a material diminution in such executive's duties and responsibilities set forth in his employment agreement.

         In the event that one of these executives terminates his employment with us, with or without good reason, within 30 days following a change in control, we will be obligated to pay such executive an amount equal to his then-current base salary. In addition, we will accelerate the vesting on all stock, stock options and other stock awards held by the executive.

         Executive Compensation

         The following table presents information regarding compensation paid or earned by our chief executive officers and the four other most highly compensated executive officers during the fiscal years ended December 31, 2001, who were employed at the end of 2001.

                                                 Summary Compensation Table

                                                                                         Long-Term
                                                Annual Compensation                 Compensation Awards
                                     ----------------------------------------     -----------------------
                                                                                               Securities
                                                                     Other        Restricted   Underlying
                                                                    Annual          Stock       Options/        All Other
Name and Principal Position   Year     Salary      Bonus (1)     Compensation     Award (2)   SARs (#)(3)    Compensation (4)
---------------------------   ----   ---------   ------------    ------------     ---------   -----------    ----------------
James M. Thorburn             2001   $ 574,000    $      --         $   --         $   --             --     $      8,743 (5)
   Chairman and Chief         2000          --           --             --             --             --               --
   Executive Officer          1999     158,796      195,000             --             --             --            5,461 (6)

Curtis J. Crawford (7)        2001     204,463   10,236,730 (8)         --             --             --        1,132,645 (9)
   Former Chairman,           2000     885,216                      58,155 (10)        --        400,000            1,450
   President, Chief           1999     839,231    1,380,000         47,026 (11)   750,000 (12)        --            2,400
   Executive Officer and
   Director

Michael D. Burger             2001     281,087      204,416             --             --             --              828 (13)
   President and Director     2000     217,493         --               --             --         54,500               --
                              1999     226,569      220,000             --             --             --            3,491 (14)

Gerald J. Corvino             2001     280,074      204,316             --             --             --          293,663 (15)
   Executive Vice President   2000     222,778           --             --             --         49,500            2,400
   and Chief Operating        1999     232,944      220,000             --             --             --            2,400
   Officer

Perry Grace (16)              2001      88,702       55,000 (17)        --             --             --              --
   Vice President and Chief   2000          --           --             --             --             --              --
   Financial Officer          1999          --           --             --             --             --              --

Daniel M. Jochnowitz  (18)    2001      92,977       47,760 (19)        --             --         30,000           1,523
   Vice President, General    2000          --           --             --             --             --              --
   Counsel and Secretary      1999          --           --             --             --             --              --

----------------------------

(1) For each named executive in the table above, unless otherwise noted, one-half of the amount indicated is a long-term bonus earned in 1999 of which 50% of that amount was paid in February 2000 and 25% was paid in February 2001 and 2002. Such long-term bonuses require that the executive be employed by us at the time of payment.
(2) All of these shares of common stock were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.
(3) All of these options were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.
(4) Unless otherwise indicated, amounts represent our matching contributions to the 401(k) plan.
(5)  Represents deferred compensation plan distribution.
(6) Represents accrued vacation paid of $3,061 upon termination of employment and matching contributions to the 401(k) plan of $2,400.
(7) Curtis J. Crawford resigned as Chairman of the Board, President and Chief Executive Officer effective March 16, 2001.
(8)  Represents payment of a contractual obligation paid at termination.
(9) Represents payment of accrued vacation at termination of $121,087 and deferred compensation plan distribution of $1,011,558.
(10) Represents payroll gross-up for taxable moving expenses.
(11) Represents the amount paid for relocation expenses.
(12) Reflects 300,000 shares of our common stock granted to Mr. Crawford with a fair market value of $2.50 per share. These shares were initially issued as restricted stock, though in 1999 these restrictions lapsed. No dividends will be paid on these shares.
(13) Represents deferred compensation plan distribution.
(14) Represents imputed interest on a personal loan made to Mr. Burger.
(15) Represents deferred compensation plan distribution of $291,063 and matching contributions to the 401(k) plan of $2,600.
(16) Mr. Grace commenced employment with us in July 2001.
(17) Represents a sign-on bonus of $55,000.
(18) Mr. Jochnowitz commenced employment with us in June 2001.
(19) Represents quarterly incentive bonus.


Option Grants in Last Fiscal Year Table

         The following table presents information regarding the option grants made to each of the five executive officers named in the Summary Compensation Table above for the year ended December 31, 2001. All of the options reflected on this table were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.


                                    Individual Grants
                                -------------------------
                                               Percent of                                    Potential Realizable Value
                                Number of         Total                                      At Assumed Annual Rates of
                                Securities    Options/SARs                                     Price Appreciation For
                                Underlying     Granted To                                            Option Term
                               Option/SARs    Employees In    Exercise Of                    ---------------------------
                                 Granted      Fiscal Year     Base Price      Expiration          5%             10%
            Name                  (#)(1)            %          ($/Share)         Date            ($)             ($)
--------------------------      ----------    ------------    -----------     ----------     -----------     -----------
James M. Thorburn.........           --              --             --             --              --               --
Curtis J. Crawford........           --              --             --             --              --               --
Michael D. Burger.........           --              --             --             --              --               --
Gerald J. Corvino.........           --              --             --             --              --               --
Perry Grace...............           --              --             --             --              --               --
Daniel M. Jochnowitz......       30,000              12.1            6.00         6/25/11     113,201          286,874

---------------------
(1) All shares of common stock underlying these options were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The following table presents information regarding the aggregate option exercises and fiscal year-end option values for each of the five executive officers named in the Summary Compensation Table above for the year ended December 31, 2001. Also reported are values of unexercised "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair value of our common stock on December 31, 2001, as determined by our board of directors to be $6.00 per share. All of the options reflected on this table were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.


                                                                 Number of Securities         Value of Unexercised
                                                                Underlying Unexercised            In-The-Money
                                                                   Options/SARs At              Options/SARs At
                                  Shares                         Fiscal Year End (#)          Fiscal Year End ($)
                                 Acquired         Value      ---------------------------   --------------------------
                                On Exercise     Realized
            Name                    (#)            ($)       Exercisable   Unexercisable   Exercisable  Unexercisable
-----------------------------   -----------     ---------    -----------   -------------   -----------  -------------
James M. Thorburn............       --             --             --             --        $      --    $       --
Curtis J. Crawford...........       --             --         1,500,000          --        3,375,000        --
Michael D. Burger............       --             --           159,500         75,000       501,500       157,500
Gerald J. Corvino............       --             --            98,250         63,750       291,500       131,250
Perry Grace..................       --             --             --             --             --          --
Daniel M. Jochnowitz.........       --             --             --            30,000          --          --


2002 Omnibus Stock Incentive Plan

         Our 2002 Omnibus Stock Incentive Plan became effective on May 15, 2002 for the benefit of our employees, officers, directors, consultants and advisors. The plan will continue in effect until May 15, 2012, unless otherwise terminated as set forth below. The purpose of the plan are to promote our interests and our stockholders' interests by: attracting, retaining, and rewarding employees, directors, advisors and consultants; and strengthening the existing common interests between these individuals and the long-term interests of stockholders.

         The plan will be initially administered by the compensation committee of our board of directors. The committee is authorized to:

         o    select the persons to whom awards will be granted;

         o determine the number of shares of our common stock are to be covered by each award;

         o    determine the terms and conditions of awards;

         o adopt, alter and repeal the administrative rules, guidelines and practices governing the plan; and

         o make all other determinations deemed necessary or advisable for the administration of the plan.

         Subject to adjustment pursuant to the provisions of the plan, the plan covers an aggregate 4,558,140 shares of our common stock and provides for the issuance of incentive stock options, non-qualified stock options and restricted stock.

         Restricted Stock. The compensation committee may grant up to 2,441,861 restricted shares of common stock under the plan. Generally, these shares of restricted stock:

         o entitle their holders to all the rights of a stockholder, including dividend and voting rights;

         o    are purchasable for $0.01 per share by the grantee;

         o may not be sold, transferred, pledged, hypothecated or assigned except by will or the laws of descent and distribution;

         o contain restrictions that lapse as to 25% of the shares on the date of grant and that lapse as to an additional 25% on each of the first, second and third anniversaries of such grant date;

         o may generally be repurchased by us, until the restrictions have lapsed, at $0.01 per share if the grantee ceases to be employed by us; and

         o may be repurchased by us at fair market value even after the restrictions described above lapse under certain circumstances.

         The plan authorizes the committee to make loans available to participants with respect to certain restricted stock awards for the payment of any federal or state income tax attributable to the restricted stock subject to the award. As of June 30, 2002, we had loaned an aggregate $2.2 million to recipients of restricted stock grants, which included loans to executive officers and directors. In the future, loans with respect to restricted stock will be made only to non-executive officer and non-director participants in compliance with the Sarbanes-Oxley Act of 2002. While the committee will award restricted stock upon a participant's early exercise of an option, recipients of these shares of restricted stock are not eligible to receive the loans.

         If we undergo a Change in Control (as defined in the plan) prior to May 15, 2005, then all restrictions relating to vesting of restricted stock will lapse, but the shares may still be subject to certain market stand-off restrictions as described in the plan.

         Stock Options. Subject to adjustment pursuant to the terms of the plan, the committee may grant options to purchase up to an aggregate 2,116,279 shares of common stock under the plan. Stock options granted under the plan may be: (1) incentive stock options or non-qualified stock options; (2) EBITDA-linked options and or-EBITDA linked options. The vesting schedule and term of an option is determined by the committee at the time of grant, but will not exceed ten years.

         Non-EBITDA Linked Options. In general, non-EBITDA-linked options granted pursuant to the plan will be exercisable at such time or times, and subject to such other terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the committee determines, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option will be established by the committee, in its sole discretion, at the time of grant.

         In the event of a Change in Control, unless these options are assumed or equivalent awards or rights are substituted for the options, the unvested non-EBITDA-linked options will become fully vested and exercisable and all restrictions on the vesting or exercisability of these options will lapse as of the date of the change in control with respect to shares of restricted stock acquired upon early exercise of non-EBITDA-linked options, unless these awards are assumed and our repurchase rights are assigned to the successor or equivalent awards or rights are substituted for these awards, all restrictions on these awards will lapse as of the date of the Change in Control.

         EBITDA-Linked Options. Each EBITDA-Linked option will be immediately exercisable on the date of grant, but will vest based on the "EBITDA," as we define it, we report for the immediately preceding 12 months as follows: (1) one-third if we report EBITDA for the previous 12 months in excess of $17.2 million; (2) two-thirds if we report EBITDA for the previous 12 months in excess of $25.7 million; and (3) 100% if we report EBITDA for the previous 12 months in excess of $30.0 million. As of June 30, 2002, one-third of the EBITDA-Linked options were vested, which represent options to purchase 555,689 shares of common stock out of a total 1,668,736 EBITDA-Linked options granted. In no event will any EBITDA-linked options vest later than May 15, 2008, even if these EBITDA thresholds have not been satisfied. The per share exercise price of shares purchasable under an EBITDA-linked option is $2.76 and each such option will be exercisable for ten years after the date such option is granted, unless earlier terminated.

         In the event of a change in control, the vesting and exercisability and lapsing of restrictions on such options will depend on a value equal to the aggregate sale price realized upon the change of control divided by a ratio of the median enterprise value to EBITDA of certain comparable companies: (1) if this value exceeds $17.2 million, one-third of the unvested EBITDA-linked options will become fully vested and exercisable as of the date of the change in control; (2) if this value exceeds $25.7 million, two-thirds of the unvested EBITDA-linked options will become fully vested and exercisable as of the date of the change in control; and (3) if this value exceeds $30.0 million, all of the unvested EBITDA-linked options will become fully vested and exercisable as of the date of the change in control.

         Transferability. In general, options may not be assigned, pledged, sold or otherwise transferred or encumbered, except by will or the laws of descent and distribution. Shares of common stock issued upon exercise of an option or with respect to which restrictions have lapsed continue to be subject to a market stand-off provision, as well as drag-along rights and first refusal rights, as set forth in the plan.

         Amendment; Termination. Our board of directors, with the approval of the member of the board appointed by an informal committee of certain of our cancelled senior notes, may amend, alter or discontinue the plan, but no amendment, alteration or discontinuation may be made that would impair the rights of a participant under any award without such participant's consent. The total number of shares reserved for issuance of grants under the plan, however, may not be increased without prior approval by a two-thirds vote of our board of directors. In addition, unless the board of directors determines otherwise, the board will obtain stockholder approval for any amendment that would require stockholder approval in order to satisfy the requirements of certain tax laws, stock exchange rules or other applicable law. The committee may amend the terms of any award, prospectively or retroactively, with the approval of the informal committee designee as long as such amendment does not impair the rights of any participant without his or her consent.

         Grants Under the Plan. The following table presents information regarding the grants of restricted stock and stock options made to our directors and named executive officers pursuant to the plan, as well as the total number of shares of restricted stock and stock options outstanding under the plan and the total number of shares available for issuance as of June 30, 2002.

                                   EBITDA-       Non-EBITDA                                          Total Options
                                    Linked        Linked                            Restricted       and Restricted
           Name                    Options        Options      Total Options          Stock              Stock
----------------------------    ------------    ------------   --------------      --------------    --------------
James M. Thorburn...........      209,140              --         209,140             705,860 (1)       915,000
Michael D. Burger...........      120,000              --         120,000             500,000           620,000
Joseph Colonnetta...........           --          35,000 (2)      35,000 (2)            --              35,000
Federico Faggin.............           --          35,000 (2)      35,000 (2)         145,000           180,000
Richard L. Sanquini.........           --          35,000 (2)      35,000 (2)            --              35,000
Gerald J. Corvino...........       90,000              --          90,000             283,000           373,000
Perry Grace.................       90,000              --          90,000             200,000           290,000
Daniel M. Jochnowitz........       20,000              --          20,000             130,000           150,000
Other Grants................    1,139,596         256,165       1,395,761             428,000         1,823,761
                                ------------    ------------   --------------      --------------    --------------
Total Outstanding...........    1,698,736 (3)     361,165 (4)   2,029,901           2,391,860 (5)     4,421,761
                                ============    ============   ==============      ==============    ==============
Total Available for
Issuance....................           --          86,378          86,378              50,001           136,379
                                ============    ============   ==============      ==============    ==============

----------------------
(1) Total of 705,860 shares of common stock to be granted to Mr. Thorburn pursuant to his employment agreement, of which 176,465 shares were granted on May 23, 2002; an additional 176,465 are to be granted on each of May 13, 2003, May 13, 2004 and May 13, 2005 and are therefore reserved for issuance under the plan.

(2) Each of our non-employee directors is entitled to receive 20,000 options upon appointment and may choose to receive their remaining cash compensation all in the form of stock options or in a combination of cash and stock options. This table assumes the issuance of the 20,000 options and an additional 15,000 options, which we have estimated to be the maximum number of options that each director would receive if he elects to receive all of such compensation in the form of stock options. No options have yet been approved for grant to Mr. Sanquini, but we expect the board to approve such grant shortly.

(3) As of June 30, 2002, 566,245 of the total 1,698,736 EBITDA-linked options granted had vested.

(4) As of June 30, 2002, 36,396 of the total issued 291,165 non-EBITDA-linked options granted had vested. 12.5% of any amount of the remaining 105,000 shares that may be granted to our non-employee directors included in the total as per Note 2 above will vest immediately upon grant.

(5)  As of June 30, 2002, 567,757 of the total 2,391,860 shares of restricted stock granted had vested. As per Note 1 above, 529,395 shares of restricted stock reserved but not yet granted to Mr. Thorburn are included in the total 2,391,860 shares of restricted stock.


401(k) Plan

         We have an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. We may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1.5% of the participant's compensation on a quarterly basis. We may also make additional discretionary contributions to the 401(k) Plan. Matching contributions were approximately $0.3 million for each of the six-month periods ended June 30, 2002 and June 30, 2001. Matching contributions to the 401(k) Plan were approximately $0.6 million, $0.8 million, and $0.7 million in 2001, 2000, and 1999, respectively. There were no discretionary contributions made for 2001, 2000 or 1999 or for either of the six month periods ended June 30, 2002 and June 30, 2001.


                         RELATED PARTY TRANSACTIONS

         Over the past three years, we have entered into several contracts with affiliates of Texas Pacific Group, which is an affiliate of our former majority stockholder. We believe that all of these contracts have been on arms'-length terms. Since our reorganization became effective, we are no longer affiliated with Texas Pacific Group.

         In January 1999, we entered into an agreement with P.T. Astra Microtronics Technology, now known as Advanced Interconnect Technologies, pursuant to which, AIT provides us with semiconductor assembly and test services through January 2003. AIT is owned by Newbridge Asia, an affiliate of Texas Pacific Group. We purchased services from AIT totaling approximately $1.1 million and $3.4 million during the four-month periods ended April 30, 2002 and April 30, 2001, respectively, and approximately $6.3 million, $17.4 million, and $23.1 million for the years ended December 31, 2001, 2000, and 1999, respectively. We had payments due to AIT of approximately $0.4 million at April 30, 2002 and approximately $0.5 million, $1.5 million and $3.8 million at December 31, 2001, 2000 and 1999, respectively. Our payment terms with AIT are net 30 days.

         We sell products and engineering services to GlobeSpan, of which Texas Pacific Group is a significant stockholder. Our net sales to GlobeSpan totaled approximately $0.8 million and $3.7 million during the four-month periods ended April 30, 2002 and April 30, 2001, respectively, and approximately $6.0 million, $9.2 million and $0.9 million for the years ended December 31, 2001, 2000, and 1999, respectively. Our receivables from GlobeSpan were approximately $0.7 million and $0.3 million at April 30, 2002 and at April 30, 2001, respectively and approximately $0.3 million, $2.6 million and $0.5 million for the years ended December 31, 2001, 2000, and 1999, respectively. Payment terms between GlobeSpan and us are net 30 days.

         During 2001, our present Chief Executive Officer, Jim Thorburn, was functioning as our Acting Chief Executive Officer pursuant to a consulting agreement with Texas Pacific Group. Under the agreement, Mr. Thorburn was paid $3,000 per day, plus out-of-pocket expenses. In 2001, we paid Mr. Thorburn consulting fees of $574,000 pursuant to this agreement.

         In connection with our plan of reorganization, we entered into three agreements with TPG Partners II, L.P., a Texas Pacific Group affiliate, each of which was dated January 28, 2002. First, we entered into a mutual release agreement pursuant to which we and MOD III, Inc. released TPG and its affiliates, and TPG and its affiliates released us and MOD III, Inc., from any respective claims that one may have against the other which arose prior to the effective date of our plan of reorganization and which relate to our relationship. Second, we entered into a non-solicitation and non-hire agreement with TPG Partners II with respect to James M. Thorburn, our Chairman and Chief Executive Officer. Third, we entered into a tax agreement in which TPG Partners II made acknowledgments and covenants that preclude it from taking certain tax losses until 2002.

         In addition to these agreements with Texas Pacific Group affiliates, we have entered into employment agreements with each of our named executive officers. These employment agreements are described under the section entitled "Management - Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

         In May, 2002, we sold 90,580 shares of our common stock to Federico Faggin, a member of our board of directors, for $2.76 per share, or an aggregate $250,000.


                           PRINCIPAL STOCKHOLDERS

         Our certificate of incorporation, as amended to date, authorizes the issuance of capital stock consisting of 40,000,000 shares of common stock.

         The following table presents information regarding the beneficial ownership of our common stock by our principal stockholders as of June 30, 2002. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 with respect to:

         o each person known to us to be the owner of more than 5% of any class of voting securities;

         o    each of our directors and named executive officers; and

         o    all directors and executive officers, as a group.

         Unless otherwise indicated, the address of each beneficial owner listed below is c/o ZiLOG, Inc., 532 Race Street, San Jose, California, 95126. The column labeled "Number of Shares Subject to Options" in the table below reflects the number of shares issuable upon the exercise of options that are exercisable within sixty (60) days of August 5, 2002. Asterisks represent beneficial ownership of less than 1% of our common stock.

                                                   Number of
                                                    Shares         Number of Shares
                                                 Beneficially     Beneficially Owned          Percentage of
               Beneficial Owner                      Owned        Subject to Options     Outstanding Shares (1)
---------------------------------------------    ------------     ------------------     ----------------------
Capital Research and Management Company
(2), (3)......................................     7,320,000              --                     22.9%
PW Willow Fund, L.L.C (4), (5)................     4,435,000              --                     13.9%
Michael D. Burger.............................       500,000 (6)       40,000                     1.7%
Joseph Colonnetta.............................          --              4,375 (8)                  *
Gerald J. Corvino.............................       283,000 (6)       30,000                      *
Federico Faggin...............................       235,580 (7)        4,375 (8)                  *
Perry Grace...................................       200,000 (6)       30,000                      *
Daniel M. Jochnowitz..........................       130,000 (6)        6,667                      *
Richard L. Sanquini...........................          --              4,375 (8)                  *
James M. Thorburn.............................       176,465 (6)       67,713                      *
All current executive officers and
directors, as a group (8 persons).............     1,525,045 (8)      187,505 (9)                 5.3%

-----------------------------------------------
(1) Percentage ownership is based on 31,942,946 shares of our common stock. Unless otherwise indicated in the footnotes below, the persons and entities named in the above table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)  333 South Hope Street -- 55th Floor
     Los Angeles, CA 90071
     Attn:  Michael J. Downer
(3) Capital Research and Management Company acts as investment advisor to each of the record holders of the shares of common stock: (i) American High Income Trust, which owns 3,315,000 shares; (ii) The Bond Fund of America, which owns 2,555,000 shares; (iii) The Income Fund of America, which owns 910,000 shares; and (iv) American Funds Insurance Series, High-Income Bond Fund, which owns 445,000 shares; and (v) American Funds Insurance Series, Bond Fund, which owns 95,000 shares.
(4)  c/o UBS Paine Webber Inc.
     1285 Avenue of the Americas, 18th Floor
     New York, NY 10019
     Attn:  Mark Goldstein
(5) PW Willow Fund, L.L.C., Bond Street Capital, L.L.C., PW Willow Management, L.L.C., PW Fund Advisor, L.L.C., PW Alternative Asset Management, Inc. and Sam S. Kim may be deemed to have shared beneficial ownership of 4,435,000 shares.
(6)  Restricted shares of common stock.
(7)  145,000 of these shares are restricted shares of common stock.
(8) Reflects the number of options that would be immediately exercisable upon grant of the potential maximum number of options that we believe each director would receive if he chose to receive all of his cash compensation in the form of stock options. See Note 2 to the table presented in the section above entitled "Grants Under the Plan."
(9)  1,434,465 of these shares are restricted shares of common stock.
(10) 13,125 of these shares are subject to options that have not yet been granted. See Note 8 above.


                            SELLING STOCKHOLDERS

         The table below sets forth certain information regarding the selling stockholders as of June 30, 2002. The shares are being registered to permit resales of their shares, and the selling stockholders may offer the shares for resale from time to time. See the section entitled "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

         Bond Street Capital, L.L.C. manages the PW Willow Fund, L.L.C., one of our two selling stockholders, and served as a member of the informal group of our noteholders with which we consulted regarding our plan of reorganization. Sam S. Kim is the managing member and controlling principal of Bond Street Capital, L.L.C. and served as a member of our board of directors from the effective date of our plan of reorganization on May 13, 2002 through June 27, 2002. Capital Research and Management Company, our second selling stockholder, also served as a member of the informal group of noteholders. Neither of these selling stockholders has otherwise been employed by us or otherwise had a material relationship with us in the past three years.

         The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders. If all the shares are sold pursuant to this prospectus, then the selling stockholders will sell 11,755,000 shares of our common stock, or 37.0% of our common stock outstanding. Asterisks represent beneficial ownership of less than 1% of our common stock.

                                                                                Number of Shares     Percentage of
                                               Number of         Number of      of Common Stock       Common Stock
                                               Shares of         Shares of        Beneficially        Beneficially
                                              Common Stock     Common Stock       Owned After         Owned After
                                             Held Prior to    Registered for   Completion of the   Completion of the
         Selling Stockholder (1)                Offering      Sale Hereby (2)       Offering          Offering (3)
-------------------------------------------  -------------    ---------------  -----------------   -----------------
Capital Research and Management Company..      7,320,000         7,320,000             --                  *
PW Willow Fund, L.L.C.....................     4,435,000         4,435,000             --                  *

--------------------------
(1) The name of the selling stockholders and the number of shares of common stock held by the selling stockholders may be amended subsequent hereto pursuant to Rule 424(b) of the Securities Act of 1933, as amended.
(2) Consists of the number of shares of common stock issued to the selling stockholder that are registered for sale hereby.
(3) Percentage ownership is based on 31,942,946 shares of our common stock. Unless otherwise indicated in the footnotes below, the persons and entities named in the above table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                            PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors in interest (including, without limitation, corporate, limited liability company or partnership distributees of the selling stockholders which are privately held corporations, limited liability companies or partnerships) selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders.

         Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Over-the-Counter Bulletin Board or on any other market or quotation system on which our shares may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

         The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

         The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

         All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

         After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.


                        DESCRIPTION OF CAPITAL STOCK

         The following description summarizes information regarding our capital stock. This information is subject in all respects to applicable provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

         Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of a majority of the outstanding shares of common stock must approve all matters brought before the stockholders, except as otherwise required by the Delaware General Corporation Law. The holders of outstanding shares of common stock are entitled to receive dividends or distributions as may be lawfully declared by the board of directors. In the event that the corporation is dissolved, the holders of common stock would be entitled to share ratably in all assets that may be available for distribution after the satisfaction of our liabilities. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and non-assessable.

Delaware Anti-Takeover Law and Charter Provisions

         The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

         Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This section prevents us from engaging in a business combination, including a merger or sale of more than 10% of our assets, with any stockholder who owns 15% or more of our voting stock, as well as affiliates and associates of the stockholder, for three or more years after the date the stockholder's ownership equaled or exceeded 15% of our voting stock unless:

         o the transaction is approved by our board of directors before the stockholder's ownership interest equaled or exceeded 15% of our voting stock;

         o upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; or

         o on or subsequent to that date the business combination is approved by our board of directors and is approved at an annual or special meeting of our stockholders by at least two-thirds of the outstanding voting stock that is not owned by the stockholders.

         Though we could have opted out of this provision by including an express provision in our original certificate of incorporation or an express provision in our certificate of incorporation, as amended, or bylaws, we have chosen not to do so. This provision of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

         Our Certificate of Incorporation and Bylaws. The provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions include:

         o providing for a classified board of directors with staggered terms;

         o limiting the persons who may call special meetings of stockholders; and

         o    prohibiting stockholders from taking action by written consent.

         These provisions could delay, deter or prevent a merger or acquisition.

Indemnification of Directors and Executive Officers and Limitation of Liability

         Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for breach of fiduciary duty of a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o    under Section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derived an improper personal benefit.

         Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers, including our former directors and officers, to the fullest extent permitted by Delaware law including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and our controlling stockholders under the foregoing positions, or otherwise. We have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy is expressed in the Securities Act and therefore is unenforceable.

Transfer Agent and Registrar

         EquiServe Limited Partnership will serve as transfer agent and registrar for our common stock.


                               LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.


                           CHANGE IN ACCOUNTANTS

         On December 21, 2001, we dismissed Ernst & Young LLP as our independent auditors. The report of Ernst & Young LLP on our financial statements for the year ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for Ernst & Young LLP's report dated January 26, 2001 on our financial statements for the year ended December 31, 2000 which refers to Notes 1 and 2 to our financial statements that noted that we changed our accounting method for recognizing revenue on shipments to our distributors in the year ended December 31, 2000.

         Ernst & Young LLP's dismissal was recommended by our audit committee and approved by our board of directors. During the year ended December 31, 2000, and the subsequent interim period ended December 21, 2001, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

         During the year ended December 31, 2000, and the subsequent interim period ended December 21, 2001, Ernst & Young LLP did not advise us of any "reportable events" as described in Item 304(a)(1)(v) of Regulation S-K.

         On December 21, 2001, we engaged KPMG LLP as our principal accountant to audit our financial statements.

         During the year ended December 31, 2000, and the subsequent interim period ended December 21, 2001, we did not consult KPMG LLP on any matters described in Item 304 (a)(2)(i) of Regulation S-K.

         During the year ended December 31, 2000, and the subsequent interim period ended December 21, 2001, we did not consult KPMG LLP on any matters described in Item 304 (a)(2)(ii) of Regulation S-K.

         We requested Ernst & Young LLP to furnish a letter addressed to the Commission, stating whether it agrees with these statements made by us and, if not, stating the respects in which it does not agree. A copy of this letter, dated as of December 27, 2001, is filed as Exhibit 16.1 to this Form S-1.


                                  EXPERTS

         Our financial statements and schedules as of December 31, 2001 and for the year then ended have been included in this prospectus and registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         Our consolidated financial statements at December 31, 2000 and for the years ended December 31, 2000 and 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and with respect to our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete; we refer you to the copy of each contract or other document filed as an exhibit to the registration statement. These statements are qualified in all respects by reference to the applicable exhibit. The registration statement, including the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and in Chicago, Illinois and in New York, New York. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Information on the operation of the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov.

         We are obligated to file with the Commission annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.


                                   11 of 10

                                ZiLOG, INC.


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


ANNUAL FINANCIAL STATEMENTS                                                                                   Page
---------------------------                                                                                   ----
Report of KPMG LLP, Independent Auditors.............................................................          F-2
Report of Ernst & Young LLP, Independent Auditors....................................................          F-3
Consolidated Balance Sheets as of December 31, 2001 and 2000.........................................          F-4
Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999...........          F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999...........          F-6
Consolidated Statements of Stockholders' Deficiency for the years ended December 31, 2001, 2000 and
    1999.............................................................................................          F-7
Notes to Consolidated Financial Statements...........................................................          F-8

UNAUDITED INTERIM FINANCIAL STATEMENTS
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2002, May 1, 2002, April 30, 2002 and
    December 31, 2001................................................................................         F-28
Unaudited Condensed Consolidated Statements of Operations for the two months ended June 30, 2002,
    one month ended April 30, 2002 and three months ended June 30, 2001..............................         F-29
Unaudited Condensed Consolidated Statements of Operations for the two months ended June 30, 2002,
    four months ended April 30, 2002 and six months ended June 30, 2001..............................         F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the two months ended June 30, 2002,
    four months ended April 30, 2002 and six months ended June 30, 2001..............................         F-31
Notes to Unaudited Condensed Consolidated Financial Statements.......................................         F-32

                  REPORT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
ZiLOG, Inc.:

We have audited the accompanying consolidated balance sheet of ZiLOG, Inc. and subsidiaries, (the Company), as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZiLOG, Inc. and subsidiaries, as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. Also, as discussed in Note 17 to the consolidated financial statements, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the Code) on February 28, 2002 and reorganized under the provisions of the Code effective April 30, 2002. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG LLP

Mountain View, California March 29, 2002, except as to Note 17 which is as of May 13, 2002

             REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
ZiLOG, Inc.

We have audited the accompanying consolidated balance sheet of ZiLOG, Inc. as of December 31, 2000 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZiLOG, Inc. at December 31, 2000, and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and 2 to the consolidated financial statements, during the year ended December 31, 2000, the Company changed its accounting method for recognizing revenue on shipments to its distributors.



/s/ Ernst & Young LLP

San Jose, California
January 26, 2001


                                         ZiLOG, INC.

                                CONSOLIDATED BALANCE SHEETS
                          (dollars in millions, except per share data)

                                                                                             December 31,
                                                                                   ----------------------------------
                                                                                        2001               2000
                                                                                   ----------------    --------------
ASSETS
Cash and cash equivalents..........................................................  $   30.7            $    40.7
Accounts receivable, less allowance for doubtful accounts of $0.7 on
  December 31, 2001 and $0.9 on December 31, 2000..................................
                                                                                         16.7                 29.4
Inventories........................................................................      17.3                 27.5
Prepaid expenses and other current assets..........................................       3.9                 14.0
                                                                                   ----------------    --------------
         Total current assets......................................................      68.6                111.6
                                                                                   ----------------    --------------
Property, plant and equipment at cost:
  Land, buildings and leasehold improvements.......................................       6.2                 28.9
  Machinery and equipment..........................................................      88.3                286.5
                                                                                   ----------------    --------------
                                                                                         94.5                315.4
  Less accumulated depreciation and amortization...................................     (48.7)              (205.9)
                                                                                   ----------------    --------------
                                                                                         45.8                109.5
Other assets.......................................................................       1.3                 18.6
                                                                                   ----------------    --------------
                                                                                     $  115.7            $   239.7
                                                                                   ================    ==============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Short-term debt..................................................................  $   12.8            $    --
  Notes payable....................................................................     280.0                 --
  Interest payable on notes........................................................      22.5                  8.9
  Accounts payable.................................................................      13.4                 17.1
  Accrued compensation and employee benefits.......................................       9.0                 27.7
  Other accrued liabilities........................................................       4.9                  5.5
  Accrued special charges..........................................................       9.7                  3.4
  Dividends payable on preferred stock.............................................      16.6                 11.4
  Deferred income on shipments to distributors.....................................       6.6                 14.0
                                                                                   ----------------    --------------
                                                                                        375.5                 88.0
Notes payable......................................................................       --                 280.0
Other non-current liabilities......................................................      14.3                 14.6
                                                                                   ----------------    --------------
Total liabilities..................................................................     389.8                382.6
Commitments and contingencies
Stockholders' deficiency:
  Preferred Stock, $100.00 par value; 5,000,000 shares authorized;
     1,500,000 shares designated as Series A Cumulative Preferred Stock;
     250,000 shares of Series A Cumulative Preferred Stock issued and outstanding at December 31, 2001 and December 31, 2000; aggregate liquidation preference $40.8 at
     December 31, 2001.............................................................      25.0                 25.0
  Common Stock, $0.01 par value; 70,000,000 shares authorized; 32,017,272 and
     31,962,845
     shares issued and outstanding at December 31, 2001 and December 31, 2000,
     respectively..................................................................       0.3                  0.3
  Class A Common Stock, $0.01 par value; 30,000,000 shares authorized; 10,000,000 shares
     issued and outstanding at December 31, 2001 and December 31, 2000.............       0.1                  0.1
Deferred stock compensation........................................................      (0.6)                (1.5)
Additional paid-in capital.........................................................      13.2                 12.2
Accumulated deficit................................................................    (312.1)              (179.0)
                                                                                   ----------------    --------------
     Total stockholders' deficiency................................................    (274.1)              (142.9)
                                                                                   ----------------    --------------
                                                                                     $  115.7            $   239.7
                                                                                   ================    ==============


        See accompanying notes to consolidated financial statements.


                                ZiLOG, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                               (in millions)

                                                                       Year Ended December 31,
                                                                    -----------------------------
                                                                      2001      2000       1999
                                                                    --------  --------   --------
      Net sales...................................................  $  172.3  $  239.2   $  245.1
      Cost of sales...............................................     130.1     151.7      158.7
                                                                    --------  --------   --------
      Gross margin................................................      42.2      87.5       86.4
      Operating Expenses:
        Research and development..................................      28.7      36.9       32.8
        Selling, general and administrative.......................      46.1      54.5       59.1
        Special charges...........................................      54.3      17.5        4.7
                                                                    --------  --------   --------
                                                                       129.1     108.9       96.6

      Operating loss..............................................     (86.9)    (21.4)     (10.2)
      Other income (expense):
        Interest income...........................................       1.1       2.8        2.6
        Interest expense..........................................     (33.7)    (29.1)     (29.0)
        Other, net................................................      (0.8)     (0.8)      (0.3)
                                                                    --------  --------   --------
      Loss before provision for income taxes, equity method
        investment loss and cumulative effect of change in
        accounting principle......................................    (120.3)    (48.5)     (36.9)
      Provision  for income taxes...............................         0.5       0.3        1.0
      Loss before equity method investment loss and cumulative
        effect of change in accounting principle..................    (120.8)    (48.8)     (37.9)
                                                                    --------  --------   --------
      Equity method investment loss...............................      (7.2)     (0.9)      --
                                                                    --------  --------   --------
      Loss before cumulative effect of change in accounting
        principle.................................................    (128.0)    (49.7)     (37.9)
      Cumulative effect of change in accounting principle.........      --        (8.5)      --
                                                                    --------  --------   --------
      Net loss....................................................    (128.0)    (58.2)     (37.9)
      Preferred stock dividends accrued...........................      (5.1)     (4.5)      (4.0)
                                                                    --------  --------   --------
      Net loss attributable to common stockholders................  $ (133.1) $  (62.7)  $  (41.9)
                                                                    ========  ========   ========



               See accompanying notes to condensed consolidated financial statements.


                                ZiLOG, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in millions)

                                                                    Year Ended December 31,
                                                            ----------------------------------------
                                                                2001          2000         1999
                                                            -------------- ------------ ------------
   CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss...............................................   $  (128.0)     $ (58.2)    $  (37.9)
   Adjustments to reconcile net loss to net cash (used)
      provided by
      operating activities:
        Cumulative change in accounting principle.........         --           8.5          --
        Loss from equity method investment................         7.2          0.9          --
        Depreciation and amortization.....................        37.9         41.9         52.4
        Impairment of long lived assets...................        34.8          6.9          3.7
        Impairment of goodwill............................         2.1          2.4          --
        Stock-based compensation..........................         1.9          2.6          --
        Charge for purchased in-process research and
        development.......................................         --           1.5          1.0
        Interest on notes payable.........................        13.6          --           --
        Loss from disposition of equipment................         0.7          0.1          0.3
   Changes in assets and liabilities:
        Accounts receivable...............................        12.7          3.1         (6.7)
        Inventories.......................................        10.2          1.5         (6.2)
        Prepaid expenses and other current and
        non-current assets................................        12.5          2.1         (5.4)
        Accounts payable..................................        (3.0)        (6.0)         5.6
        Accrued compensation and employee benefits........       (18.7)        (4.9)         8.0
        Other accrued expenses............................        (2.7)         6.1          9.6
                                                            -------------- ------------ ------------
          Net cash (used) provided by operating
          activities......................................       (18.8)         8.5         24.4

   CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures..............................        (4.1)       (21.9)        (8.3)
        Acquisition of Seattle Silicon, net of cash
        acquired..........................................         --           --          (5.9)
        Acquisition of Calibre, Inc., net of cash
        acquired..........................................         --          (0.4)         --
        Purchase of equity interest in Qualcore Group,
        Inc. .............................................         --          (8.0)         --
                                                            -------------- ------------ ------------
          Cash used by investing activities...............        (4.1)       (30.3)       (14.2)

   CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from short-term debt....................         12.8          --           --
        Proceeds from issuance of common stock...........          0.1          2.6          0.3
        Principal payments under capital leases..........          --          (0.9)        (0.5)
                                                            -------------- ------------ ------------
          Cash (used) provided by financing activities...         12.9          1.7         (0.2)
                                                            -------------- ------------ ------------
   Increase (decrease) in cash and cash equivalents......        (10.0)       (20.1)        10.0
   Cash and cash equivalents at beginning of period......         40.7         60.8         50.8
                                                            -------------- ------------ ------------
   Cash and cash equivalents at end of period............    $    30.7     $   40.7     $   60.8
                                                            ============== ============ ============

   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Interest paid during the period.....................    $    14.4     $   26.9     $   26.9
     Income taxes paid (net refund) during the period....    $     0.5     $    0.2     $   (7.1)
   SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
   FINANCING ACTIVITIES:
        Equipment purchased under capital leases.........    $     --       $   --        $  2.1
        Issuance of common stock in connection with
        Calibre, Inc. Acquisition........................    $     --       $   4.3       $  --
        Preferred dividends accrued......................    $     5.1      $   4.5       $  4.0



                    See accompanying notes to consolidated financial statements.


                                                         ZiLOG, INC.

                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                                  (dollars in millions)

                                                                       Common Stock
                                Preferred Stock  Common Stock Voting     Class A
                                ---------------  ------------------- -----------------
                                Shares   Amount    Shares   Amount    Shares   Amount
                                -------  ------  ---------- ------- ----------  -----
Balance at January 1, 1999....  250,000  $ 25.0  30,098,736  $0.3   10,000,000  $0.1
Issuance of Common Stock
under stock option plans......       --      --     127,050    --           --    --
Issuance of Common Stock for
employee compensation.........       --      --     300,000    --           --    --
Preferred dividends accrued...       --      --          --    --           --    --
Net loss and comprehensive
loss..........................       --      --          --    --           --    --
                                -------  ------  ---------- ------  ----------  -----
Balance at December 31, 1999..  250,000    25.0  30,525,786   0.3   10,000,000   0.1
Issuance of Common Stock
under stock option plans......       --      --     382,393    --           --    --
Sales of restricted stock.....       --      --     425,000    --           --    --
Issuance of common stock for
acquisition...................       --      --     629,666    --           --    --
Preferred dividends accrued...       --      --          --    --           --    --
Deferred stock compensation...       --      --          --    --           --    --
Deferred stock compensation
cancellations.................       --      --          --    --           --    --
Amortization of deferred
stock compensation............       --      --          --    --           --    --
Stock option compensation.....       --      --          --    --           --    --
Net loss and comprehensive
loss..........................       --      --          --    --           --    --
                                -------  ------  ---------- ------  ----------  -----
Balance at December 31, 2000..  250,000    25.0  31,962,845   0.3   10,000,000   0.1
Issuance of Common Stock
under stock option plans net..       --      --      54,427    --           --    --
Preferred dividends accrued...       --      --          --    --           --    --
Deferred stock compensation
cancellations.................       --      --          --    --           --    --
Amortization of deferred
stock compensation............       --      --          --    --           --    --
Stock option compensation.....       --      --          --    --           --    --
Net loss and comprehensive
loss..........................       --      --          --    --           --    --
                                -------  ------  ---------- ------  ----------  -----
Balances at December 31, 2001.  250,000  $ 25.0  32,017,272  $0.3   10,000,000  $ 0.1
                                =======  ======  ========== ======  ==========  =====



[Chart Continued]


                                  Deferred    Additional                 Total
                                   Stock       Paid-in   Accumulated  Stockholders
                                Compensation   Capital     Deficit      Deficiency
                                ------------  ----------  ----------   -----------
Balance at January 1, 1999....   $     --     $    0.8    $   (74.4)   $  (48.2)
Issuance of Common Stock
under stock option plans......         --          0.3           --         0.3
Issuance of Common Stock for
employee compensation.........         --           --           --          --
Preferred dividends accrued...         --           --         (4.0)       (4.0)
Net loss and comprehensive
loss..........................         --           --        (37.9)      (37.9)
                                ------------  ----------  ----------   -----------
Balance at December 31, 1999..         --          1.1       (116.3)      (89.8)
Issuance of Common Stock
under stock option plans......         --          1.0           --         1.0
Sales of restricted stock.....         --          1.7           --         1.7
Issuance of common stock for
acquisition...................         --          4.3           --         4.3
Preferred dividends accrued...         --           --         (4.5)       (4.5)
Deferred stock compensation...       (2.2)         2.2           --          --
Deferred stock compensation
cancellations.................        0.3         (0.3)          --          --
Amortization of deferred
stock compensation............        0.4           --           --         0.4
Stock option compensation.....         --          2.2           --         2.2
Net loss and comprehensive
loss..........................         --           --        (58.2)      (58.2)
                                ------------  ----------  ----------   -----------
Balance at December 31, 2000..       (1.5)        12.2       (179.0)     (142.9)
Issuance of Common Stock
under stock option plans net..         --           --           --          --
Preferred dividends accrued...         --           --         (5.1)       (5.1)
Deferred stock compensation
cancellations.................        0.7         (0.7)          --          --
Amortization of deferred
stock compensation............        0.2           --           --         0.2
Stock option compensation.....         --          1.7           --         1.7
Net loss and comprehensive
loss..........................         --           --       (128.0)     (128.0)
                                ------------  ----------  ----------   -----------
Balances at December 31, 2001.    $ ( 0.6)     $  13.2     $ (312.1)   $ (274.1)
                                ============  ==========  ==========   ===========



        See accompanying notes to consolidated financial statements.

                                ZiLOG, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING POLICIES

Nature of business: ZiLOG designs, develops, manufactures and markets integrated circuits for application specific standard products (ASSPs) for the communications, integrated controls, and home entertainment markets.

Basis of Presentation: The consolidated financial statements include the accounts of ZiLOG, Inc. and its subsidiaries. All significant transactions and accounts between the Company and these subsidiaries have been eliminated in consolidation.

The Company has incurred recurring operating losses and has a net capital deficiency as of December 31, 2001. As described in Note 16, on February 28, 2002, ZiLOG filed a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code with the Northern District of California (the "Reorganization Plan") and currently expects to emerge sometime in May 2002. ZiLOG believes there is a strong likelihood that the Reorganization Plan will be approved by the bankruptcy court because the holders of ZiLOG's senior notes and preferred stock have already approved the terms of the plan. None of ZiLOG's other debts are being restructured as part of this plan. Consequently it is not expected that employees and general unsecured creditors will be compromised under this Reorganization Plan. Although ZiLOG believes that it is likely that the Reorganization Plan will be approved with terms and conditions substantially the same as those submitted and discussed above, there is a possibility that the Reorganization Plan may not be approved. In the event that the Reorganization Plan is not approved or if the bankruptcy court changes the Reorganization Plan significantly, ZiLOG's ability to continue as a going concern could be severely adversely affected. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Revenue recognition: Revenue from product sales to OEM customers is recognized upon shipment net of appropriate allowances for returns and warranty costs which are recorded at the time of shipment. As further explained in Note 2, commencing in 2000, revenue on shipments to distributors who have rights of return and price protection on unsold merchandise held by them, is deferred until products are resold by the distributors to end users. Prior to fiscal 2000, revenue on shipments to distributors having rights of return and price protection on unsold merchandise held by them were recognized upon shipment to the distributors, with appropriate provisions for reserves for returns and allowances.

In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." In October 2000, the SEC issued a summary of Frequently Asked Questions ("FAQ") relating to SAB 101. SAB 101 and the related FAQ provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Adoption of SAB 101 had no impact on the Company's consolidated financial statements.

Foreign currency translation: All of the Company's subsidiaries use the U.S. dollar as the functional currency. Accordingly, monetary accounts and transactions are remeasured at current exchange rates, and non-monetary accounts are remeasured at historical rates. Revenues and expenses are remeasured at the average exchange rates for each period, except for depreciation expense, which is remeasured at historical rates. Foreign currency exchange losses were included in determining results of operations and aggregated $0.2 million, $0.3 million and $0.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Cash and cash equivalents: Cash and cash equivalents consist of financial instruments, including auction rate securities, which are readily convertible to cash and have original maturities of three months or less at the time of acquisition. Auction-rate securities included in cash and cash equivalents totaled $11.0 million at December 31, 2000. ZiLOG had no outstanding auction-rate securities in cash and cash equivalents at December 31, 2001.

Inventories: Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market and consist of the following (in thousands):

                                                             December 31,
                                                        -----------------------
                                                         2001             2000
                                                         ----             ----
          Raw materials..........................       $ 1.0              $1.3
          Work-in-process........................        10.3              19.8
          Finished goods.........................         6.0               6.4
                                                        -----             -----
                                                        $17.3             $27.5
                                                        =====             =====

Property, plant and equipment: Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic lives of the assets, which are generally between three and seven years for machinery and equipment and 30 years for buildings. Significant impairments of property, plant and equipment were recorded in 2001 due to the operational restructuring of the Company, and write-down of ZiLOG's eight-inch wafer fabrication facility to its expected realizable value. See Note 5 below for a further discussion. Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated economic lives of the improvements. Depreciation expense of property, plant and equipment was $35.2 million, $39.4 million and $51.1 million for 2001, 2000 and 1999, respectively. Assets leased under a capital lease are recorded at the present value of the lease obligation and are primarily amortized over the shorter of the remaining term of the lease or the estimated economic life of the asset. Amortization of leased assets was approximately $0.2 million in 2001, $0.7 million in 2000 and $0.7 million in 1999.

Advertising expenses: The Company accounts for advertising costs as expense for the period in which they are incurred. Advertising expenses for 2001, 2000, and 1999 were approximately $0.7 million, $1.0 million and $1.7 million, respectively.

Shipping costs:  Shipping costs are included in cost of sales.

Use of estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock awards: The Company accounts for employee stock awards in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. For stock option grants issued with an exercise price equal to the fair market value of the stock as determined by the board of directors, the Company recognizes no compensation expense for stock option grants. Pro forma information required by FASB Statement No. 123, Accounting for Stock Based Compensation is presented in Note 9 below.

In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB No. 25, or FIN 44. FIN 44 clarifies the application of APB No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but some provisions of FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have any impact on ZiLOG's financial position or results of operations.

Recent Accounting Pronouncements: In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase methods. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of FAS 142 apply to goodwill and intangible assets acquired after July 1, 2001. With respect to goodwill and intangible assets acquired prior to July 2, 2001, ZiLOG is required to adopt FAS 142 effective January 1, 2001. The Company expects no impact from the adoption of the provisions to FAS 142 that are effective January 1, 2002.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Impairment of Disposal of Long-Lived Assets" ("FAS 144"), which is applicable to financial statements for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company adopted FAS 144 in 2001 and there was no impact to the consolidated financial statements.

NOTE 2.      ACCOUNTING CHANGE - RECOGNITION OF REVENUE ON SALES TO DISTRIBUTORS

In the fourth quarter of 2000, the Company changed its accounting method for recognizing revenue on shipments to distributors who have rights of return and price protection on unsold merchandise held by them. The Company previously recognized revenue upon shipment to these distributors, net of appropriate allowances for sales returns, price protection and warranty costs. Following the accounting change, revenue recognition on shipments to these distributors is deferred until the products are resold by the distributors to their customers. The Company believes that deferral of revenue recognition on these distributor shipments and related gross margin until the product is shipped by the distributor results in a more meaningful measurement of results of operations as it better conforms to the changing business environment and is more consistent with industry practice; therefore it is a preferable method of accounting. The cumulative effect of the change in accounting method was a charge of $8.5 million, net of a zero income tax effect. The pro forma effects of the accounting change on prior years' results are shown in the statement of operations. The effect of adopting the new accounting method in 2000 resulted in an increase in the net loss of $1.6 million, exclusive of the cumulative effect of the accounting change. In the below table, net loss for 2000 represents net loss after the cumulative effect adjustment as a result of the accounting change and pro forma net loss represents net loss before the cumulative effect adjustment. The pro forma effects of the accounting change on prior years' results are as follows (in thousands):

                                                                             Year Ended
                                                                            December 31,
                                                                    ----------------------------
                                                                        2000           1999
                                                                    ------------   -------------
              As reported:
                  Net sales.......................................  $    239.2     $   245.1
                  Net loss........................................       (58.2)        (37.9)

              Pro forma amounts with the change in accounting principle
               related to revenue recognition applied retroactively
               (unaudited):
                  Net sales.......................................       239.2         240.7
                  Net loss........................................       (49.7)        (41.6)


NOTE 3:       ACQUISITIONS AND EQUITY INVESTMENT

On July 27, 2000, ZiLOG acquired Calibre, Inc. ("Calibre") pursuant to a merger agreement for 629,666 shares of ZiLOG common stock, par value $.01 per share ("Common Shares") and 112,214 Common Shares issuable upon exercise of vested options. The purchase price of approximately $4.9 million, including acquisition costs of approximately $0.1 million, was allocated based on fair values as follows: tangible net assets of $0.1 million; goodwill of $3.3 million and in-process research and development of approximately $1.5 million. Goodwill was being amortized on a straight-line basis over four years and the net book value at December 31, 2000 is $2.9 million. During the fourth quarter of 2001, the remaining $2.1 million net book value of this goodwill was deemed impaired and recorded as special charges. For financial statement purposes, the acquisition was accounted for as a purchase and, accordingly, the results of operations of Calibre subsequent to July 27, 2000 are included in the Company's consolidated statements of operations.

Calibre's in-process research and development, primarily focused on a partially developed technology that replaces third-party transceivers to enable wireless communications, was expensed in the third quarter because the projects related to the acquired research and development had not reached technological feasibility and have no alternative future use. The nature of efforts required to develop the purchased in-process technology into commercially viable products primarily relates to completion of design, prototyping and testing to ensure the products can be produced to meet customer design specifications. Such customer design specifications include product functions, features and performance requirements. To date, the Company has been unsuccessful in marketing these products and there can be no assurance that these products will ever achieve commercial viability.

Factors considered in valuing Calibre's in-process research and development included the state of development of each project, target markets and associated risks of achieving technological feasibility and market acceptance of the products. The value of the purchased in-process technology was determined by estimating the projected net cash flows relating to such products, including costs to complete the technology and product development and the future expected income upon commercialization of the products over periods ranging from three to five years. These cash flows were then discounted to their net present value using an after-tax discount rate of 40 percent. The estimated steps of completion were applied to the net present value of the future discounted cash flows to arrive at the $1.5 million charge for in-process research and development that was immediately written off to the statement of operations.

Calibre's pro forma results are not presented, as the pro forma results of operations would not be materially different from ZiLOG's financial statements.

On March 22, 2000, ZiLOG acquired 3.0 million shares or 20 percent of the then-outstanding common stock of Qualcore Group, Inc. ("Qualcore") for cash of $8.0 million plus expenses of $0.1 million, pursuant to a purchase and sale agreement (the "Qualcore Agreement"). Subject to the Qualcore Agreement, $5.5 million was paid on March 22, 2000 and $2.5 million was paid on April 14, 2000. ZiLOG accounted for its investment in Qualcore common stock using the equity method. The difference between the total cost of ZiLOG's investment in Qualcore of $8.1 million and ZiLOG's underlying equity in Qualcore's net assets was being amortized on a straight-line basis over five years. Under the terms of the Agreement, ZiLOG had the option until June 30, 2001 to acquire all of the remaining outstanding shares of common stock of Qualcore for cash and/or a number of ZiLOG's Common Shares. If ZiLOG did not exercise this option, Qualcore had the right to put approximately 11% of Qualcore's common stock to the Company for $5.2 million. The Company did not exercise this option. During the fourth quarter of 2001, the Company reached a settlement agreement with Qualcore in which the Company paid Qualcore a termination charge of $450,000, and returned all the shares representing ZiLOG's 20% equity ownership in Qualcore. The termination charge has been recorded as a special charge. In return, Qualcore cancelled its put right. In connection with this settlement the Company wrote-off the remaining balance of its investment in Qualcore. The charge of $4.9 million was included as a part of the $7.2 million equity method investment loss recorded in the year ended December 31, 2001.

On April 20, 1999, ZiLOG acquired substantially all of the assets and assumed the operating liabilities of Seattle Silicon Corporation ("Seattle Silicon") a fabless semiconductor company based in Bellevue, Washington that offers a customized design capability for analog devices and mixed signal system-on-a-chip (SOC) technology. The purchase price of approximately $6.1 million, including acquisition costs of approximately $0.4 million, was allocated based on fair values as follows: tangible net assets of $0.1 million; in-process research and development of $1.0 million; and goodwill of $5.0 million. Goodwill was being amortized on a straight-line basis over three years and the net book value at December 31, 1999, was $3.9 million. During the fourth quarter of 2000, the remaining $2.3 million net book value of this goodwill was expensed to special charges, see Note 5 below. For financial statement purposes, this acquisition was accounted for as a purchase, and accordingly, the results of operations of Seattle Silicon subsequent to April 20, 1999, are included in the Company's consolidated statements of operations.

In-process research and development was expensed in April 1999 because the projects related to the acquired research and development (partially developed semiconductor product designs), had not reached technological feasibility and have no alternative future use. The nature of efforts required to develop the purchased in-process technology into commercially viable products primarily relates to completion of design, prototyping and testing to ensure the products can be produced to meet customer design specifications, including functions, features and performance requirements. The cost of completing these projects was not material and the Company was not successful in bringing these products to commercial viability.

Factors considered in valuing in-process research and development included the stage of development of each project, target markets and associated risks of achieving technological feasibility and market acceptance of the products. The value of the purchased in-process technology was determined by estimating the projected net cash flows arising from commercialization of the products over periods ranging from one to four years. These cash flows were then discounted to their net present value using a discount rate of 25 percent. The estimated stage of completion was applied to the net present value of future discounted cash flows to arrive at the $1.0 million charge for in-process research and development that was immediately written off to the statement of operations.

Seattle Silicon's pro forma results are not presented, as the pro forma results of operations would not be materially different from ZiLOG's financial statements.

NOTE 4.       FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents consist primarily of cash in bank accounts, commercial paper, money market accounts and short-term time deposits. The short-term debt represents borrowings under a revolving line of credit with a commercial lender. The Notes Payable are 9.5% Senior Secured Notes which mature on March 1, 2005. The carrying amount on the balance sheet for Cash and cash equivalents at December 31, 2001 and 2000 were $30.7 million and $40.7 million, respectively, which approximates fair value, due to their short maturities. Based on market quoted values, the Notes had an estimated fair value of $78.4 million and $159.6 million at December 31, 2001 and 2000, respectively. The carrying amount, which approximates fair value due to its variable interest rate, on the balance sheet at December 31, 2001 for the short-term debt was $12.8 million, which represents the principle amount borrowed.

NOTE 5.       SPECIAL CHARGES

During the fourth quarter of 2001, ZiLOG recorded an impairment of $30.4 million to the carrying amount of the MOD III eight-inch wafer fabrication facility in Nampa, Idaho ("MOD III"), to its estimated fair value of $30.0 million. The fabrication facility completed its final manufacturing in January 2002. The property, plant and equipment of MOD III were idled in January 2002, and at that time were classified as assets held for sale.

During the fourth quarter of 2001, the Company reached a settlement agreement with its equity investment partner, Qualcore Group ("Qualcore") in which the Company paid Qualcore a termination charge of $450,000, and returned all the shares representing ZiLOG's 20% equity ownership in Qualcore. In return, Qualcore cancelled its right to "put" approximately 11% of Qualcore's common stock to the Company for an aggregate cost of $5.2 million. All future design services from Qualcore, if any, will be purchased under standard pay-for-performance-and-delivery contracts. During the fourth quarter of 2001, as result of the review of the operations acquired from Calibre, the Company determined that the sum of the expected undiscounted future cash flows was negligible. Consequently, the net goodwill balance of $2.1 million was deemed to be impaired and was written off.

In November 2001, the Company negotiated with the owner of its Campbell, California headquarters facility to terminate its lease. The Company has agreed to pay termination charges of $2.8 million in cash and transfer title to certain assets and leasehold improvements in return for cancellation of approximately $10.0 million in future lease commitments on its 108,000 square foot headquarters facility. The Company incurred $1.5 million of special charges to write-off the net book value of assets in connection with the lease termination. At December 31, 2001, approximately $2.8 million of lease termination charges were accrued and were paid in February 2002.

During the third and fourth quarters of 2001, ZiLOG incurred special charges of approximately $4.5 million for employee retention bonuses, severance, and termination benefits for the announced reduction in force due to ZiLOG's management plans to close its eight-inch fabrication facility in Nampa, Idaho. This action affected approximately 200 employees. At December 31, 2001, approximately $4.2 million was accrued for these payments, which were made in the first quarter of 2002.

During the third and fourth quarters of 2001, special charges aggregating $1.0 million were recognized for manufacturing consolidation costs, including new mask sets to support ZiLOG's wafer fabrication facility consolidation efforts and relocation costs relating to moving the Company's wafer probe operation to its facilities in the Philippines. At December 31, 2001, approximately $0.2 remained accrued in connection with the manufacturing consolidation charges.

ZiLOG charged $3.5 million to expense for professional fees related to its debt restructuring efforts during the third and fourth quarter of 2001. At December 31, 2001, approximately $1.1 million remained accrued for payment in connection with these professional fees.

During the second quarter of 2001, ZiLOG incurred special charges of $8.1 million for restructuring of operations comprised of severance-related expenses of $4.0 million, including $1.7 million of non-cash stock-option related expenses, fixed-asset related write-offs of $2.9 million, including planning software and surplus test equipment; manufacturing consolidation charges of $0.4 million, and $0.8 million relating to consultants who are assisting with the Company's restructuring plans. In connection with this restructuring, ZiLOG eliminated approximately 200 positions worldwide, including 4 senior vice presidents, with continuation payments through the length of such senior vice presidents' employment agreements. As of December 31, 2001, approximately $0.4 million was accrued for future payments in connection with these agreements.

During the fourth quarter of 2000, ZiLOG incurred special charges totaling $14.8 million. In December 2000, management approved a plan for the sale of the Company's five-inch wafer fabrication facility in Nampa, Idaho. The decision to sell this facility was based on the Company's desire to reduce fixed manufacturing overhead costs by transferring most production into its newer eight-inch wafer fabrication that was under-utilized. Property, plant, and equipment, with a book value of $9.9 million, were written down by $6.9 million to an estimated realizable value of $3.0 million at December 31, 2000. In 2000, the Company reclassified these assets and the remaining carrying value of $3.0 million to other current assets. As of July 1, 2001, the Company changed its decision and now intends to keep its five-inch wafer fabrication facility and close its eight-inch fabrication facility. The Company then reclassified the $3.0 million carrying value of the five-inch wafer fabrication facility from other current assets to property, plant and equipment. For the year ended December 31, 2001, depreciation expense was lowered by approximately $2.8 million, compared to what would have been recorded without the December 2000 write-down and reclassification of these assets.

Also, during the fourth quarter of 2000, the net unamortized Seattle Silicon goodwill of $2.3 million was written off as the Company decided not to pursue further development on commercial production of the products and technology that the goodwill was originally established for. ZiLOG also incurred special charges of $0.1 million for the cancellation of contractual liabilities and $5.5 million for severance benefits, which includes $2.0 million of non-cash stock option compensation. Of the approximately $3.5 million cash payments for severance benefits, $2.1 million and $0.5 million was paid in 2001 and 2000, respectively. The Company expects to make cash payments of approximately $0.9 million in 2002. In connection with this action, approximately 86 employees were terminated, including 5 senior vice presidents, with continuation payments through the length of such senior vice presidents' employee agreements.

During the third quarter of 2000, ZiLOG incurred a special charge of $1.5 million of in-process research and development resulting from the acquisition of Calibre, Inc.

During the second quarter of 2000, ZiLOG incurred special charges of $1.2 million relating to a restructuring of its Communications segment. In connection with this action, approximately 24 employees were terminated and 12 other employees were transferred into the Communications segment from other areas of the Company. The $1.2 million charge included $0.9 million for severance and benefits, $0.1 million of non-cash stock option compensation, $0.1 million for write-off of impaired assets, and $0.1 million for contractual liabilities. As of December 31, 2001, approximately $0.1 million was accrued for payment of severance and termination benefits.

During the second quarter of 1999, ZiLOG incurred special charges of $4.7 million. Approximately $1.0 million was purchased in-process research and development related to several partially developed semiconductor product designs that were acquired through the acquisition of Seattle Silicon in April 1999. ZiLOG also recognized a $3.7 million charge for the write-down to estimated fair value for test equipment held for sale, which was based on an independent appraisal. These assets were disposed of during the year ended December 31, 2000.

The following table details special charges accrual activity for the years ended December 31, 2001 and December 31, 2000:


                                         Severance
                                            and            Lease
                                        Termination     Termination          Debt
                                          Benefits        Charges       Restructuring      Other         Total
                                        -----------     -----------     -------------   ---------   -----------

Balance at December 31, 1999.........   $    --       $     --          $     --        $    --      $    --
   Total charge to special charges...         6.5            0.2              --             --            6.7
   Cash paid.........................        (1.2)          (0.1)             --             --           (1.3)
   Deferred stock compensation.......        (2.0)          --                --             --           (2.0)
                                        -----------     -----------     -------------   ---------   -----------
Balance at December 31, 2000.........         3.3            0.1              --             --            3.4
   Total charge to special charges...         8.5            3.2               4.3            1.4         17.4
   Cash paid.........................        (6.2)          (0.5)             (3.2)          (1.2)       (11.1)
                                        -----------     -----------     -------------   ---------   -----------
Balance at December 31, 2001.........   $     5.6     $      2.8        $      1.1      $     0.2    $     9.7
                                        ===========     ===========     =============   =========   ===========

Special charges, charged to expense, for the years ended December 31, 2001, 2000, and 1999 are as follows (in thousands):


                                                                      2001        2000         1999
                                                                   --------    --------     --------
           Asset Impairments:
           Impairment of MOD III assets.........................   $   30.4    $    --      $    --
           Other impaired and dispositioned assets..............        6.5         9.3          3.7
           Restructuring of Operations:
           Employee retention bonuses, severance pay and
             termination benefits...............................        6.8         4.5          --
           Stock-based compensation - terminated employees......        1.7         2.0          --
           Termination and exit charges.........................        3.2         0.2          --
           Other................................................        1.4         --           --
           Debt restructuring
           Professional fees....................................        4.3         --           --
           Purchased in-process research and development........        --          1.5          1.0
                                                                   --------    --------     --------
                                                                   $   54.3    $   17.5     $    4.7
                                                                   ========    ========     ========


NOTE 6.       CREDIT FACILITY

On December 30, 1998, ZiLOG executed an agreement with a financial institution (the "Lender") for up to $40 million in the form of a senior secured revolving line of credit and capital equipment credit facility (the "Facility"). The Facility provides for borrowings of up to $25 million, subject to a borrowing base consisting of 80% of eligible accounts receivable and 40% of eligible inventories. The Facility also provided $15 million for a capital expenditure line, which is secured by eligible equipment financed. Borrowings, on the $25 million portion bear interest at a rate per annum (at ZiLOG's option) equal to the London Inter-Bank Overnight Rate (LIBOR) plus 2%, or the Lender's published prime rate. Borrowings for the capital expenditure line under the Facility bear interest at a rate per annum (at ZiLOG's option) equal to LIBOR plus 3% or the Lender's prime rate plus 1%. As of December 31, 2001, The Company had borrowings of $12.8 million on the revolving line of credit, which bore interest at 4.75%, per annum. There were no borrowings under the capital equipment credit facility.

The Company's default on the payment due on notes payable, and the expiration of the applicable grace period on this payment on October 4, 2001, constitutes a default under the Facility. As a result, this lender is under no obligation to make additional loans to the Company, and the Company therefore may not be able to borrow any additional amounts under this Facility. In addition, this lender has the option to call the loan and render the amounts outstanding under the Facility immediately due and payable. The term of the revolving credit facility is four years and the capital expenditure line is five years, and they expire on December 30, 2002 and 2003, respectively.

Subsequent to December 31, 2001, the Company received a commitment letter from its current lender to replace the Facility with a three-year $15.0 million senior secured revolving credit facility upon emergence from Chapter 11 bankruptcy. The terms of the commitment letter indicate that the new facility will be on substantially similar terms as the Facility, except that borrowings will bear interest at a rate per annum equal to the commercial lender's stated prime rate or LIBOR, plus 2.5%, and the capital expenditure line will be cancelled.

NOTE 7.        NOTES PAYABLE

The Company has issued $280 million 9.5% senior secured notes ("the Notes"), which mature on March 1, 2005. Interest is payable semi-annually on the first of March and September. ZiLOG did not make its scheduled semi-annual interest payment of $13.3 million on the outstanding senior notes that was due on September 4, 2001. As a result, the senior notes are now callable by the bondholders at any time.

Accordingly, during the third quarter of 2001, the Company reclassified its indebtedness under the senior notes from a long-term liability to a current liability on the consolidated balance sheet. ZiLOG has continued to accrue interest, including associated penalties, amounting to approximately $22.5 million at December 31, 2001. Subsequent to December 31, 2001, the Company reached agreement with the holders of the senior notes to exchange the senior notes and accrued interest and penalties into common stock of the reorganized ZiLOG. See Note 16 for a further discussion of the Company's planned financial restructuring and reorganization.

Issuance costs associated with the senior notes of approximately $9.9 million were deferred and amortized to interest expense over the term of the senior notes. According to the terms of the senior note agreement, the Company had until October 4, 2001, to pay the interest due on September 4, 2001. Since this did not happen, the debt became immediately due and payable at the option of the holders, and accordingly, the Company charged to interest expense the $4.2 million of remaining unamortized net debt issuance costs during the fourth quarter of 2001. The senior notes contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

NOTE 8.       RETIREMENT AND PENSION PLANS

The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit ($10,500 for calendar year 2001). The Company may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1.5% of the participant's compensation on a quarterly basis. The Company may also make additional discretionary contributions to the 401(k) Plan. Matching contributions to the 401(k) Plan were approximately $0.6 million, $0.8 million, and $0.7 million in 2001, 2000, and 1999, respectively. There were no discretionary contributions made for 2001, 2000 or 1999.

During the second quarter of 2001, ZiLOG's Board of Directors cancelled the Company's Deferred Compensation Plan (the "Plan"), which allowed certain management employees to defer their receipt of selected amounts of compensation. These deferrals were transferred to a third party Trustee for investment purposes. The third party Trustee paid out the deferred compensation to the affected employees upon termination of the Plan.

The Company's Philippines subsidiaries maintain a defined benefit pension plan for local employees, which is consistent with local statutes and practices. This benefit plan had no material impact on the Company's financial statements for the periods presented.

NOTE 9.        STOCKHOLDERS' DEFICIENCY

Common stock: Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of the holders of the outstanding shares of Common Stock, except as otherwise required by the General Corporation Law of the State of Delaware (the "DGCL"). Holders of Class A Non-Voting Common Stock do not have any voting rights, except the right to vote as a class to the extent required by DGCL.

Except for differences in voting rights described above, the rights, powers, preferences, and limitations of the Common Stock and Class A Non-Voting Common Stock are identical. Subject to the rights of holders of Series A Stock and other classes and/or series of preferred stock, if any, all shares of Common Stock and Class A Non-Voting Common Stock are entitled to share in such dividends as the Board may from time to time declare from sources legally available therefore. Subject to the rights of creditors and holders of Series A Stock and other classes and/or series of preferred stock, if any, holders of Common Stock and Class A Non-Voting Common Stock are entitled to share ratably in a distribution of assets of the surviving corporation upon any liquidation, dissolution or winding up of a surviving corporation.

Preferred stock: The Board has the authority to issue, from time to time, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock, par value $100.00 per share, in one or more classes and/or series and may establish the powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) of such class and/or series. The Board adopted a resolution on February 26, 1998, providing for the creation of series A cumulative preferred stock ("Series A Stock"). On February 28, 1998, the Board issued 250,000 shares of series A stock, which is a non-voting 13.5% preferred stock with a par value of $100.00 per share.

The series A stock will accumulate dividends at the rate of 13.5% per annum (payable quarterly) for periods ending on or prior to February 27, 2008, and 15.5% per annum thereafter. Dividends will be payable, at the election of the Board but subject to availability of funds and the terms of the Notes in cash or in kind through corresponding increase in the liquidation preference (as described below) of the Series A Stock. The Series A Stock had an initial liquidation preference of $100.00 per share.

To the extent that a quarterly dividend payment in respect to a share of series A stock is not made in cash when due, the amount of such unpaid dividend will accumulate (whether or not declared by the Board) through an increase in the liquidation preference of such share of series A stock equal to the amount of such unpaid dividend, and compounded dividends will accumulate on all such accumulated and unpaid dividends. The liquidation preference will be reduced to the extent that previously accumulated dividends are thereafter paid in cash. The Company is required to pay in cash all accumulated dividends that have been applied to increase the liquidation preference on February 27, 2008 (the "Clean-Down").

Shares of Series A Stock may be redeemed at the option of the Company, in whole or in part, at 100% of par value, if redeemed after February 25, 2003, in each case of the sum of (i), the liquidation preference thereof, increases to the extent that accumulated dividends thereon shall not have been paid in cash, plus (ii) accrued and unpaid dividends thereon to the date of redemption. Redemption of shares of the series A stock prior to February 26, 2003 would be at a premium to par value based on a declining scale as follows: 103.5% after August 25, 1999; 103.0% after February 25, 2000; 102.5% after August 25, 2000; 102.0% after February 25, 2001; 101.5%
after August 25, 2001; 101% after February 25, 2002 and 100.5% after August 25, 2002. Optional redemption of the series A stock will be subject to, and expressly conditioned upon, certain limitations under the notes.

In certain circumstances, including the occurrence of a change of control at the Company, but again subject to certain limitations under the notes, the Company may be required to repurchase shares of series A stock at 101% of the sum of the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus accumulated and unpaid dividends to the repurchase date.

Holders of series A stock will not have any voting rights with respect thereto, except for (i) such rights as are provided under the DGCL, (ii) the right to elect, as a class, one director of the Company in the event that the Company fails to comply with its Clean-Down or repurchase obligations, and (iii) class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the series A stock and certain transactions involving stock that ranks junior in payment of dividends, or upon liquidation, to the series A stock.

Deferred stock compensation: During the second quarter of 2000, in connection with a planned public offering of the Company's common stock, management determined that the Company had issued stock options to employees having exercise prices below the deemed fair value for financial reporting purposes of the common shares on the date of grant. Accordingly, ZiLOG recorded deferred stock compensation of $2.1 million, representing the excess of the deemed fair value of the common shares on the date of grant over the options' exercise price. Deferred compensation expense is generally being amortized ratably over the four-year option-vesting period. Stock option compensation expense related to these options totaled approximately $0.2 million and $0.5 million for the years ended December 31, 2001 and 2000, respectively.

In addition, the vesting periods on certain stock options were accelerated for employees subject to the reduction in force during the second quarter of 2001 and the second and fourth quarters of 2000 (See Note 5). Accordingly, the unamortized intrinsic value of $2.0 million and $1.7 million for these options were recorded as a special charge during the years ended December 31, 2000 and December 31, 2001, respectively.

1998 stock plans: In August 1998, the ZiLOG, Inc. Long-Term Stock Incentive Plan (the "Plan") and the ZiLOG, Inc. 1998 Executive Officer Stock Incentive Plan (the "Executive Plan"), jointly referred to as the "1998 Plans," were adopted by the Board. Under the 1998 Plans, the Company may grant eligible employees, directors and consultants restricted shares, stock units and nonstatutory and incentive stock options. Options under the 1998 Plans generally have a life of 10 years and vest at a rate of 25% on each of the first four anniversaries following the option grant date. The terms and conditions of each option or stock award under the 1998 Plans are determined by a committee of the Board and are set forth in agreements between the recipient and the Company. As of December 31, 2001, 4.65 million and 6.75 million shares have been reserved for issuance and approximately 2,669,000 and 4,400,000 options have been granted, net of cancellations, under the Plan and the Executive Plan, respectively.

2000 stock plan: In February 2001, the ZiLOG, Inc. 2000 Stock Incentive Plan ("2000 Plan") was adopted by the Board. Under the 2000 Plan, the Company may grant eligible employees, directors and consultants restricted shares, stock units and nonstatutory and incentive stock options. Options under the 2000 Plan have a maximum life of 10 years and vest at a rate of 25% on the first anniversary of the date of the grant and ratably each month for the following three (3) years. The terms and conditions of each option stock award under the 2000 Plan are determined by a committee of the Board and are set forth in agreements between the recipient and the Company. A total of 3.0 million shares have been reserved for issuance under the 2000 Plan. No grants were awarded under the 2000 Plan as of December 31, 2001.

A summary of the Company's activity for all stock plans for the years ended December 31, 2001, 2000 and 1999, is as follows:

                                                   Shares Available        Options        Weighted Average
                                                      for Grant          Outstanding       Exercise Price
                                                   ----------------     ------------      ----------------
The 1998 and 2000 Plans (1)
Balance as of January 1, 1999..................       1,701,550           6,198,450            $  2.90
   Additional shares reserved..................       3,100,000                  --               -
   Options granted.............................      (1,571,575)          1,571,575               3.05
   Shares granted..............................        (300,000)                 --               0.00
   Options exercised...........................              --            (127,050)              2.50
   Options cancelled...........................         371,974            (371,974)              2.50
                                                   ----------------     ------------
Balance as of December 31, 1999................       3,301,949           7,271,001               2.96
   Additional shares reserved..................       3,300,000                  --              --
   Options granted.............................      (3,282,899)          3,282,899               5.58
   Shares granted..............................        (425,000)                 --               0.00
   Options exercised...........................              --            (382,393)              2.50
   Options cancelled...........................       1,165,960          (1,165,960)              3.77
                                                   ----------------     ------------
Balance as of December 31, 2000................       4,060,010           9,005,547               3.83
   Options granted.............................        (247,815)            247,815               6.00
   Options exercised...........................              --             (60,613)              1.72
   Options cancelled...........................       2,694,019          (2,694,019)              4.08
                                                   ----------------     ------------
Balance as of December 31, 2001................       6,506,214           6,498,730              $3.83
                                                   ================     ============

-------------------------------------------------
(1) No grants were awarded under the 2000 Plan as of December 31, 2001.

The following table summarizes information about stock options outstanding at December 31, 2001:

                                             Options Outstanding                     Options Exercisable
                                ------------------------------------------------- ------------------------------
                                               Weighted-Average                                 Weighted-Average
                                  Number          Remaining      Weighted-Average    Number       Exercise
  Range of Exercise Prices      Outstanding    Contractual Life  Exercise Price   Exercisable      Price
---------------------------    ------------    ----------------  ---------------  -----------   ----------------
       $1.09 - $1.09               21,338            8.01             $1.09            21,338         $1.09
       $2.39 - $2.50            3,465,973            6.60             $2.50         2,746,003         $2.50
       $4.00 - $6.00            3,011,419            7.82             $5.39         1,501,243         $5.01
                               ------------    ----------------  ---------------  -----------   ----------------
       $1.09 - $6.00            6,498,730            7.17             $3.83         4,268,584         $3.37
                               ============    ================  ===============  ===========   ================


The weighted average grant date fair value of options granted in 2001, 2000, and 1999 were $0.95, $1.24, and $1.13, per share, respectively. Options that were exercisable as of December 31, 2001, 2000, and 1999 were 4,268,584, 3,726,909, and 2,014,281, respectively.

Pro forma stock based compensation: FAS No. 123 requires that the information be determined as if the Company has accounted for its employee options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value of the options granted under the 1998 Plans was estimated at the date of grant using the Minimum Value Method option-pricing model using the following weighted average assumptions for 2001, 2000, and 1999:

                                                                      Year Ended December 31,
                                                        --------------------------------------------------
                                                              2001              2000              1999
                                                        -------------    -------------       -------------
Annual average risk free interest rate...............         3.5%              5.0%              6.7%
Estimated life in years..............................          5                 5                 5
Dividend yield.......................................         0.0%              0.0%              0.0%


For purposes of pro forma disclosure, the expense amortization of the options' fair value is allocated over the options' four-year vesting period. Future pro forma net income (loss) results may be materially different from actual amounts reported. The pro forma net loss amounts for the year ended December 31, 2001,2000, and 1999 were approximately $128.4 million, $60.6 million, and $39.0 million, respectively.

NOTE 10.       INCOME TAXES

The provision for income taxes is as follows (in millions):

                                                                      Year Ended December 31,
                                                         -----------------------------------------------
                                                              2001              2000              1999
                                                         -------------    ------------       -----------
State, All Current...................................     $    0.2         $     --           $    0.2
                                                         -------------    ------------       -----------
                                                               0.2                                 0.2

Foreign, All Current.................................          0.3               0.3               0.8
                                                         -------------    ------------       -----------
                                                               0.3               0.3               0.8
                                                         -------------    ------------       -----------
     Provision for income taxes......................     $    0.5         $     0.3          $    1.0
                                                         =============    ============       ============


Pretax income (loss) from foreign operations was $(1.8) million, $(2.5) million and $1.4 million for the years ended December 31, 2001, 2000, and 1999, respectively.

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income before taxes. The source and tax effects of the differences are as follows (in millions):

                                                                        Year Ended December 31,
                                                            -------------------------------------------------
                                                                 2001             2000             1999
                                                            ---------------- ---------------- ---------------
Computed expected benefit...............................     $   (42.1)       $   (16.9)       $   (12.9)
State taxes, net of federal benefits....................           0.1              --               0.2
Foreign taxes...........................................           0.3              0.3              0.8
MOD III impairment......................................          10.7              --               --
Calibre goodwill impairment.............................           0.7              --               --
Foreign losses not benefited............................           0.7              1.0              --
Losses for which no current year benefit
     is recognized......................................          30.0             15.8             12.6
Other...................................................           0.1              0.1              0.3
                                                            ---------------- ---------------- ---------------
                                                             $     0.5        $     0.3        $     1.0
                                                            ================ ================ ===============


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of the Company's deferred tax liabilities and assets are as follows (in millions):


                                                                                December 31,
                                                                     ------------------ -----------------
                                                                           2001               2000
                                                                     ------------------ -----------------
       Deferred tax liabilities - tax over book
            Depreciation...........................................    $  (10.0)          $  (11.8)

       Deferred tax assets
            Net operating losses carryforward......................        77.3               42.4
            Accruals not currently deductible......................         4.2                5.0
            Inventory valuation adjustments........................         7.2                4.8
            Tax credit carryforward................................         9.1                2.5
            Prepaid expenses and other.............................         0.3               (0.3)
                                                                     ------------------ -----------------
                                                                           98.1               54.4
       Deferred tax asset valuation allowance......................       (88.1)             (42. 6)
                                                                     ------------------ -----------------
       Net deferred taxes..........................................    $    --            $    --
                                                                     ================== =================


Realization of deferred tax assets is dependent on future earnings, which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 2001 and 2000 has been established to reflect this uncertainty. The valuation allowance increased by approximately $45.5 million, $14.0 million, and $11.1 million during the fiscal years ended December 31, 2001, 2000, and 1999, respectively.

As of December 31, 2001, the Company had federal and California net operating loss carryforwards of approximately $213.0 million and $63.0 million, respectively, which will expire beginning in years 2004 through 2021, if not utilized. As of December 31, 2001, the Company also had federal and California tax credit carryforwards of approximately $5.9 million and $3.2 million, respectively, which will expire at various dates beginning in 2004 through 2021, if not utilized.

Utilization of the net operating loss carryforwards and tax credit carryforwards may be subject to a substantial annual limitation due to the "change of ownership" limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations may result in the expiration of net operating loss carryforwards and tax credit carryforwards before full utilization. The Company expects that consummation of the financial restructuring plan described in Note 16 will result in a change in ownership and that substantially all of its tax attributes will be either eliminated or significantly limited.

NOTE 11.      COMMITMENTS AND CONTINGENCIES

The Company leases certain of its facilities and equipment under non-cancelable operating leases, which expire in 2002 through 2007. The facility lease agreements generally provide for base rental rates which increase at various times during the terms of the leases and also provide for renewal options at fair market rental value.

Minimum future lease payments under these non-cancelable leases at December 31, 2001 are as follows (in millions):

                                                         Operating
                                                           Leases
                                                         ----------
           2002...................................        $   2.5
           2003...................................            1.5
           2004...................................            1.3
           2005...................................            1.2
           2006...................................            1.1
           Thereafter.............................            0.1
                                                          -------
           Total minimum lease payments...........        $   7.7
                                                          =======

The Company is also responsible for common area maintenance charges on certain office leases, which are not included in the above table. These charges are generally less than 10% of base rents. Total operating lease expense, including month-to-month rentals, was approximately $6.9 million, $7.3 million, and $6.6 million, for the years ended December 31, 2001, 2000, and 1999, respectively.

On July 29, 1996, the Company filed an action in the Superior Court of the State of California in and for Santa Clara against Pacific Indemnity Company, Federal Insurance Company and Chubb & Son Inc. In that action, ZiLOG sought a declaration that ZiLOG's former insurers, Pacific and Federal, had an unconditional duty to defend and indemnify ZiLOG in connection with two lawsuits brought in 1994: (1) in Santana v. ZiLOG and,
(2) in Ko v. ZiLOG. ZiLOG's complaint in the Santa Clara County action also alleged that Chubb, which handled the defense of Santana and Ko on behalf of Pacific and Federal, was negligent. Pacific cross-complained against the Company, seeking reimbursement of defense costs for both underlying lawsuits and a payment it contributed to the settlement of Ko. According to its cross-complaint, Pacific sought a total of approximately $6,300,000, plus interest and costs of suit.

On February 26, 2002, the Company agreed to make a payment of $300,000 to fully settle these lawsuits. The Company paid $75,000 of this amount upon settlement. The balance is to be paid in 3 equal installments by February 26, 2003. The outstanding balance accrues interest at 6% per annum.

One party has notified ZiLOG that it may be infringing certain patents. Four of the Company's customers have notified it that they have been approached by patent holders who claim that they are infringing certain patents. The customers have asked the Company for indemnification. ZiLOG is investigating the claims of all of these parties. In the event ZiLOG determines that such notice may involve meritorious claims, ZiLOG may seek a license. Based on industry practice, ZiLOG believes that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have a material adverse effect on ZiLOG.

ZiLOG is participating in other litigation and responding to claims arising in the ordinary course of business. The Company intends to defend itself vigorously. The Company believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company, although there can be no assurance in this regard.

NOTE 12.      RELATED PARTY TRANSACTIONS

In January 1999, ZiLOG entered into an agreement with P.T. Astra Microtronics Technology, now known as Advanced Interconnect Technologies, ("AIT"), pursuant to which, AIT provides the Company with semiconductor assembly and test services through January 2003. AIT is owned by Newbridge Asia, an affiliate of Texas Pacific Group, which in turn is an affiliate of the Company's principal stockholder. ZiLOG purchased services from AIT totaling approximately $6.3 million, $17.4 million, and $23.1 million for the years ended December 31, 2001, 2000, and 1999, respectively. The Company had payments due to AIT of approximately $0.5 million, $1.5 million and $3.8 million at December 31, 2001, 2000 and 1999, respectively. The Company's payment terms with AIT are net 30 days.

The Company sells products and engineering services to GlobeSpan, of which Texas Pacific Group is a significant stockholder. The Company's net sales to GlobeSpan totaled approximately $6.0 million, $9.2 million and $0.9 million for the years ended December 31, 2001, 2000, and 1999, respectively. ZiLOG's receivables from GlobeSpan were approximately $0.3 million, $2.6 million and $0.5 million for the years ended December 31, 2001, 2000, and 1999, respectively. Payment terms between GlobeSpan and ZiLOG are net 30 days.

During 2001, the Company's present Chief Executive Officer, Jim Thorburn, was functioning as ZiLOG's Acting CEO pursuant to a consulting agreement with Texas Pacific Group. Under the agreement, Mr. Thorburn was paid $3000 per day, plus out-of-pocket expenses. In 2001, ZiLOG paid Mr. Thorburn consulting fees of $574,000, pursuant to this agreement.

NOTE 13.      SEGMENT REPORTING

Effective January 1, 1998, the Company adopted FAS No. 131, "Disclosures about Segment of an Enterprise and Related Information". FAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers.

During the second quarter of fiscal 2000, ZiLOG reorganized its operating segments. This reorganization resulted in military products being reclassified from the communications segment to the embedded control segment. ZiLOG continues to have two reportable segments, communications and embedded control. The 1999-year information presented below has been reclassified to reflect the change.

The Company's embedded control segment is divided into two business units:
Field Programmable Microcontrollers and Home Entertainment. Consistent with the rules of FAS No. 131, the Company has aggregated these two business units into one reportable segment because both units have similar gross margins and target consumer and industrial customer applications based largely on ZiLOG's Z-8 line of 8-bit microcontrollers and digital signal processors. ZiLOG's communications segment consisted of its Communications business unit, which is generally more profitable than the Company's other business units and is predominantly based on the Company's Z80 line of 8-bit microprocessors and serial communication devices. In 2000, net sales, EBITDA, and depreciation and amortization, included in Corporate and other, were generated from foundry work performed for manufacturing partners.

ZiLOG's Chief Executive Officer has been identified as the chief operating decision maker ("CODM") for FAS No. 131 purposes as he assesses the performance of the business units and decides how to allocate resources to the business units. EBITDA, which is defined as earnings from operations before interest income and expense (including amortization of deferred financing costs), income taxes, depreciation, amortization of goodwill, non-cash stock option compensation and special charges, is the measure of profit and loss that the CODM uses to assess performance and make decisions. ZiLOG's sales and corporate marketing, manufacturing, central technology, finance and administration groups are shared resources and therefore allocated to operating segments included in the results below. Interest income, interest expense and net other are considered to be corporate items.

ZiLOG's business units do not sell to each other and, accordingly, there are no inter-segment sales. ZiLOG's CODM does not review total assets by operating segment and such data is not presented below since these items are shared resources of the Company and not separated, therefore no breakout by segment exists. The accounting policies for reporting segments are the same as for the Company as a whole. Subsequent to the Merger in 1998, the Company hired new management who defined the Company's current internal reporting structure that included budgeting and evaluating business units' financial performance by the CODM commencing in 1999. During 1998, the Company was managed and reported operating results at the enterprise level and comparable segment financial data is not available.

Information regarding reportable segments for the years ended December 31, 2001, 2000, and 1999 is as follows (in millions):

                                                                            Corporate and          Total
                                     Communications    Embedded Control         Other          Consolidated
                                     --------------   ------------------    --------------    ---------------
2001
Net sales.......................       $     77.2          $     93.1         $      2.0         $    172.3
                                                                                              ===============

EBITDA..........................             (6.6)               10.2                1.1                4.7
Depreciation and amortization...            (12.1)              (24.7)              (1.1)             (37.9)
Special charges.................                --               --                (54.3)             (54.3)
Amortization of deferred stock
    option compensation.........                --               --                 (0.2)              (0.2)
Interest income.................                --               --                  1.1                1.1
Interest expense................                --               --                (33.7)             (33.7)
                                                                                              ---------------
Loss before income taxes and
    equity investment...........                                                                 $   (120.3)
                                                                                              ===============
2000
Net sales.......................       $     90.9          $    142.0         $      6.3         $    239.2
                                                                                              ===============
EBITDA..........................             29.1                 9.5               (0.8)              37.8
Depreciation and amortization...            (10.6)              (30.9)              (0.5)             (42.0)
Special charges.................             --                  --                (17.5)             (17.5)
Amortization and direct stock
    option compensation charges.             --                  --                 (0.5)              (0.5)
Interest income.................             --                  --                  2.8                2.8
Interest expense................             --                  --                 29.1              (29.1)
                                                                                              ---------------
Loss before income taxes, equity
    investment and cumulative
    effect of change in
    accounting principle........                                                                      (48.5)
                                                                                              ===============
1999
Net sales.......................       $     84.7          $    160.4         $     --           $    245.1
                                                                                              ===============
EBITDA..........................             32.4                13.5                0.7               46.6
Depreciation and amortization...            (10.4)              (42.0)              --                (52.4)
Special charges.................             --                  --                 (4.7)              (4.7)
Interest income.................             --                  --                  2.6                2.6
Interest expense................             --                  --                (29.0)             (29.0)
                                                                                              ---------------
Loss before income taxes........                                                                 $    (36.9)
                                                                                              ===============

Net sales are attributable to the ship-to location of ZiLOG's customers as presented in the following table (in millions):


                                                                Year Ended December 31,
                                               --------------------------------------------------------
                                                   2001                   2000                  1999
                                               -----------           -----------            -----------
United States...........................       $   59.6               $  110.9              $   93.3
Mexico..................................           18.3                    1.3                   0.1
China (including Hong Kong).............           17.1                   26.9                  40.7
Korea...................................           11.6                   14.6                  22.4
Singapore...............................           11.3                   12.9                   7.6
Canada..................................            8.8                    8.8                   8.8
Other Foreign Countries.................           45.6                   63.8                  72.2
                                               -----------           -----------            -----------
     Total..............................       $  172.3               $  239.2              $  245.1
                                               ===========           ===========            ===========


The following table shows the location of long-lived assets (in thousands):

                                                                      December 31,
                                                           ---------------------------------
                                                               2001                  2000
                                                           -----------          ------------
         United States (including corporate assets).       $   44.0              $  104.0
         Philippines................................            1.5                   5.0
         Other......................................            0.3                   0.4
                                                           -----------          ------------
             Total..................................       $   45.8              $  109.4
                                                           ===========          ============


Major customers: During the years ended December 31, 2001 and 2000, one distributor, Pioneer-Standard Electronics, who buys from both segments, accounted for approximately 12.6% and 11.5% of net sales, respectively. During the year ended December 31, 1999, one distributor, Arrow Electronics, Inc., who buys from both segments, accounted for approximately 12.6% of net sales.


NOTE 14.      CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade accounts receivable. By policy, the Company places its investments only with high credit quality financial institutions. Almost all of the Company's trade accounts receivable are derived from sales to electronics distributors and original equipment manufacturers in the areas of computers and peripherals, consumer electronics, appliances and building controls. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.


NOTE 15.      QUARTERLY RESULTS (UNAUDITED)

The following tables present unaudited quarterly financial information (in millions) for the eight quarters of 2001 and 2000. The financial information presented for the first three quarters of 2000 has been restated and gives effect to the accounting change discussed in Note 2. The Company's year-end is December 31, with interim results based on fiscal quarters of thirteen weeks of duration ending on the last Sunday of each quarter. However, for financial reporting purposes interim fiscal periods are labeled as ending on calendar-month end.


                                                            Quarter Ended (Unaudited)
                                       ---------------------------------------------------------------------
                                          Dec. 31,         Sept. 30,          June 30,         March 31,
                                            2001              2001              2001             2001
                                       ---------------- ----------------- ----------------- ----------------
Net sales...........................     $   42.7         $   42.6          $   44.0          $   44.3
Gross margin........................     $   14.4         $   13.2          $    8.5          $    6.1
Special charges.....................     $   41.7         $    4.5          $    8.1          $   --
Net loss............................     $  (62.1)        $  (14.7)         $  (27.1)         $  (24.1)


                                                            Quarter Ended (Unaudited)
                                       ---------------------------------------------------------------------
                                          Dec. 31,       September 30,        June 30,         March 31,
                                            2000              2000              2000             2000
                                       ---------------- ----------------- ----------------- ----------------
Net sales...........................     $   56.0         $   66.2          $   61.1          $   55.8
Gross margin........................     $   15.5         $   24.7          $   25.3          $   22.0
Special charges.....................     $   14.8         $    1.5          $    1.2          $   --
Net loss............................     $  (25.2)        $   (7.9)         $   (6.4)         $  (18.7)


NOTE 16.      FINANCIAL RESTRUCTURING AND REORGANIZATION

As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net stockholders' deficiency and its business and financial growth were negatively affected by the extremely difficult business climate. These conditions raise substantial doubt about the Company's ability to continue as a going concern and have lead to the need to restructure the Notes.

ZiLOG filed a pre-packaged Reorganization Plan was filed with the bankruptcy court of the Northern District of California on February 28, 2002 and the bankruptcy court has set a hearing for the confirmation of the Reorganization Plan for April 30, 2002. After such confirmation, the Company expects to exit from bankruptcy by the middle of May, 2002 or as soon as practicable thereafter.

The Company will continue to operate its business in Chapter 11 in the ordinary course and has obtained the necessary relief from the bankruptcy court to pay employees, trade, and certain other creditors in full and on time regardless of whether their claims arose before or after the Chapter 11 filing. The claims of employees, general unsecured creditors (including trade creditors, licensors, and lessors) and secured creditors, other than holders of the Notes, are not impaired under the Reorganization Plan.

Under the Reorganization Plan, the Notes will be cancelled. Each noteholder will receive, in exchange for its senior notes, its pro rata share of:

         o 100% of ZiLOG's newly-issued common stock, except for 14%, which will be issued or reserved for issuance to employees, consultants, and directors under a management incentive plan.

         o 100% of the newly issued series A preferred stock issued by a currently wholly-owned subsidiary, MOD III, Inc. Holders of MOD III series A preferred stock will be entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III series A preferred stock from the net proceeds of the sale of the MOD III fabrication plant including the facility, equipment and all other assets necessary for the operation of the facility, located in Nampa, Idaho, which the Company will transfer to MOD III when the Reorganization Plan becomes effective and from certain operating lease proceeds. Dividends will accrue on the MOD III series A preferred stock at 9 1/2% per annum.

         o 50% of MOD III's newly issued series B preferred stock. ZiLOG will retain the remaining 50% of the new MOD III series B preferred stock, as well as 100% of the common stock. Holders of the new MOD III series B preferred stock will be entitled to receive the net sale proceeds from any sale of MOD III's assets in excess of $30 million plus accrued but unpaid dividends on the new MOD III series A preferred stock.

         o The Reorganization Plan provides for the cancellation of all currently outstanding preferred and common stock and all options and warrants related thereto. All accumulated dividends and any other obligations with respect to the Company's outstanding preferred and common shares will be extinguished. Each holder of common stock will, however, receive a pro rata share of $50,000. Each holder of preferred stock will receive a pro rata share of $150,000.

The Reorganization Plan also provides for the payment in full, with interest if appropriate, or reinstatement, as appropriate, of all employee and trade claims. Upon the Reorganization Plan's effectiveness, the Company will, among other things, revise its charter and bylaws, enter into a new secured financing agreement, and designate a new board of directors.

Historical Background to the Reorganization Plan

The Notes were issued in connection with ZiLOG's going-private transaction in 1998. Since then, the Company's business and financial growth have been negatively affected by the extremely difficult business climate in which it has been operating.

In March 2001, ZiLOG retained Lazard Freres & Co., LLC as financial advisor to assist in exploring a number of strategic alternatives. Also in March of 2001, Lazard began the process of soliciting bids for the sale of all or parts of the Company. Although the Company received a number of proposals, each of these contained significant financing or due diligence contingencies. After consultation with its financial advisor, ZiLOG determined that these contingencies could seriously jeopardize the likelihood that a strategic transaction could be consummated.

In July 2001, holders of senior notes who collectively held or managed approximately $165.0 million in principal amount of the Notes formed an informal group to discuss and negotiate the terms of a possible restructuring plan. All members of this group executed confidentiality agreements and on July 13, 2001, members of ZiLOG's management met with these holders and their counsel to discuss a possible restructuring.

Discussions continued over the course of the summer and fall of 2001. During the course of these discussions, the Company concluded that the best vehicle to achieve a restructuring of the Notes was through consummation of a voluntary pre-packaged reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. On November 27, 2001, the Company reached a non-binding agreement regarding the terms of a reorganization plan with this informal group of noteholders. On January 28, 2002, the Company commenced solicitation of acceptances of the Reorganization Plan from the holders of the Notes and Series A stock. No voting was solicited from holders of the Company's common stock. In connection with this solicitation, ZiLOG entered into lock-up agreements with members of the noteholders' group. Under the lock-up agreements, the members of the noteholders' group agreed, among other things and subject to certain conditions, to vote to accept the Reorganization Plan.

The voting period for the solicitation ended on February 26, 2002. Holders of approximately $221.0 million of the Notes accepted the Reorganization Plan and there were no votes to reject the Reorganization Plan. All of the holders of preferred stock who voted also accepted the Reorganization Plan.

The Company believes that consummation of the Reorganization Plan will substantially reduce uncertainty with respect to ZiLOG's future and better position it to develop new products and maintain and expand its customer base by focusing on its core business. ZiLOG is a pioneer in the semiconductor industry and has a well-recognized brand. It is expected that the retirement of the Notes will allow the Company to devote more resources towards developing and expanding its core business. There can be no assurance that the Company will be successful in consummating the Reorganization Plan, however management believes that completion of the Reorganization Plan will provide a stronger financial base upon which to focus and execute its business plans. The consolidated financial statements do not include any adjustments that reflect the restructuring or other events contemplated by the Reorganization Plan.

NOTE 17.      SUBSEQUENT EVENTS

In January 2002, ZiLOG terminated development of its CarteZian family of 32-bit RISC microprocessors. As a result, the Company will close its Austin, Texas Design Center and will reduce its workforce by approximately 50 people in both research and development, as well as its sales general and administrative organizations. The Company expects to incur special charges of approximately $3.5 million in the first quarter of 2002 to cover costs of severance, relocation, and asset impairment write-offs.

On February 28, 2002, the Company and its subsidiary, ZiLOG-MOD III, Inc., which is called MOD III, Inc., filed voluntary petitions with the United States Bankruptcy Court for the Northern District of California for reorganization under Chapter 11. The bankruptcy court subsequently confirmed the reorganization plan by its order entered on April 30, 2002. The plan of reorganization became effective on May 13, 2002. The Company prior to emergence from bankruptcy is referred to as the "Predecessor Company" and to the reorganized company as the "Successor Company."


                                   F-26


Pursuant to the reorganization plan, the Company extinguished $325.7 million of liabilities, which included $280.0 million principal amount of its 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the notes and $18.5 million of dividends payable on the Company's former series A preferred stock. The former noteholders received substantially all of the new common stock and a liquidation preference in the net proceeds on the sale of the assets held by MOD III, Inc. The former equity holders received an aggregate $200,000 in cash. All debt and equity securities of the Predecessor Company were cancelled. As a consequence of these events, the Predecessor Company recorded a $205.7 million net gain on discharge of debt.

On May 1, 2002, the Company adopted "fresh-start" reporting proscribed by the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. Fresh-start reporting was appropriate because the Company's former noteholders received substantially all of its new common stock and the reorganization value of the assets of the Successor Company were less than the total pre-petition liabilities plus post-petition liabilities.

SOP 90-7 required the Company to establish a reorganization value upon its adoption of fresh-start reporting. The Company's reorganization value was estimated by an independent financial advisor using discounted projected cash flows, precedent transactions and public company comparisons. These valuations indicated a range of reorganization values between $80 million and $100 million. In agreement with the informal committee of noteholders and with the approval of the bankruptcy court, the Company established a reorganization equity value of $90.0 million as of May 1, 2002 for purposes of applying fresh-start reporting.

Fresh-start reporting requires that the Company also record its assets at fair value upon adoption. Consequently, the Company engaged independent appraisers to value its tangible and intangible assets. These appraisals resulted in a $13.1 million increase in property, plant and equipment and a $3.9 million increase in inventories held by the Company and its distributors to reflect fair values at May 1, 2002. The appraisers also identified several separable intangible assets that were valued and recorded as part of fresh-start reporting as follows (in millions):

                                      Asset                           Value
                   ------------------------------------------    -------------
                   Existing technology.......................     $    17.0
                   In-process research and development.......          18.7
                   Brand name................................           9.2
                                                                 -------------
                   Total separable intangible assets.........     $    44.9
                                                                 =============

The Company recorded a gain of $83.7 million in the Predecessor Company's financial statements in connection with the fresh-start adjustments referred to above. Goodwill of $26.7 million was also recorded as a part of fresh-start reporting.

The in-process research and development will be expensed on May 1, 2002. The inventory will be amortized over the next 2 months consistent with the turnover of the Company's inventory. The brand name and existing technology will be amortized using the pattern-of-use method consistent with the underlying discounted cash flows supporting the assets. The goodwill will not be amortized but will be subject to an annual impairment test.

The Company believes its cash needs for the balance of 2002 include working capital, professional fees incurred in connection with the preparation of a registration statement and capital expenditures. The Company's restructuring of operations and reorganization activities are substantially complete and management currently does not expect to incur significant expenditures for these items in the foreseeable future. The Company's management anticipates that available cash and cash provided by operating activities will be adequate to satisfy its cash requirements through the end of the year ended December 31, 2002.


                                   F-26










                   UNAUDITED INTERIM FINANCIAL STATEMENTS











                                   F-27

                                                            ZiLOG, INC.
                                            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (dollars in millions, except per share data)

                                                                       Successor Company               Predecessor Company
                                                                ----------------------------     ------------------------------
                                                                June 30, 2002     May 1, 2002    April 30, 2002   Dec. 31, 2001
                                                                -------------  --------------    --------------   -------------
ASSETS
Current assets
    Cash and cash equivalents....................................$  18.1       $      18.8      $      18.8     $       30.7
    Accounts receivable, less allowance for doubtful accounts       16.5
      of $0.7 at June 30, 2002, April 30 and May 1, 2002 and
      $0.9 at December 31, 2001..................................                     14.5             14.5             16.7
    Inventories..................................................   13.2              17.2             14.5             17.3
    Prepaid expenses and other current assets....................    3.2               3.8              3.8              3.9
                                                                -------------  --------------    --------------   -------------
        Total current assets.....................................   51.0              54.3             51.6             68.6
                                                                -------------  --------------    --------------   -------------
MOD III assets held for sale.....................................   30.0              30.0             30.0               --
Net property, plant and equipment................................   24.1              25.0             11.9             45.8
Goodwill.........................................................   26.7              26.7               --               --
Intangible assets, net...........................................   24.1              26.2               --               --
In-process research and development..............................     --              18.7               --               --
Other assets.....................................................    3.1               1.0              1.0              1.3
                                                                -------------  --------------    --------------   -------------
                                                                 $ 159.0       $     181.9      $      94.5     $      115.7
                                                                =============  ==============    ==============   =============

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Short-term debt................................................$   9.1       $       9.4      $       9.4     $       12.8
  Notes payable..................................................     --                --               --            280.0
  Interest payable on notes......................................     --                --               --             22.5
  Accounts payable...............................................   13.1              12.1             13.2             13.4
  Accrued compensation and employee benefits.....................    6.8               7.2              7.2              9.0
  Other accrued liabilities......................................    3.0               4.1              4.1              4.9
  Accrued special charges........................................    1.4               4.1              4.1              9.7
  Dividends payable on preferred stock...........................     --                --               --             16.6
  Deferred income on shipments to distributors...................    6.2               4.9              6.1              6.6
                                                                ------------  --------------     -------------    ----------
     Total current liabilities...................................   39.6              41.8             44.1            375.5
                                                                ------------  --------------     -------------    ----------
Deferred income taxes............................................    6.0               6.0               --               --
Other non-current liabilities....................................   14.6              14.1             14.1             14.3
Liabilities subject to compromise................................     --                --            325.7               --
                                                                -------------  --------------    --------------   -------------
     Total liabilities...........................................   60.2              61.9            383.9            389.8
                                                                -------------  --------------    --------------   -------------

Minority interest in MOD III assets..............................   30.0              30.0               --               --

Stockholders' equity (deficiency):
  Preferred Stock................................................     --                --             25.0             25.0
  Common Stock...................................................    0.3               0.3              0.4              0.4
  Deferred stock compensation....................................   (5.9)               --             (0.5)            (0.6)
Additional paid-in capital.......................................   97.8              89.7             13.2             13.2
Accumulated deficit..............................................  (23.4)               --           (327.5)          (312.1)
                                                                -------------  --------------    --------------   -------------
     Total stockholders' equity (deficiency).....................   68.8              90.0           (289.4)          (274.1)
                                                                -------------  --------------    --------------   -------------
Total liabilities and stockholders' equity.......................$ 159.0       $     181.9      $      94.5     $      115.7
                                                                =============  ==============    ==============   =============

                        See accompanying notes to condensed consolidated financial statements.

                                   F-28


                                               ZiLOG, INC.
                             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (in millions except per share data)

                                                   Successor Company             Predecessor Company
                                                  ------------------   -----------------------------------------------
                                                      Two Months             One Month                Three Months
                                                  Ended June 30, 2002    Ended April 30, 2002      Ended June 30, 2001
                                                  -------------------    --------------------      -------------------
Net sales.......................................  $     28.1               $     10.0               $     44.0
Cost of sales...................................        15.4                      5.8                     35.5
Cost of sales - fresh-start inventory adjustment         3.9                      --                       --
                                                  -------------------    --------------------      -------------------
Gross margin....................................         8.8                      4.2                      8.5
Operating expenses:
   Research and development.....................         3.1                      1.5                      7.2
   Selling, general and administrative..........         5.3                      2.7                     12.9
   Special charges and reorganization items.....         0.3                      1.2                      8.1
   Stock-based compensation.....................         2.1                      --                       --
   Amortization of intangible assets............         2.0                      --                       --
   In-process research and development..........        18.7                      --                       --
                                                  -------------------    --------------------      -------------------
       Total operating expenses.................        31.5                      5.4                     28.2
                                                  -------------------    --------------------      -------------------
Operating loss..................................       (22.7)                    (1.2)                   (19.7)
                                                  ===================    ====================      ===================
Other income (expense):
   Fresh-start adjustments......................         --                      83.7                      --
   Net gain on discharge of debt................         --                     205.7                      --
   Interest income..............................         --                       --                       0.3
   Interest expense (1).........................        (0.2)                    (0.1)                    (7.3)
   Other, net...................................         0.1                      --                       --
                                                  -------------------    --------------------      -------------------
Income (loss) before reorganization items,
   income taxes and equity investment method
   loss.........................................       (22.8)                   288.1                    (26.7)
Reorganization items............................         --                       0.3                      --
Provision for income taxes......................         0.6                      --                       0.1
                                                  -------------------    --------------------      -------------------
Net income (loss) before equity method              $  (23.4)                $  287.8                $   (26.8)
investment.....................................
Equity method investment loss...................         --                       --                      (0.3)
                                                  -------------------    --------------------      -------------------
Net (loss) income...............................    $  (23.4)                $  287.8                $   (27.1)
                                                  ===================    ====================      ===================
Preferred stock dividends accrued...............         --                       0.5                      1.3
                                                  -------------------    --------------------      -------------------
Net (loss) income attributable to common
stockholders....................................    $  (23.4)                $  287.3                $   (28.4)
                                                  ===================    ====================      ===================
Basic and diluted net loss per share............    $   (0.82)
                                                  ===================
Weighted-average shares used in computing basic
   and diluted net loss per share...............        28.5

Amortization of stock-based compensation not included in expense line-item:
     Cost of sales..............................    $    0.1
     Research and development...................         0.1
     Selling, general and administration........         1.9
                                                  -------------------
                                                    $    2.1
                                                  ===================
-------------------------------
(1)  Excludes contractual interest of $2.1 in the one month ended April 30,
     2002 not recorded during reorganization. The Company is not required to accrue or pay this interest.


               See accompanying notes to condensed consolidated financial statements.


                                   F-29



                                                          ZiLOG, INC.
                                     UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (in millions except per share data)

                                                 Successor Company             Predecessor Company
                                                 -----------------    -----------------------------------------
                                                    Two Months           Four Months            Six Months
                                                Ended June 30, 2002   Ended April 30,2002   Ended June 30, 2001
                                                -------------------   --------------------  -------------------
Net sales.....................................    $   28.1             $   46.0            $   88.2
Cost of sales.................................        15.4                 26.1                73.6
Cost of sales - fresh-start inventory
adjustment....................................         3.9                  --                  --
                                                -------------------   --------------------  -------------------
Gross margin..................................         8.8                 19.9                14.6
Operating expenses:
   Research and development...................         3.1                  6.8                16.3
   Selling, general and administrative........         5.3                 10.8                26.5
   Special charges and reorganization items...         0.3                  6.8                 8.1
   Stock-based compensation...................         2.1                  --                  --
   Amortization of intangible assets..........         2.0                  --                  --
   In-process research and development........        18.7                  --                  --
                                                -------------------   --------------------  -------------------
       Total operating expenses...............        31.5                 24.4                50.9
                                                -------------------   --------------------  -------------------
Operating loss................................       (22.7)                (4.5)              (36.3)
                                                ===================   ====================  ===================
Other income (expense):
   Fresh-start adjustments....................         --                  83.7                 --
   Net gain on discharge of debt..............         --                 205.7                 --
   Interest income............................         --                   0.1                 0.8
   Interest expense (1).......................        (0.2)                (5.0)              (14.6)
   Other, net.................................         0.1                  0.1                (0.2)
                                                -------------------   --------------------  -------------------
Income (loss) before reorganization items,
   income taxes and equity method investment
   loss.......................................       (22.8)               280.1               (50.3)
Reorganization items..........................         --                   4.0                --
Provision for income taxes....................         0.6                  0.1                 0.2
                                                -------------------   --------------------  -------------------
Net income (loss) before equity method               (23.4)               276.0               (50.5)
investment....................................
Equity method investment loss.................         --                   --                  0.7
                                                -------------------   --------------------  -------------------
Net (loss) income.............................    $  (23.4)            $  276.0           $   (51.2)
Preferred stock dividends accrued.............         --                   1.9                 2.5
Net (loss) income attributable to common
   stockholders...............................    $  (23.4)            $  274.1           $   (53.7)
                                                ===================   ====================  ===================
Basic and diluted net loss per share..........    $  (0.82)
                                                ===================
   Weighted-average shares used in computing
   basic
     and diluted net loss per share...........        28.5
                                                ===================
Amortization of stock-based compensation not included in expense line-item:
     Cost of sales............................    $    0.1
     Research and development.................         0.1
     Selling, general and administration......         1.9
                                                 ------------------
                                                  $    2.1
                                                 ==================

--------------------------------
(1)  Excludes contractual interest of $4.2 in the four months ended April
     30, 2002. The Company is not required to accrue or pay this interest.

               See accompanying notes to condensed consolidated financial statements.


                                   F-30


                                                            ZiLOG, INC.
                                      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (in millions)

                                                                    Successor Company           Predecessor Company
                                                                    -----------------    -------------------------------
                                                                        Two Months         Four Months        Six Months
                                                                          Ended              Ended             Ended
                                                                       June 30, 2002     April 30, 2002     June 30, 2001
                                                                    -----------------    ---------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................................    $    (23.4)         $    276.0         $  (51.2)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
   In-process research and development............................          18.7                 --               --
   Net gain on discharge of debt..................................           --               (205.7)             --
   Amortization of fresh-start adjustments........................           --                (83.7)             --
   Fresh-start inventory adjustment...............................           3.9                 --               --
   Loss in equity method investment...............................           --                  --               0.7
   Depreciation and amortization..................................           3.1                 2.5             19.7
   Impairment of long lived assets................................           --                  2.7              2.9
   Stock-based compensation.......................................           2.1                 --               1.8
   Loss from disposition of equipment.............................           --                  --               0.7
Changes in operating assets and liabilities:
   Accounts receivable............................................          (2.0)                2.1              9.6
   Inventories....................................................           1.3                 2.9              8.5
   Prepaid expenses and other current and noncurrent assets.......          (1.5)                0.1              6.2
   Accounts payable...............................................           1.0                (0.1)            (2.8)
   Accrued compensation and employee benefits.....................          (0.4)               (1.8)           (17.8)
   Other accrued liabilities......................................          (3.1)               (0.2)            (5.7)
                                                                    -----------------    ---------------    -------------
     Net cash used by operations before reorganization items......          (0.3)               (5.2)           (27.4)
Reorganization items - professional fees paid.....................           --                 (2.3)             --
                                                                    -----------------    ---------------    -------------
     Net cash used by operating activities........................          (0.3)               (7.5)           (27.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures...........................................          (0.1)               (1.0)            (3.7)
                                                                    -----------------    ---------------    -------------
     Cash used by investing activities............................          (0.1)               (1.0)            (3.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from (repayments of) short-term debt..................          (0.3)               (3.4)            13.0
   Proceeds from issuance of common stock.........................           0.2                 --               0.1
   Payments for stock redemptions.................................          (0.2)                --               --
                                                                    -----------------    ---------------    -------------
       Cash provided (used) by financing activities...............          (0.3)               (3.4)            13.1
                                                                    -----------------    ---------------    -------------
Decrease in cash and cash equivalents.............................          (0.7)              (11.9)           (18.0)
Cash and cash equivalents at beginning of period..................          18.8                30.7             40.7
                                                                    -----------------    ---------------    -------------
Cash and cash equivalents at end of period........................    $     18.1          $     18.8         $   22.7
                                                                    =================    ===============    =============


               See accompanying notes to condensed consolidated financial statements.


                                   F-31


                                ZiLOG, INC.

       NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.       BASIS OF PRESENTATION

The accompanying interim financial information is unaudited. In the opinion of ZiLOG, Inc.'s ("ZiLOG" or the "Company") management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim results have been included. The results for interim periods are not necessarily indicative of results to be expected for the entire year. These condensed consolidated financial statements and notes should be read in conjunction with the Company's annual consolidated financial statements and notes thereto contained in the Company's 2001 Annual Report filed on Form 10-K Commission File Number 001-13748 for the fiscal year ended December 31, 2001, filed on April 12, 2002. The Company's independent auditors' report pertaining to ZiLOG's consolidated financial statements as of and for the year ended December 31, 2001 indicated that there were circumstances that existed that raised substantial doubt about ZiLOG's ability to continue as a going concern and that no adjustments have been made to the condensed consolidated financial statements to reflect the outcome of these uncertainties.

ZiLOG's interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. The first and second fiscal month of each quarter is four weeks in duration and the final month is five weeks. Each of ZiLOG's interim periods end on Sunday, except the last fiscal period of each year which ends on December 31. However, for financial reporting purposes, interim fiscal periods are labeled as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year.

The Company received confirmation from the United States Bankruptcy Court for the Northern District of California of its and ZiLOG-MOD III, Inc.'s ("MOD III, Inc.") joint reorganization plan (the "Reorganization Plan") filed pursuant to Chapter 11 of the United States Bankruptcy Code. The Reorganization Plan became effective on May 13, 2002 (See Note 2).

The condensed consolidated balance sheet at December 31, 2001 has been derived from audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

As a result of the courts confirmation of ZiLOG's Reorganization Plan, the Company is required to adjust its financial statements as prescribed by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). The reporting requirements of SOP 90-7 are referred to as "fresh-start" reporting, which resulted in material changes to ZiLOG's Consolidated Balance Sheet. This approach requires the recording of assets and liabilities at fair values, the valuation of equity based on the reorganization value of the ongoing business and the recording of intangible assets including goodwill (See Note 3).

NOTE 2.       FINANCIAL RESTRUCTURING AND REORGANIZATION

The Company has suffered recurring losses from operations, had a net stockholders' deficiency and its business and financial growth have been negatively affected by a difficult business climate. These conditions led to the need to file for Chapter 11 bankruptcy protection in order to restructure the Company's 9 1/2% Senior Secured Notes due 2005 (the "Notes").

ZiLOG filed the Reorganization Plan with the United States Bankruptcy Court for the Northern District of California on February 28, 2002 and the bankruptcy court confirmed the Reorganization Plan as described herein on April 30, 2002. The Reorganization Plan became effective on May 13, 2002.

The Company operated its business under Chapter 11 in the ordinary course and had obtained the necessary approvals from the bankruptcy court to pay employees, trade, and certain other creditors in full and on time regardless of whether their claims arose before or after the Chapter 11 filing. The claims of employees, general unsecured creditors (including trade creditors, licensors, and lessors) and secured creditors, other than holders of the Notes and preferred stock, have not been compromised under the Reorganization Plan.


                                   F-32


Under the Reorganization Plan, the Notes were cancelled. Each noteholder received, in exchange for their Notes, their pro rata share of:

         o 28,000,000 shares of ZiLOG's newly-issued common stock. As of July 31, 2002, this represented approximately 86% of the outstanding equity on a fully-diluted basis.

         o 100% of the newly-issued series A preferred stock issued by ZiLOG's subsidiary, ZiLOG-MOD III, Inc., which is called MOD III, Inc. Holders of MOD III, Inc. series A preferred stock are entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of one of the Company's wafer fabrication plants located in Nampa, Idaho. This plant was transferred to MOD III, Inc. upon effectiveness of the Reorganization Plan. Dividends accrue on the MOD III, Inc. series A preferred stock at 9 1/2% per annum.

         o 50% of MOD III, Inc.'s newly-issued series B preferred stock. ZiLOG retains the remaining 50% of the new MOD III, Inc. series B preferred stock, as well as 100% of the common stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

The Reorganization Plan also provided for the cancellation of all of ZiLOG's currently outstanding preferred and common stock and all options and warrants related thereto. All accumulated dividends and any other obligations with respect to the Company's outstanding preferred and common shares were also extinguished. Each former holder of common stock received a pro rata share of $50,000. Each holder of preferred stock received a pro rata share of $150,000.

The Reorganization Plan also provided for the payment in full, with interest if appropriate, or reinstatement, as appropriate, of all employee and trade claims. In order for the Reorganization Plan to have become effective, the Company was required to, among other things, revise its charter and bylaws, enter into a new secured financing agreement, and designate a new board of directors.

Chapter 11 reorganization-related costs of $0.3 million and $4.1 million included in the unaudited condensed consolidated statements of operations for the one and four months ended April 30, 2002, respectively, relate primarily to legal and other professional service fees.

Liabilities included in the unaudited condensed consolidated debtor-in-possession balance sheet at April 30, 2002, which were subject to compromise under the terms of the Reorganization Plan, are summarized as follows (in millions):

               Notes payable...................................     $  280.0
               Accrued interest on Notes.......................         27.2
               Dividends payable on preferred stock............         18.5
                                                                    ----------
               Total liabilities subject to compromise.........     $  325.7
                                                                    ==========

NOTE 3.       FRESH-START REPORTING

On February 28, 2002, ZiLOG and its subsidiary, MOD III, Inc., filed the Reorganization Plan with the United States Bankruptcy Court for the Northern District of California under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy court subsequently confirmed the Reorganization Plan by its order entered on April 30, 2002. The Reorganization Plan became effective of May 13, 2002. The Company prior to emergence from bankruptcy is referred to as the "Predecessor Company" and the reorganized company is referred to as the "Successor Company."

Pursuant to the Reorganization Plan, ZiLOG extinguished $325.7 million of liabilities, which included $280.0 million principal amount of its 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the notes and $18.5 million of dividends payable on the Company's previously outstanding series A preferred stock. The former noteholders received substantially all of the Company's new common stock and a liquidation preference in the net proceeds on the sale of the assets held by MOD III, Inc. The former equity holders received an aggregate $200,000 in cash. All debt and equity securities of the Predecessor Company were cancelled. As a consequence of these events, the Predecessor Company recorded a $205.7 million net gain on discharge of debt.


                                   F-33


On May 1, 2002, ZiLOG adopted "fresh-start" accounting principles proscribed by the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in
Reorganization Under the Bankruptcy Code," or SOP 90-7. Fresh-start accounting was appropriate because the Company's former noteholders received substantially all of the Company's new common stock and the reorganization value of the assets of the Successor Company were less than the total pre-petition liabilities plus post-petition liabilities.

SOP 90-7 requires the Company to establish a reorganization value upon the adoption of fresh-start reporting. ZiLOG's reorganization value was estimated by an independent financial advisor using discounted projected cash flows, precedent transactions and public company comparisons. These valuations indicated a range of reorganization values between $80 million and $100 million. In agreement with the informal committee of noteholders and with the approval of the bankruptcy court, management established a reorganization equity value of $90.0 million as of May 1, 2002 for purposes of applying fresh-start reporting.

Fresh-start reporting requires that the Company also record its assets and liabilities at fair value upon adoption. Consequently, the Company engaged independent appraisers to value its tangible and intangible assets. These appraisals resulted in a $13.1 million increase in property, plant and equipment and a $3.9 million increase in inventories held by the Company and its distributors to reflect fair values at May 1, 2002. The appraisers also identified several separable intangible assets that were valued and recorded as part of fresh-start reporting as follows (in millions):.....

                                      Asset                           Value
                   ------------------------------------------     ------------
                   Existing technology.......................     $    17.0
                   In-process research and development.......          18.7
                   Brand name................................           9.2
                                                                  ------------
                   Total separable intangible assets.........     $    44.9
                                                                  ============

The Company recorded a gain of $83.7 million in the Predecessor Company's financial statements in connection with the fresh-start adjustments referred to above. Goodwill of $26.7 million was also recorded as part of fresh-start reporting.

The Company's results of operations after April 30, 2002 and the consolidated balance sheet at June 30, 2002 are not comparable to the results of operations prior to April 30, 2002 and the historical balance sheet at December 31, 2001 due to its adoption of "fresh-start" reporting upon the Company's emergence from bankruptcy.


                                   F-34


The table below provides a reconciliation of the Predecessor Company's consolidated balance sheet as of April 30, 2002 to that of the Successor Company which presents the adjustments that give effect to the reorganization and fresh-start reporting (in millions):

                                              Predecessor                      Fresh-Start                       Successor
                                              Company at     Reorganization    Adjustments   Reclassifications   Company at
                                            April 30, 2002         (1)             (2)               (3)         May 1, 2002
                                            --------------   --------------    ------------  -----------------   -----------
ASSETS
Current assets...........................     $   51.6        $      --        $    2.7          $     --          $  54.3
MOD III, Inc. assets held for sale.......         30.0               --              --                --             30.0
Net property, plant and equipment........         11.9               --            13.1                --             25.0
Other assets.............................          1.0               --              --                --              1.0
Fresh-start separable intangible assets..          --                --            44.9                --              --
Fresh-start goodwill (indefinite life)...          --                --            26.7                --             71.6
                                            --------------   --------------    ------------  -----------------   -----------
                                              $   94.5         $     --        $   87.4          $     --          $ 181.9
                                            ==============   ==============    ============  =================   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities......................         44.1               --            (2.3)               --             41.8
Other non-current liabilities............         14.1               --             6.0                --             20.1
Liabilities subject to compromise........        325.7             (325.7)           --                --              --

Minority interest in MOD III assets......          --                30.0            --                --             30.0

Stockholders' equity (deficiency):                                                                                     --
     Preferred stock.....................         25.0               --              --              (25.0)            --
     Common stock........................          0.4                0.3            --               (0.4)            0.3
     Deferred stock compensation.........         (0.5)              --              --                0.5             --
     Additional paid-in capital..........         13.2               89.7            --              (13.2)           89.7
     Accumulated deficit.................       (327.5)             205.7          83.7               38.1             --
                                            --------------   --------------    ------------  -----------------   -----------
Total stockholders' equity (deficiency)..       (289.4)             295.7          83.7                --             90.0
                                            --------------   --------------    ------------  -----------------   -----------
Total liabilities and stockholders' equity    $   94.5         $     --        $   87.4          $     --          $ 181.9
                                            ==============   ==============    ============  =================   ===========

-------------------------------------------
(1)  Reorganization adjustments reflect consummation of the Reorganization
     Plan, including the elimination of liabilities subject to compromise and the reorganization of the Successor Company.
(2)  Fresh-start adjustments reflect the adoption of fresh-start reporting, including adjustments to record goodwill, identifiable tangible and intangible assets and liabilities, at their estimated fair values.
     Management estimated the fair value of its assets using independent appraisals.
(3)  Reclassification reflects the elimination of Predecessor Company's stockholder's deficiency.



                                   F-35


The Company's net gain upon discharge of debt and fresh-start adjustments was comprised of the following elements (in millions):

          Extinguishment of debt...............................       $  280.0
          Extinguishment of accrued interest...................           27.2
          Extinguishment of dividends payable on preferred stock          18.5
          Minority interest in MOD III assets..................          (30.0)
          Reorganization equity value..........................          (90.0)
                                                                  -------------------
              Net gain on discharge of debt....................       $  205.7
                                                                  ===================

          Separable intangible assets .........................      $    44.9
          Revaluation of property, plant and equipment to fair            13.1
          value................................................
          Revaluation of inventory to fair value...............            3.9
          Deferred tax liability...............................           (6.0)
          Legal settlement (Note 16)...........................            1.1
          Goodwill.............................................           26.7
                                                                  -------------------
              Total fresh-start adjustments....................      $    83.7
                                                                  ===================

NOTE 4.       SIGNIFICANT ACCOUNTING POLICIES

Goodwill and Intangible Assets. Effective January 1, 2002, ZiLOG adopted the provisions of FASB Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and intangible assets with indefinite lives are not amortized, but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Intangible assets acquired prior to July 1, 2001 were being amortized on a straight-line basis over lives ranging from three to five years. In connection with the Company's fresh-start reporting, separable intangible assets that are not deemed to have indefinite lives (primarily existing technology and brand name) are being amortized utilizing the pattern-of-use method over estimated useful lives ranging from 5 to 10 years.

Research and Development Expenses. ZiLOG's policy is to record all research and development expenditures with no future alternative use as period expenses when incurred. In-process research and development charges relate to partially developed semiconductor product designs that had not reached technological feasibility and have no alternative future use on the date they were acquired or valued for fresh-start reporting. The nature of efforts required to develop the in-process technology into commercially viable products primarily relates to completion of design, prototyping and testing to ensure the products can be produced to meet customer design specifications, including functions, features and performance requirements. Factors considered in valuing in-process research and development include the stage of development of each project, target markets and associated risks of achieving technological feasibility and market acceptance of the products. The value of the in-process technology is determined by estimating the projected net cash flows arising from commercialization of the products. The resulting cash flows are then discounted to their net present value.

Recent Accounting Pronouncements. In July 2002, FASB issued Statement of Financial Accounting Standards of No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities. Under SFAS No. 146, companies record a liability for a cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's intended future actions and therefore, does not meet the requirement for recognizing a liability and related expense. This statement only applies to termination benefits offered for a specific termination event or a specified period. It will not affect accounting for the costs to terminate a capital lease. The Company adopted this statement for exit or disposal activities initiated starting May 1, 2002.


                                   F-36


NOTE 5.        RELATED PARTY TRANSACTIONS

In January 1999, ZiLOG entered into an agreement with P.T. Astra Microtronics Technology, now known as Advanced Interconnect Technologies, or AIT, pursuant to which AIT provides the Company with semiconductor assembly and test services through January 2003. AIT is owned by Newbridge Asia, an affiliate of Texas Pacific Group, which in turn is an affiliate of the Company's former principal stockholder. ZiLOG purchased services from AIT totaling approximately $1.1 million and $3.4 million during the four-month periods ended April 30, 2002, and April 29, 2001, respectively. The Company had payments due to AIT of approximately $0.4 million at April 30, 2002, and approximately $0.5 million at December 31, 2001.

The Company's payment terms with AIT are net 30 days. As of the effective date of the Reorganization Plan, Texas Pacific Group and its affiliates are no longer significant stockholders of ZiLOG.

The Company sells products and engineering services to GlobeSpan, Inc., of which Texas Pacific Group is a significant stockholder, which in turn is an affiliate of the Company's former principal stockholder. The Company's net sales to GlobeSpan, Inc. totaled approximately $0.8 million and $3.7 million during the four-month periods ended April 30, 2002 and April 29, 2001, respectively. The Company had accounts receivable from GlobeSpan, Inc. of approximately $0.7 million and $0.3 million at April 30, 2002 and December 31, 2001, respectively. As of the effective date of the Reorganization Plan, Texas Pacific Group and its affiliates are no longer significant stockholders of ZiLOG.

During 2001, the Company's present Chairman and Chief Executive Officer, James M. Thorburn, was functioning as its Acting Chief Executive Officer pursuant to a consulting agreement with Texas Pacific Group. Under the agreement, Mr. Thorburn was paid $3,000 per day, plus out-of-pocket expenses. In 2001, the Company paid Mr. Thorburn consulting fees of $574,000 pursuant to this agreement.

In connection with its Reorganization Plan, ZiLOG entered into three agreements with TPG Partners II, L.P., a Texas Pacific Group affiliate, each of which was dated January 28, 2002. First, ZiLOG entered into a mutual release agreement pursuant to which the Company and MOD III, Inc. released TPG and its affiliates, and TPG and its affiliates released ZiLOG and MOD III, Inc., from any respective claims that one may have against the other which arose prior to the effective date of the plan of reorganization and which relate to their relationship. Second, ZiLOG and TPG Partners II entered into a non-solicitation and non-hire agreement with respect to James M. Thorburn, ZiLOG's Chairman and Chief Executive Officer. Third, the Company entered into a tax agreement in which TPG Partners II made acknowledgments and covenants that preclude it from taking certain tax losses until 2002.

In addition to these agreements with Texas Pacific Group affiliates, the Company has entered into employment agreements with each of its named executive officers. These employment agreements are described under the section entitled "Management - Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

In May, 2002, the Company sold 90,580 shares of its common stock to Federico Faggin, a member of its board of directors, for $2.76 per share, or an aggregate $250,000.


                                   F-37


NOTE 6.       INVENTORIES

Inventories are stated at the lower of cost, first-in-first-out basis, or market and consisted of the following elements (in millions):

                                            Successor Company                       Predecessor Company
                                    ---------------------------------       -------------------------------------
                                    June 30, 2002       May 1, 2002 *       April 30, 2002      December 31, 2001
                                    ---------------   ---------------       ----------------   ------------------
  Raw materials...................   $      0.7         $       0.7           $      0.7         $       1.0
  Work-in-progress................          8.5                 9.3                  9.3                10.3
  Finished goods..................          4.0                 7.2                  4.5                 6.0
                                    ---------------   ---------------       ----------------   ------------------
                                     $     13.2         $      17.2           $     14.5         $      17.3
                                    ===============   ===============       ================   ==================

  ------------------------------
  * The inventory elements have been recorded as of May 1, 2002 as follows. Finished goods at the estimated selling prices less the sum of the costs of disposal and a reasonable profit allowance for the selling effort. Work-in-process at the selling prices of finished goods less the sum of a) costs to complete, b) costs of disposal, and
      c) a reasonable profit allowance for completing and selling effort of the company. Raw materials have been recorded at their estimated current replacement costs.


NOTE 7.       SPECIAL CHARGES AND REORGANIZATION ITEMS

During the one-month ended April 30, 2002, ZiLOG classified $1.5 million of costs as special charges and reorganization items. Approximately $0.3 million of special charges taken both in the two-month period ended June 30, 2002 and the one-month period ended April 30, 2002 relate to activities associated with the closure of the MOD III eight-inch wafer fabrication facility in Idaho referred to as the "MOD III facility." These charges relate to post-closure maintenance costs related to utilities, taxes, insurance and other maintenance costs required to maintain the facility in a condition required for the sale of the property. Lease termination costs of $0.7 million are related to the closure and relocation of certain sales offices. Professional fees for debt restructuring of $0.3 million represent third-party professional service fees for legal and financial advisors who were assisting with the Company's debt and equity restructuring activities. During the Chapter 11 filing of the Reorganization Plan, such costs were classified as "Reorganization Items." Additionally, $0.2 million of unamortized goodwill relating to the Company's 2000 acquisition of PLC Corporation was deemed to be of no future value and was written-off.

In the first quarter of 2002, the Company cancelled development of the CarteZian family of 32-bit RISC microprocessors, which resulted in the closure of the Company's Austin, Texas design center. Consequently, furniture, fixtures and equipment with a book value of approximately $1.7 million were abandoned, $0.8 million of computer aided design software was impaired and severance and termination benefits of approximately $1.2 million were paid in connection with the streamlining of ZiLOG's sales force. Additionally, in the first quarter of 2002 in connection with the relocation of production activities to alternative manufacturing sites and the closure of the MOD III facility, the Company incurred $1.9 million of special charges.

During the second quarter of 2001, ZiLOG incurred special charges of $8.1 million for restructuring of operations comprised of severance-related expenses of $4.0 million, including $1.7 million of non-cash stock-option related expenses; fixed-asset related write-offs of $3.0 million, including planning software and surplus test equipment; and $0.8 million relating to consultants who are assisting with the Company's restructuring plans; and $0.3 million of costs associated with the closure of MOD III. In connection with this action, the Company eliminated approximately 200 positions worldwide during the second quarter of 2001. As of June 30, 2001, approximately $1.1 million was reserved for future payments in connection with these special charges.


                                   F-38


The components of special charges are as follows (in millions):

                                                            Successor
                                                             Company            Predecessor Company
                                                        ---------------   ------------------------------
                                                           Two Months       One Month      Three Months
                                                              Ended           Ended            Ended
                                                          June 30, 2002   April 30, 2002   June 30, 2001
                                                        ---------------   ---------------  --------------
       Asset impairments:
           Austin, Texas assets.......................   $      --          $    --         $   --
           Internal use software......................          --               --             1.6
           Goodwill write-offs........................          --               0.2            --
           Test and probe equipment written-off.......          --               --             1.4
       Restructuring of operations:
           Employee severance and termination benefits          --               --             2.3
           MOD III closure costs......................          0.3              0.3            0.3
           Lease termination costs....................          --               0.7            --
           Stock-based compensation...................          --               --             1.7
       Professional fees for debt restructuring                 --               0.3            0.8
                                                        ---------------   ---------------  --------------
                                                           $    0.3         $    1.5        $   8.1
                                                        ===============   ===============  ==============



                                                            Successor
                                                             Company            Predecessor Company
                                                          -------------   ------------------------------
                                                           Two Months      Four Months      Six Months
                                                              Ended           Ended            Ended
                                                          June 30, 2002   April 30, 2002   June 30, 2001
                                                          -------------   --------------   -------------
       Asset impairments:
           Austin, Texas assets.......................     $    --          $   1.7         $   --
           Internal use software......................          --              0.8             1.6
           Goodwill write-offs........................          --              0.2             --
           Test and probe equipment written-off.......          --              --              1.4
       Restructuring of operations:
           Employee severance and termination benefits          --              1.2             2.3
           MOD III closure costs......................          0.3             2.2             0.3
           Lease termination costs....................          --              0.7             --
           Stock-based compensation...................          --              --              1.7
       Professional fees for debt restructuring                 --              4.0             0.8
                                                          -------------   --------------   -------------
                                                           $    0.3         $  10.8         $   8.1
                                                          =============   ==============   =============


The following table summarizes activity in accrued special charges (in millions):

                                          Severance and                        Lease
                                           Termination         Debt         Termination       MOD III
                                             Benefits      Restructuring      Charges      Closure Costs     Total
                                         --------------    -------------    -----------    -------------  ----------
Balance at December 31, 2001...........  $       5.6       $       1.1    $       2.8      $      0.2     $     9.7
Charges to expense.....................          1.2               4.0            0.7             2.5           8.4
Cash Payments..........................         (6.4)             (4.5)          (3.2)           (2.6)    $   (16.7)
                                         --------------    -------------    -----------    -------------  ----------
Balance at June 30, 2002...............  $       0.4       $       0.6    $       0.3      $      0.1     $     1.4
                                         ==============    =============    ===========    =============  ==========

NOTE 8.       GEOGRAPHIC AND SEGMENT INFORMATION

The Company operates in one operating segment and engages primarily in the design, development, manufacture and marketing of semiconductor products. The Company sells its products to distributors and original equipment manufacturers (OEMs) in a broad range of market segments, performs on-going credit evaluations of its customers and generally requires no collateral. The Company's operations outside the United States consists of a final test facility in the Philippines, sales and support centers and design centers in certain foreign countries. Domestic operations are responsible for the design, development and wafer fabrication of all products, as well as the coordination of production planning and shipping to meet worldwide customer commitments. The Philippine test facility is reimbursed in relation to value added with respect to test operations and other functions performed, and certain foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate sales or operating profits for the test and foreign sales office operations.

Prior to the consummation of the Company's reorganization, there were two reportable business segments called communications and embedded control. The prior reporting structure was based on a previous operating and reporting organization that was focused largely on development of new products targeted on the communications and networking sectors. ZiLOG is now organized and focused on its core business, which is based on 8-bit micrologic product solutions. The Company operates in one reporting segment and engages primarily in the design, development, manufacture and marketing of semiconductor products. ZiLOG has two broad business lines called embedded control and standard products.

The Company's two broad business lines are based on product technologies and can be summarized as follows:


    Products                                                                Sample Uses
    --------                                                                -----------
    Embedded control products include:
         Microcontrollers - based on ZiLOG's proprietary Z8                 Security system, battery charger
         architecture....................................................
         Microprocessors - based on ZiLOG's proprietary Z80                 POS terminal, motor control
         architecture....................................................
    Standard products include:
         Serial Communications Controllers...............................   Telephone switch
         Modems..........................................................   Satellite TV, POS card validation
         IrDA transceivers...............................................   PDA's, cell phones
         Television and PC peripheral products...........................   TV, keyboard, pointing device

The following table summarizes ZiLOG's net sales by region, by channel and by business line in millions of dollars, and ZiLOG's net sales to Pioneer-Standard, one of the Company's distributors, as a percentage of the Company's total net sales:


                              Successor                                            Successor
                               Company            Predecessor Company               Company            Predecessor Company
                            -------------   ------------------------------       -------------   ----------------------------
                              Two Months      One Month      Three Months         Two Months      Four Months      Six Months
                                Ended           Ended            Ended               Ended           Ended           Ended
                            June 30, 2002   April 30, 2002   June 30, 2001       June 30, 2002   April 30, 2002  June 30, 2001
                            -------------   --------------   -------------       -------------   --------------  -------------
Net sales by region:
Americas................        $ 16.9          $  5.4          $   25.7            $  16.9          $ 25.2         $   53.1
Asia....................           8.0             2.9              12.4                8.0            13.8             23.3
Europe..................           3.2             1.7               5.9                3.2             7.0             11.8
                            ------------    --------------   -------------       -------------   --------------  -------------
    Total...............        $ 28.1          $ 10.0          $   44.0            $  28.1          $ 46.0         $   88.2
                            ============    ==============   =============       =============   ==============  =============

Net sales by channel:
OEM.....................        $ 15.6          $  5.9          $   27.4            $  15.6          $ 25.8         $   55.6
Distribution............          12.5             4.1              16.6               12.5            20.2             32.6
                            ------------    --------------   -------------       -------------   --------------  -------------
    Total...............        $ 28.1          $ 10.0          $   44.0            $  28.1          $ 46.0         $   88.2
                            ============    ==============   =============       =============   ==============  =============

Net sales by business line:
Embedded Control........        $ 19.0          $  6.0          $   24.2            $  19.0          $ 29.1         $   52.0
Standard Products.......           9.1             4.0              19.8                9.1            16.9             36.2
                            ------------    --------------   -------------       -------------   --------------  -------------
    Total...............        $ 28.1          $ 10.0          $   44.0            $  28.1          $ 46.0         $   88.2
                            ============    ==============   =============       =============   ==============  =============
Net sales to
Pioneer-Standard as a
percentage of total net
sales:                          18.0%           11.6%           10.4%               18.0%            10.5%          12.4%
                            ============    ==============   =============       =============   ==============  =============


NOTE 9.       SHORT-TERM DEBT

Upon consummation of the Reorganization Plan, ZiLOG entered into a senior secured financing facility (the "Facility") with a commercial lender, dated May 13, 2002 for a new three-year $15.0 million senior secured revolving credit facility. Borrowings on the Facility bear interest at a rate per annum equal, at ZiLOG's option, to the commercial lender's stated prime rate or LIBOR, plus 2.5%. At June 30, 2002, the Company had borrowings outstanding of $9.1 million at a LIBOR rate of 4.4% and no additional borrowing capacity under Facility. The Facility is scheduled to mature on May 13, 2004. As of June 30, 2002, the Company had $0.8 million of standby letters of credit issued to vendors under the Facility.

The Company is subject to certain financial covenants under this Facility including tangible asset and fixed charge coverage ratio if the total of the Company's cash, cash equivalents and availability on the revolver are less than $7.5 million at any month end.

NOTE 10.      CONTINGENCIES

On July 29, 1996, ZiLOG filed an action in the Superior Court of the State of California in and for Santa Clara against Pacific Indemnity Company, Federal Insurance Company and Chubb & Son Inc. In that action, the Company sought a declaration that its former insurers, Pacific and Federal, had an unconditional duty to defend and indemnify it in connection with two lawsuits brought in 1994: (1) in Santana v. ZiLOG and, (2) in Ko v. ZiLOG. ZiLOG's complaint in the Santa Clara County action also alleged that Chubb, which handled the defense of Santana and Ko on behalf of Pacific and Federal, was negligent. Pacific cross-complained against the Company, seeking reimbursement of defense costs for both underlying lawsuits and a payment it contributed to the settlement of Ko. According to its cross-complaint, Pacific sought a total of approximately $6,300,000, plus interest and costs of suit. On February 26, 2002, ZiLOG agreed to make a payment of $300,000 to fully settle these lawsuits. The Company paid $150,000 of this amount as of June 30, 2002. The balance is to be paid in 2 equal installments by February 26, 2003. The outstanding balance accrues interest at 6% per annum.

ZiLOG has been notified by several parties that it may be infringing certain patents. In addition, four of the Company's customers have notified it that they have been approached by patent holders who claim that they are infringing certain patents. The customers have asked the Company for indemnification. The Company has had no further communications about any of the claims from its customers for at least 13 months. In the event that the Company determines, however, that any such notice may involve meritorious claims, it may seek a license. Based on industry practice, the Company believes that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have a material adverse effect on the Company's financial condition. See "Risk Factors - We could be subject to claims of infringement of third-party intellectual property rights, which could be time consuming and expensive for us to defend."

The Company is participating in other litigation and responding to claims arising in the ordinary course of business. ZiLOG intends to defend itself vigorously in these matters. The Company's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on its financial statements, although there can be no assurance in this regard.

NOTE 11.      PREFERRED STOCK DIVIDENDS

As described in Note 9 to the Consolidated Financial Statements of the Company's 2001 Annual Report on Form 10-K, before ZiLOG's Series A Cumulative Preferred Stock ("Series A Stock") was cancelled pursuant to the Reorganization Plan, these shares accumulated dividends at a rate of 13.5% per annum, with dividends payable quarterly at the election of the Board of Directors. Unpaid dividends are recognized as a charge to accumulated deficit and as an increase in the liquidation preference of the Series A Stock. As of April 30, 2002, the Company had not paid any dividends on the Series A Stock and the corresponding accrued dividends of approximately $18.5 million were included, in liabilities subject to compromise. During the four-month period ended April 30, 2002, $1.9 million of dividends on Series A Stock were accrued and charged to accumulated deficit. As of the effective date of the Reorganization Plan, all accumulated dividends were extinguished in accordance with the plan.

NOTE 12.      INCOME TAXES

As of December 31, 2001, the Company had federal and California net operating loss carryforwards of approximately $213.0 million and $63.0 million, respectively, which will expire beginning in years 2004 through 2021, if not utilized. Since December 31, 2001, the Company's net operating losses have increased reflecting operating losses for the period commencing January 1, 2002 and ending with and including April 30, 2002. The debt discharge resulted in a taxable gain which will require the Company to utilize a significant portion of its net operating loss carryforwards and adjust the tax attributes of certain of its assets. For the period subsequent to April 30, 2002, through year-end, the Company anticipates that it will use certain net operating loss carryforwards to offset its taxable income, thereby reducing or eliminating the federal income tax liability of the Company for such period. The Company does, however, expect to record book tax expense for the period subsequent to April 30, 2002, through year-end at an effective tax rate of approximately 38% because benefits realized from pre-confirmation net operating losses will be recorded as a reduction in goodwill rather than an income tax benefit under fresh-start reporting.

Commencing January 1, 2003, and as a result of the debt discharge that the Company realized in the reorganization, the Company will be required, for federal income tax purposes, to reduce a significant portion, or all, of its net operating loss carryforwards and may be required to reduce the tax basis in its assets as well. In addition, the utilization by the Company of its remaining net operating loss carryforwards, if any, will be substantially limited under the federal income tax section 382 ownership change rules. Consequently, commencing January 1, 2003, the Company expects that it will be taxable for federal income tax purposes.

ZiLOG's provision for income taxes in the first six months of 2001 reflects foreign income taxes for the jurisdictions in which the Company was profitable as well as foreign withholding taxes and state minimum taxes. Based on available evidence, including its cumulative losses to date, the Company provided a full valuation allowance against its net deferred tax assets.

NOTE 13.      STOCKHOLDERS' EQUITY

2002 Omnibus Stock Incentive Plan:

Common Stock. In May 2002, the 2002 Omnibus Stock Incentive Plan (the "Omnibus Plan") was adopted by the Board. Subject to adjustment pursuant to the terms of the Omnibus Plan, the committee may grant options to purchase up to an aggregate 2,116,279 shares of common stock under the Omnibus Plan. Stock options granted under the Omnibus Plan may be: (1) incentive stock options or non-qualified stock options; (2) EBITDA-linked options and or non-EBITDA linked options. The term of an option is determined by the committee at the time of grant, but will not exceed ten years.

Each EBITDA-Linked option will be immediately exercisable on the date of grant, but will vest based on the "EBITDA," as defined, reported for the immediately preceding 12 months as follows: (1) one-third if the Company reports EBITDA for the previous 12 months in excess of $17.2 million; (2) two-thirds if the Company reports EBITDA for the previous 12 months in excess of $25.7 million; and (3) 100% if the Company reports EBITDA for the previous 12 months in excess of $30.0 million. As of June 30, 2002, one-third of the EBITDA-Linked options were vested, which represent options to purchase 566,245 shares of common stock out of a total 1,698,736 EBITDA-Linked options granted. In no event will any EBITDA-linked options vest later than May 15, 2008, even if these EBITDA thresholds have not been satisfied. The per share exercise price of shares purchasable under an EBITDA-linked option is $2.76 and each such option will be exercisable for ten years after the date such option is granted, unless earlier terminated.

In general, non-EBITDA-linked options granted pursuant to the Omnibus Plan will be exercisable at such time or times, and subject to such other terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the committee determines, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option will be established by the committee, in its sole discretion, at the time of grant.

Restricted Stock. The Company may grant up 2,441,861 restricted shares of common stock under the Omnibus Plan. The restricted shares generally contain restrictions that lapse as to 25% of the shares on the date of grant and that lapse as to an additional 25% on each of the first, second and third anniversaries of such grant date. These restricted shares generally may be repurchased by the Company, until the restrictions have lapsed, at $0.01 per share if the grantee ceases to be employed by the Company; and also may be repurchased by the Company at fair market value even after the restrictions lapse under certain circumstances.

The Omnibus Plan authorizes the committee to make loans available to participants with respect to certain restricted stock awards for the payment of any federal or state income tax attributable to the restricted stock subject to the award. As of June 30, 2002, the Company had loaned an aggregate of $2.2 million to recipients of restricted stock grants, which included loans to executive officers and directors. In the future, loans with respect to restricted stock will be made only to non-executive officer and non-director participants in accordance with the Sarbanes-Oxley Act of 2002. While the committee will award restricted stock upon a participant's early exercise of an option, recipients of these shares of restricted stock are not eligible to receive the loans.

As of June 30, 2002 there were 567,757 shares of common stock subject to repurchase at fair value and 1,294,708 shares subject to repurchase at the greater of the outstanding loan amount or $0.01 per share. See the section entitled "2002 Omnibus Stock Incentive Plan" beginning on page 59 for more information.

The number of shares of common stock indicated as outstanding also excludes 529,395 shares of common stock to be granted to James M. Thorburn, our Chairman and Chief Executive Officer, pursuant to his employment agreement, of which 176,465 shares are to be granted on each of May 13, 2003, May 13, 2004 and May 13, 2005.

NOTE 14.      MINORITY INTEREST

As of June 30, 2002, minority interests of approximately $30.0 million are recorded on the condensed consolidated balance sheet in order to reflect the share of the net assets of MOD III, Inc. held by minority investors. The minority interest share represents their entitlement to receive an aggregate liquidation preference of the first $30.0 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of the MOD III, Inc. assets currently held for sale.

NOTE 15.      NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share of common stock (in millions, except per share data):

                                                                        Successor
                                                                         Company
                                                                     --------------
                                                                       Two Months
                                                                          Ended
                                                                      June 30, 2002
                                                                     --------------

  Net loss.......................................................       $   23.4
                                                                     ==============
  Weighted-average shares outstanding............................           29.5
  Less: Weighted-average shares subject to repurchase............           (1.0)
                                                                     --------------
  Weighted-average shares used in computing basic and diluted net
      loss per share.............................................           28.5
                                                                     ==============
  Basic and diluted net loss per share...........................       $    0.82
                                                                     ==============


At June 30, 2002, options to purchase approximately 2.0 million shares of common stock are excluded from the determination of diluted net loss per share, as the effect of such shares is anti-dilutive.

NOTE 16.      SUBSEQUENT EVENT

On August 5, 2002, ZiLOG reached a settlement agreement, mutual release of claims and indemnity agreement with one of its vendors relating to a 1997 purchase of wafer fabrication equipment that ZiLOG believed was defective. The Company had recorded accounts payable of $1.1 million reflecting this disputed liability. Under the terms of the agreement, ZiLOG received $200,000 in cash and was released from all claims by the vendor. The May 1, 2002 financial statements have been adjusted to reflect the elimination of this liability and the corresponding reduction of fresh-start goodwill.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The following table indicates the expenditures to be incurred in connection with the issuance and distribution of the securities being registered pursuant to this registration statement, all of which will be paid by ZiLOG. Other than the registration fee, all amounts are estimates.

                SEC Registration fee.............................    $  3,310
                Accounting fees and expenses.....................           *
                Legal fees and expenses..........................           *
                Director and officer insurance expenses..........           *
                Printing and engraving expenses..................           *
                Transfer agent fees and expenses.................           *
                Blue sky fees and expenses.......................           *
                Miscellaneous fees and expenses..................           *
                      Total......................................    $      *
                 ------------------
                 *To be completed by amendment.


Item 14.  Indemnification of Directors and Officers.

         Section 102 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in our right as well, but only to the extent of expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless the court believes that in light of all the circumstances indemnification should apply.

         Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.


                                   II-1


         Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

         o for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

         Our Amended and Restated Bylaws provide that we shall indemnify our directors and officers and our employees, who serve as an officer or director of any corporation at our request, to the fullest extent permitted by Delaware law.

         The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.  Recent Sales of Unregistered Securities.

         On each of May 1, 1998, 1999 and 2000, we issued 50,000 shares of common stock to Curtis Crawford pursuant to his Employment Agreement dated February 27, 1998. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. Upon the effectiveness of our plan of reorganization, these shares have been cancelled.

         On February 7, 2000, we sold 25,000 shares of our common stock to Richard S. Friedland for $4.00 per share, or an aggregate of $100,000. The sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. Upon the effectiveness of our plan of reorganization, these shares have been cancelled.

         On February 7, 2000, we sold 50,000 shares of our common stock to Murray A. Goldman for $4.00 per share, or an aggregate of $200,000. The sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. Upon the effectiveness of our plan of reorganization, these shares have been cancelled.

         On January 13, 2000, we sold 250,000 shares of our common stock to Robert D. Norman for $4.00 per share, or an aggregate of $1,000,000. The sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. Upon the effectiveness of our plan of reorganization, these shares have been cancelled.

         On February 1, 2000, we sold 100,000 shares of our common stock to Lionel N. Sterling for $4.00 per share, or an aggregate of $400,000. The sale was exempt from registration under the Securities Act of 1933 pursuant to Regulation D thereof. Upon the effectiveness of our plan of reorganization, these shares have been cancelled.

         On July 27, 2000, we issued 625,000 shares of our common stock in connection with our acquisition of Calibre, Inc. This sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. Upon the effectiveness of our plan of reorganization, these shares have been cancelled.


                                   II-2


         On May 13, 2002, we issued 28,000,000 shares of common stock to former holders of our 9 1/2% Senior Secured Notes pursuant to our plan of reorganization. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the United States Bankruptcy Code.

         On May 17, 2002, we sold 90,580 shares of our common stock to Federico Faggin for $2.76 per share, or an aggregate of $250,000. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

Item 16.  Exhibits and Financial Statement Schedule.

         a.  Exhibits

     Exhibit
     Number                                                  Description
     ----------      ----------------------------------------------------------------------------------------------
     2.1 (a)         Joint Reorganization Plan, as confirmed by order of the U.S. Bankruptcy Court for the Northern
                     District of California, dated April 30, 2002.
     3.1 (b)         Amended and Restated Certificate of Incorporation of ZiLOG, Inc.
     3.2 (b)         Amended and Restated Bylaws of ZiLOG, Inc.
     4.1 *           Form of common stock certificate.
     4.2 (b)         ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan.
     4.3 (c)         Form of Restricted Stock Purchase Agreement
     4.4 (c)         Form of Non-Qualified EBITDA-Linked Option Grant Agreement
     4.5 (c)         Form of Non-Qualified Non-EBITDA-Linked Option Grant Agreement
     5.1 *           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
    10.1 (d)         Contract of Lease, dated March 22, 1979, by and between ZiLOG Philippines, Inc. and Fruehauf
                     Electronics Phils. Corporation
    10.2 (e)         Distributor Agreement, dated February 2, 2000 by and between Pioneer-Standard Electronics, Inc.
                     and ZiLOG, Inc.
    10.3 (f)         Lease, dated as of December 21, 2001, between ZiLOG, Inc. and the Sobrato Group.
                     NOTE:    Pursuant to the provisions of paragraph
                              (b)(2) of item 601 of Regulation S-K, the
                              registrant hereby undertakes to furnish to
                              the Commission upon request copies of any
                              schedule to the Lease.
    10.4 (g)         Employment Agreement, dated as of January 7, 2002, between ZiLOG, Inc. and James M. Thorburn.
    10.5 (g)         Non-Solicitation and Non-Hire Agreement, dated as of January 28, 2002, between ZiLOG, Inc. and
                     TPG Partners II, L.P.
    10.6 (g)         Mutual Release Agreement, dated as of January 28, 2002, between ZiLOG, Inc., ZiLOG-MOD III, Inc.
                     and TPG Partners II, L.P.
    10.7 (g)         Tax Agreement, dated January 28, 2002, between ZiLOG, Inc. and TPG Partners II, L.P.
    10.8 (c)         Employment Agreement, dated April 9, 2002, between ZiLOG, Inc. and Gerald Corvino.
    10.9 (c)         Employment Agreement, dated April 9, 2002, between ZiLOG, Inc. and Perry Grace.
    10.10 (c)        Employment Agreement, dated April 9, 2002, between ZiLOG, Inc. and Daniel M. Jochnowitz.
    10.11 (c)        Financing Agreement, dated May 13, 2002, between CIT Financing and ZiLOG, Inc.
    10.12 (c)        Contribution Agreement, dated May 13, 2002, between ZiLOG, Inc. and ZiLOG-MOD III, Inc.
    10.13 (e)        Services Agreement, dated May 13, 2002, between ZiLOG Inc. and ZiLOG-MOD III, Inc.
    10.14 (g)        Form of Mutual Release.
    10.15 (c)        Employment Agreement, dated May 14, 2002, between ZiLOG, Inc. and Michael D. Burger.
    10.16 (c)        Employment Agreement, dated May 14, 2002, between ZiLOG, Inc. and Thomas Vanderheyden.
    10.17 (c)        Employment Agreement, dated May 14, 2002, between ZiLOG, Inc. and Norman G Sheridan.
    10.18 (c)        Consulting Agreement, dated May 17, 2002, between ZiLOG, Inc. and Federico Faggin.
    10.19 (c)        Amendment Number 1 to Employment Agreement, dated May 23, 2002, between ZiLOG, Inc. and James M.
                     Thorburn.
    16.1 (h)         Letter re:  Change in Certifying Accountant.


                                   II-3


    21.1             Subsidiaries of ZiLOG, Inc.
    23.1             Consent of Ernst & Young LLP, independent auditors.
    23.2             Consent of KPMG LLP, independent auditors.
    23.3 *           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
    24.1             Power of Attorney (included on signature page)

------------------------------
(a) Incorporated herein by reference to Exhibit 99.1 to the Company's current report on Form 8-K filed with the Commission on May 15, 2002.
(b) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's registration statement on Form S-8 (File No. 333-88416) filed with the Commission on May 15, 2002.
(c) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's quarterly report on Form 10-Q filed with the Commission on August 16, 2002.
(d) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's registration statement on Form S-4 (File No. 333-51203) declared effective by the Commission on July 8, 1998.
(e) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.
(f) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.
(g) Incorporated by reference to the item of the same name filed as an exhibit to the Company's current report filed on Form 8-K with the Commission on January 30, 2002.
(h) Incorporated by reference to the item of the same name filed as an exhibit to the Company's current report filed on Form 8-K with the Commission on December 28, 2001.
* To be filed by amendment.

     b.  Financial Statement Schedule

                                               Valuation and Qualifying Accounts
                                                         (in millions)

                                             Balance at
                                            Beginning of      Additions Charged to                         Balance at End of
              Description                      Period          Costs and Expenses        Deductions              Period
----------------------------------         -------------      --------------------     --------------      -----------------
December 31, 2001
  Allowance for doubtful accounts             $  0.9              $  0.1                  $ (0.3)             $  0.7
  Sales returns and allowances                   2.9                10.7                   (10.6)                3.0
December 31, 2000
  Allowance for doubtful accounts                0.4                 0.5                    --                   0.9
  Sales returns and allowances                   2.9                16.5                   (16.5)                2.9
December 31, 1999
  Allowance for doubtful accounts                0.4                 0.1                    (0.1)                0.4
  Sales returns and allowances                   2.6                 7.0                    (6.7)                2.9

---------------------
(1)  Uncollectible accounts, net of recoveries.


All other schedules are omitted because the information required to be set forth therein is not applicable or is contained in the financial statements or notes to the financial statements.

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;


                                   II-4


                           (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 14, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by us against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   II-5


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 22, 2002.

                            ZiLOG, Inc.


                            By:     /s/ James M. Thorburn
                                    --------------------------------------
                            Name:   James M. Thorburn
                            Title:  Chairman and Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints James M. Thorburn and Daniel M. Jochnowitz, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and
(ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                                          Title                               Date
                 ----                                          -----                               ----

/s/ James M. Thorburn                    Chairman, Chief Executive Officer and Director     August 22, 2002
------------------------------------
James M. Thorburn

/s/ Perry Grace                          Vice President, Chief Financial Officer            August 22, 2002
------------------------------------
Perry Grace

/s/ Michael D. Burger                    President and Director                             August 22, 2002
------------------------------------
Michael D. Burger

/s/ Joseph Colonnetta                    Director                                           August 22, 2002
------------------------------------
Joseph Colonnetta

/s/ Federico Faggin                      Director                                           August 22, 2002
------------------------------------
Federico Faggin

/s/ Richard L. Sanquini                  Director                                           August 22, 2002
------------------------------------
Richard L. Sanquini


                                   II-6



                                                           EXHIBIT INDEX

    Exhibit
    Number                                                  Description
  ------------       ----------------------------------------------------------------------------------------------
     2.1 (a)         Joint Reorganization Plan, as confirmed by order of the U.S. Bankruptcy Court for the Northern
                     District of California, dated April 30, 2002.
     3.1 (b)         Amended and Restated Certificate of Incorporation of ZiLOG, Inc.
     3.2 (b)         Amended and Restated Bylaws of ZiLOG, Inc.
     4.1 *           Form of common stock certificate.
     4.2 (b)         ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan.
     4.3 (c)         Form of Restricted Stock Purchase Agreement
     4.4 (c)         Form of Non-Qualified EBITDA-Linked Option Grant Agreement
     4.5 (c)         Form of Non-Qualified Non-EBITDA-Linked Option Grant Agreement
     5.1 *           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
    10.1 (d)         Contract of Lease, dated March 22, 1979, by and between ZiLOG Philippines, Inc. and Fruehauf
                     Electronics Phils. Corporation
    10.2 (e)         Distributor Agreement, dated February 2, 2000 by and between Pioneer-Standard Electronics, Inc.
                     and ZiLOG, Inc.
    10.3 (f)         Lease, dated as of December 21, 2001, between ZiLOG, Inc. and the Sobrato Group.
                     NOTE:    Pursuant to the provisions of paragraph
                              (b)(2) of item 601 of Regulation S-K, the
                              registrant hereby undertakes to furnish to
                              the Commission upon request copies of any
                              schedule to the Lease.
    10.4 (g)         Employment Agreement, dated as of January 7, 2002, between ZiLOG, Inc. and James M. Thorburn.
    10.5 (g)         Non-Solicitation and Non-Hire Agreement, dated as of January 28, 2002, between ZiLOG, Inc. and
                     TPG Partners II, L.P.
    10.6 (g)         Mutual Release Agreement, dated as of January 28, 2002, between ZiLOG, Inc., ZiLOG-MOD III, Inc.
                     and TPG Partners II, L.P.
    10.7 (g)         Tax Agreement, dated January 28, 2002, between ZiLOG, Inc. and TPG Partners II, L.P.
    10.8 (c)         Employment Agreement, dated April 9, 2002, between ZiLOG, Inc. and Gerald Corvino.
    10.9 (c)         Employment Agreement, dated April 9, 2002, between ZiLOG, Inc. and Perry Grace.
    10.10 (c)        Employment Agreement, dated April 9, 2002, between ZiLOG, Inc. and Daniel M. Jochnowitz.
    10.11 (c)        Financing Agreement, dated May 13, 2002, between CIT Financing and ZiLOG, Inc.
    10.12 (c)        Contribution Agreement, dated May 13, 2002, between ZiLOG, Inc. and ZiLOG-MOD III, Inc.
    10.13 (e)        Services Agreement, dated May 13, 2002, between ZiLOG Inc. and ZiLOG-MOD III, Inc.
    10.14 (g)        Form of Mutual Release.
    10.15 (c)        Employment Agreement, dated May 14, 2002, between ZiLOG, Inc. and Michael D. Burger.
    10.16 (c)        Employment Agreement, dated May 14, 2002, between ZiLOG, Inc. and Thomas Vanderheyden.
    10.17 (c)        Employment Agreement, dated May 14, 2002, between ZiLOG, Inc. and Norman G. Sheridan.
    10.18 (c)        Consulting Agreement, dated May 17, 2002, between ZiLOG, Inc. and Federico Faggin.
    10.19 (c)        Amendment Number 1 to Employment Agreement, dated May 23, 2002, between ZiLOG, Inc. and James M.
                     Thorburn.
    16.1 (h)         Letter re:  Change in Certifying Accountant.
    21.1             Subsidiaries of ZiLOG, Inc.
    23.1             Consent of Ernst & Young LLP, independent auditors.
    23.2             Consent of KPMG LLP, independent auditors.
    23.3 *           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
    24.1             Power of Attorney (included on signature page)


                                   II-7


--------------------------
(a) Incorporated herein by reference to Exhibit 99.1 to the Company's current report on Form 8-K filed with the Commission on May 15, 2002.
(b) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's registration statement on Form S-8 (File No. 333-88416) filed with the Commission on May 15, 2002.
(c) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's quarterly report on Form 10-Q filed with the Commission on August 16, 2002.
(d) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's registration statement on Form S-4 (File No. 333-51203) declared effective by the Commission on July 8, 1998.
(e) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.
(f) Incorporated herein by reference to the item of the same name filed as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.
(g) Incorporated by reference to the item of the same name filed as an exhibit to the Company's current report filed on Form 8-K with the Commission on January 30, 2002.
(h) Incorporated by reference to the item of the same name filed as an exhibit to the Company's current report filed on Form 8-K with the Commission on December 28, 2001.
* To be filed by amendment.


                                   II-8